EXHIBIT 10.25

U.S. $150,000,000

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

Dated as of August 1, 2005

Among

2780 ATLANTA LIMITED PARTNERSHIP, L.P.

MERISTAR SUB 4J, LLC

(f/k/a CAPSTAR OKLAHOMA CITY COMPANY, L.L.C.)

MERISTAR SUB 3C, LLC

(f/k/a CAPSTAR TUCSON COMPANY, L.L.C.)

MERISTAR SUB 8E, LLC

(f/k/a CAPSTAR WINDSOR LOCKS COMPANY, L.L.C.)

MERISTAR KEY LARGO SPE, LLC

MERISTAR ANNAPOLIS SPE, LLC

MERISTAR MAHWAH SPE, LLC

MERISTAR ALEXANDRIA SPE, LLC

MERISTAR ALBUQUERQUE SPE, LLC

MERISTAR SUB 1B, LLC

(f/k/a EQUISTAR BELLEVUE COMPANY, L.L.C.)

MERISTAR SUB 1D, LP

(f/k/a CAPSTAR LAJV, L.P.)

MERISTAR SUB 7D, LLC

(f/k/a CAPSTAR CHICAGO COMPANY, L.L.C.)

and MERISTAR SUB 7F, LLC

(f/k/a CAPSTAR INDIANAPOLIS COMPANY, L.L.C.)

collectively, as the Borrower,

LEHMAN COMMERCIAL PAPER, INC.

as Administrative Agent,

LEHMAN BROTHERS INC.

as Sole Arranger and Sole Book Runner,

and

LEHMAN BROTHERS BANK, FSB

and

THE LENDERS NAMED HEREIN

as the Lenders

- i -

- ii -

- iii -

EXHIBITS:

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Revolving Note
Exhibit B	-	Form of Adjustment Report
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Notice of Borrowing
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Security Instrument
Exhibit H	-	Form of Assignment of Leases and Rents
Exhibit I	-	Schedule of Initial Availability
Exhibit J	-	Form of Approved Participating Lease Subordination Agreement
Exhibit K	-	Form of Assignment of Contracts (Borrower and Lessee)
Exhibit L	-	Form of Franchisor Estoppel and Recognition Agreement
Exhibit M	-	Form of Assignment and Subordination of Management Agreement
Exhibit N	-	Form of Request for Additional Collateral
Exhibit O	-	Form of Tenant Estoppel Certificate

SCHEDULES:

Schedule 1.01(a)	-	Commitments
Schedule 1.01(b)	-	Initial Properties and Investment Amount
Schedule 1.01(c)	-	Approved Franchisors
Schedule 1.01(d)	-	Initial Interest Periods for Eurodollar Rate Advances as of the Closing Date
Schedule 4.01	-	Subsidiaries
Schedule 4.08	-	Litigation
Schedule 4.16	-	Environmental Condition
Schedule 4.17	-	Legal Requirements; Zoning; Utilities; Access

- iv -

Schedule 4.18(a)	-	Existing Indebtedness
Schedule 4.19	-	Permitted Liens
Schedule 4.20(a)	-	Approved Participating Leases
Schedule 4.20(b)	-	Ground Leases
Schedule 4.21	-	Franchise Agreements
Schedule 4.22	-	Management Agreements
Schedule 4.23	-	Schedule of Initial Real Property Assets, Additional Real Property Assets and Allocated Loan Amounts
Schedule 4.24	-	Schedule of Capital Expenditures

- v -

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT, dated as of August 1, 2005 (the “Closing Date”) is among 2780 ATLANTA LIMITED PARTNERSHIP, L.P., a Delaware limited partnership, MERISTAR SUB 4J, LLC, a Delaware limited liability company (f/k/a Capstar Oklahoma City Company, L.L.C.), MERISTAR SUB 3C, LLC, a Delaware limited liability company, (f/k/a Capstar Tucson Company, L.L.C.), MERISTAR SUB 8E, LLC, a Delaware limited liability company, (f/k/a Capstar Windsor Locks Company, L.L.C.), MERISTAR KEY LARGO SPE, LLC, a Delaware limited liability company, MERISTAR ANNAPOLIS SPE, LLC, a Delaware limited liability company, MERISTAR MAHWAH SPE, LLC, a Delaware limited liability company, MERISTAR ALEXANDRIA SPE, LLC, a Delaware limited liability company, MERISTAR ALBUQUERQUE SPE, LLC, a Delaware limited liability company, MERISTAR SUB 1B, LLC (f/k/a Equistar Bellevue Company, L.L.C.), a Delaware limited liability company, MERISTAR SUB 1D, LP (f/k/a Capstar LAJV, L.P.), a Delaware limited partnership, MERISTAR SUB 7D, LLC, (f/k/a Capstar Chicago Company, L.L.C.) and MERISTAR SUB 7F, LLC (f/k/a Capstar Indianapolis Company, L.L.C.), a Delaware limited liability company (together with any Additional Borrowers (hereinafter defined) hereinafter referred to, individually and collectively, as the context may require, “Borrower”) as the Borrower, LEHMAN COMMERCIAL PAPER, INC., a New York corporation, as the Administrative Agent, LEHMAN BROTHERS, INC., a Delaware corporation, as Sole Arranger and Sole Book Runner, and LEHMAN BROTHERS BANK FSB, a federal stock saving bank (“Lehman”) and the other Lenders, as Lenders.

PRELIMINARY STATEMENTS:

WHEREAS, Lenders extended certain credit facilities to Initial Borrower pursuant to that certain Senior Secured Credit Agreement dated as of December 19, 2003 between Initial Borrower, Administrative Agent, Lehman and Lenders (the “Existing Lehman Credit Agreement”);

WHEREAS, in connection with the Existing Lehman Credit Agreement, the Initial Borrower executed and delivered to Lehman that certain promissory note dated as of December 19, 2003 in the principal amount of $50,000,000 (the “Original Note”).

WHEREAS, Lenders and Borrower desire to increase, modify and amend the credit facilities evidenced by the Existing Lehman Credit Agreement, the proceeds of which will be used for the purposes set forth in Section 4.09;

WHEREAS, the Lenders have agreed to increase such credit facilities and modify and amend such credit facilities, as more specifically described in this Agreement;

WHEREAS, the parties hereto have agreed to sever, amend, restate and increase the Original Note pursuant to the Term Notes (hereinafter defined) and the Revolving Notes (hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions contained in this Agreement, (i) the parties hereto do hereby agree that this Agreement shall amend, restate, replace and supercede in its entirety the Existing Lehman Credit Agreement and (ii) that in accordance with the foregoing, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Access Laws” shall mean, collectively, the Americans With Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws or ordinances related to handicapped access, or any statute, rule, regulation, ordinance, order of governmental bodies and regulatory agencies, or order or decree of any court adopted or enacted with respect thereto.

“Accounts Receivable” shall have the meaning provided in the Security Instrument.

“Act” shall have the meaning set forth in Section 5.15(cc).

“Additional Borrower” and “Additional Borrowers” shall have the meanings set forth in Section 2.20 hereof.

“Additional Real Property Assets” means the Real Property Assets listed and identified as such on Schedule 4.23 and “Additional Real Property Asset” means each of the Additional Real Property Assets.

“Adjusted Base Rate” shall mean, on any particular date, the greater of (i) a rate per annum established on such date as set forth as the prime lending rate on the British Banking Association Telerate page 5 (or such other comparable page or other source as may, in the determination of the Administrative Agent, replace Telerate page 5 for the purposes of determining such prime lending rate) and (ii) the sum of one-half of one percent (0.5%) plus the Federal Funds Rate on such date. Such index will be rounded to the nearest one-sixteenth of one percent (0.0625%) or, if there is no nearest one-sixteenth of one percent (0.0625%), to the higher one-sixteenth of one percent (0.0625%). The determination of the Base Rate by the Administrative Agent shall be conclusive absent manifest error.

“Adjusted Base Rate Advance” means a Revolving Advance or a Term Advance, as applicable, which bears interest as provided in Section 2.06(a).

“Adjusted EBITDA” means, for any Person or Hotel Property, as applicable, for any period, the EBITDA of such Person or Hotel Property, as applicable, for such period less the aggregate FF&E Reserves for such period in respect of, as applicable, each Hotel Property owned by such Person or its Subsidiaries (whether located on land owned by or land leased to such owner of the Hotel Property) or such Hotel Property.

“Adjusted Net Operating Income” shall mean, with respect to any Real Property Asset, the difference of (i) minus (ii) below:

(i) the difference of (a) the Rents and Accounts Receivable actually received, in accordance with GAAP, from the operation of such Real Property Asset during the Base Period for which the Adjusted Net Operating Income is being calculated, minus (b) Operating Expenses actually paid or payable on an accrual basis in accordance with GAAP attributable to such Real Property Asset during such Base Period (provided, however, that any management fee shall be calculated at the greater of three percent (3%) of the Rents and Accounts Receivable generated by such Real Property Asset or the actual amount due, and franchise fees shall be calculated at the greater of four percent (4%) of total room revenues generated by such Property or the actual amount due), all as set forth on operating statements reasonably satisfactory to Administrative Agent; provided, however, that for any Real Property Asset that is operated by an Approved Operator under an Approved Participating Lease, the calculation under this subsection (i) shall not exceed the Rents actually received and earned, in accordance with GAAP, by Borrower under the Approved Participating Lease of such Real Property Asset during the Base Period for which the Adjusted Net Operating Income is being calculated;

minus

(ii) the greater of (x) Minimum Capital Expenditure Reserves and (y) actual capital expenditure reserves for such Real Property Asset during the Base Period for which the Adjusted Net Operating Income is being calculated.

Adjusted Net Operating Income shall be calculated in accordance with GAAP and customary accounting principles applicable to real estate. Notwithstanding the foregoing, Adjusted Net Operating Income shall not include (i) any condemnation or insurance proceeds (excluding rent or business interruption insurance proceeds), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Property for which it is to be determined, (iii) amounts received from tenants as security deposits unless applied towards payments of rent, (iv) amounts received as advance reservation deposits, (iv) interest income and (v) any type of income otherwise included in Adjusted Net Operating Income but paid directly by any tenant to a Person other than Borrower or its agents or representatives.

“Adjusted Total Assets” has the meaning given such term in the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

“Adjustment Event” has the meaning set forth in Section 2.14(b).

“Adjustment Report” means a certificate of the Borrower in substantially the form of the attached Exhibit B.

“Administrative Agent” means Lehman Commercial Paper, Inc. in its capacity as Administrative Agent for the Lenders pursuant to Article IX, and any successor Administrative Agent appointed pursuant to Section 9.06.

“Administrative Fee Letter” means the letter agreement dated as of the date hereof between the Borrower and the Lender, as same may be amended from time to time.

“Advance” means any Revolving Advance or Term Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.

“Affected Lender” has the meaning set forth in Section 2.15(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

“Agreement” has the meaning given such term in the initial paragraph of this agreement.

“Albuquerque Property” shall mean the Real Property Asset set forth on Schedule 4.23 located in Albuquerque New Mexico

“Allocated Loan Amount” shall mean the portions of the Facility Amount allocated by Administrative Agent to each Real Property Asset which, as of the Closing Date, are as set forth in Schedule 4.23, as the same may be adjusted by Administrative Agent in accordance with this Agreement.

“Any Other Person” shall have the meaning set forth in Section 5.15.

“Applicable Base Rate” shall mean a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal to all times to the lesser of (A) the Adjusted Base Rate in effect from time to time plus the Applicable Revolving Margin and (B) the Maximum Rate.

“Applicable Contribution” shall have the meaning set forth in Section 10.23(f).

“Applicable Lending Office” means, with respect to each Lender, (a) in the case of an Adjusted Base Rate Advance, such Lender’s Domestic Lending Office, (b) in the case of all Eurodollar Rate Advances, such Lender’s Eurodollar Lending Office, and (c) in the case of any other notice or request under the Credit Documents, the office of such Lender specified as its “Credit Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Revolving Margin” means, (a) with respect to any Adjusted Base Rate Advance, 2.50% per annum, and (b) with respect to any Eurodollar Rate Advance, 3.50% per annum.

“Applicable Term Margin” means, (a) with respect to any Adjusted Base Rate Advance, 2.50% per annum, and (b) with respect to any Eurodollar Rate Advance, 3.50% per annum.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the applicable Real Property Asset is located, who meets the requirements of FIRREA, if any, and who has at least ten (10) years real estate experience appraising properties of a similar nature and type as the applicable Real Property Asset and who is otherwise reasonably satisfactory to the Administrative Agent. Each Appraisal shall be subject to Administrative Agent’s internal review to determine in its reasonable discretion whether it contains errors or omissions.

“Appraised Value” shall mean the fair market value (except as otherwise expressly provided herein) of a Real Property Asset as determined by an Appraisal.

“Approved Annual Budget” shall have the meaning set forth in Section 5.05(c).

“Approved Franchisor” means those certain franchisors listed on Schedule 1.01(c) attached hereto, or any other reputable, nationally known, third party franchisor or licensor of a Hotel Property approved by the Administrative Agent in writing, such approval not to be unreasonably withheld or delayed.

“Approved Fund” means any fund that invests in commercial loans which is advised or managed by an investment advisor which has total assets under management in excess of $250,000,000.

“Approved Management Agreement” means a management agreement (a) in (i) substantially the form of those management agreements existing as of the Original Closing Date (the “Existing Management Agreements”), between a direct or indirect TRS of the Operating Partnership and an Approved Operator, as manager, (ii) a form otherwise customary in the Hospitality/Leisure-Related Business, or (iii) such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld), (b) either subject to the terms of the Approved Master Amendment or subject to terms otherwise customary in the Hospitality/Leisure-Related Business and (c) which provides that (i) with respect to the Existing Management Agreements the aggregate annual fee payable to the manager is limited to four percent (4%) of gross revenue per annum and (ii) with respect to any future management agreement or any agreement which shall extend or replace the Existing Management Agreements, the aggregate annual fee payable to the manager under said agreements is limited to the percentage of gross revenue per annum that is then the market rate for an arms-length transaction but in no event greater than three percent (3%).

“Approved Master Amendment” means the Master Fee Agreement dated as of January 1, 2001, by and between the initial direct or indirect TRSs of the Operating Partnership and the initial Approved Operators party to the initial Approved Management Agreements, as amended as permitted in this Agreement, including executing an additional master fee agreement with respect to Hotel Properties which act as security for Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted pursuant to this Agreement.

“Approved Operator” means OPCO, OPCO OP, any Approved Franchisor, any of the foregoing Person’s respective Affiliates and any future manager or operator for a Hotel Property approved by the Administrative Agent in writing.

“Approved Other Country” means each of the following countries: Canada, Mexico, United Kingdom, France, Germany, Spain, Belgium, The Netherlands, Luxembourg, Italy, Portugal, Austria, Switzerland, Norway, Sweden, Denmark, U. S. Virgin Islands, British Virgin Islands, Bahamas, Puerto Rico, and Japan.

“Approved Participating Lease” means (a) a participating lease with a Participating Lessee, as lessee, in substantially the form of those participating leases existing as of the Original Closing Date, (b) a participating lease with a direct or indirect TRS of the Operating Partnership, as lessee, in substantially the form of the participating leases as of the Original Closing Date, or (c) such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld).

“Approved Participating Lease Subordination Agreements” shall mean each of the Approved Participating Lease Subordination Agreements which shall have been executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) and the applicable Participating Lessee, substantially in the form set forth as Exhibit J hereto, for each of the Real Property Assets, as same may be amended, restated, modified or supplemented from time to time.

“Asset Disposition” means (a) any sale or lease (in which the Borrower, the Parent, Operating Partnership or any of their respective Subsidiaries is lessor but exclusive of each Approved Participating Lease) of all or substantially all of a Hotel Property or any interest therein, or conveyance, exchange, transfer, or assignment of any other Investment or Non-Replaced Property by the Borrower, the Parent, Operating Partnership or any of their respective Subsidiaries to a Person other than the Borrower, the Parent, Operating Partnership or any of their respective Subsidiaries; and (b) any loss, casualty or condemnation affecting 25% or more of a Hotel Property owned by the Borrower, the Parent, Operating Partnership or any of their respective Subsidiaries.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.

“Assignment and Subordination of Management Agreements” shall mean each of the Assignment and Subordination of Management Agreements which shall have been executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) and the applicable Manager, substantially in the form set forth as Exhibit M hereto, for each of the Real Property Assets, as same may be amended, restated, modified or supplemented from time to time.

“Assignments of Contracts (Borrower and Lessee)” shall mean each of the following with respect to each of the Real Property Assets: (i) each Assignment of Agreements, Permits and Contracts which shall have been executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) substantially in the form set forth as Exhibit K hereto, as same may be amended, restated, modified or supplemented from time to time, and (ii) each Assignment of Agreements, Permits and Contracts which shall have been executed and delivered to the Administrative Agent by the applicable Participating Lessee (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) substantially in the form set forth as Exhibit K hereto, as same may be amended, restated, modified or supplemented from time to time.

“Assignments of Leases and Rents” shall mean each of the Assignments of Leases and Rents which shall have been executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), substantially in the form set forth as Exhibit H hereto, for each of the Real Property Assets, as same may be amended, restated, modified or supplemented from time to time.

“Availability Covenant” has the meaning in Section 7.09.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Base Period” shall mean the immediately prior twelve (12) consecutive complete months.

“Benefit Amount” shall have the meaning set forth in Section 10.23(d).

“Borrower” shall have the meaning set forth in the introductory paragraph hereof, together with any Additional Borrowers.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.01 or Converted by each Lender to Advances of a different Type pursuant to Section 2.02(b).

“Borrowing Base Value” shall mean, with respect to each Eligible Property, the lesser of (i) fifty-five percent (55%) of the Appraised Value of such Eligible Property or (ii) the Borrowing Capacity Estimate for such Eligible Property, as determined in connection with the calculation of, and subject to the terms and conditions set forth in the definition of, Maximum Availability.

“Borrowing Capacity Estimate” shall be calculated as the following amount for an Eligible Property: the quotient of (i) Adjusted Net Operating Income for such Eligible Property divided by a debt service coverage ratio of 1.65, divided by (ii) a loan constant equal to the greater of (x) (10.484%) and (y) the weighted average interest rate payable on all outstanding Borrowings.

“Business Day” means (a) with respect to Adjusted Base Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York, and (b) with respect to Eurodollar Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York or London, England.

“Business Party” shall have the meaning set forth in Section 5.15(aa).

“Capital Expenditure” means for any Person, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, Real Property or equipment which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capitalized Lease, but excluding repairs of Property in the normal and ordinary course of business in keeping with the past practices of such Person.

“Capitalization Event” means any sale or issuance by the Parent or any of its Subsidiaries of equity securities, except for the issuance of the Operating Partnership’s limited partnership interests in accordance with the provisions of Section 6.05.

“Capitalized Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means for any Person, a change in ownership or control of such Person effected through either of the following transactions:

(a) any Person or related group of Persons who (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than thirty-five percent (35%) of the total combined voting power of such Person’s outstanding securities; or

(b) there is a change in the composition of such Person’s Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

“Clean-up Period” means a period of five (5) consecutive Business Days during each of the following periods: July 1, 2005 through and including December 31, 2005; January 1, 2006 through and including June 30, 2006; and July 1, 2006 through and including the Revolving Maturity Date.

“Closing Date” has the meaning set forth in the initial paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” shall mean all property and interests in property now owned or hereafter acquired in or upon which a Lien has been or is purported or intended to have been granted under any of the Security Instruments or any of the other Credit Documents, including, without limitation, all Real Property Assets.

“Commitments” means, for each Lender, such Lender’s Revolving Commitment and Term Commitment, respectively and collectively, as the context may require.

“Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit D.

“Consolidated” refers, with respect to any Person, to the consolidation of the accounts of such Person with such Person’s Subsidiaries in accordance with GAAP.

“Contingent Obligation” as to any Person shall mean any obligation of such Person guaranteeing any Indebtedness, leases (including Capitalized Leases) dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or other financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, or (v) for the debts of any partnership in which such Person is a general partner; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or obligations of such Person which would not be required to be disclosed under GAAP as liabilities or footnoted on such Person’s financial statement. The amount of any disclosed, accrued or accruable Contingent Obligation shall be determined in accordance with GAAP.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

“Controlled Group” means all members of the controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

“Credit Documents” shall mean this Agreement, the Notes, the Security Instruments, the Assignments of Leases and Rents, the Approved Participating Lease Subordination Agreements, the Assignment and Subordination of Management Agreements, the Assignments of Contracts

(Borrower and Lessee), Tenant Estoppel Certificates, if any, Financing Statements, the Subordination, Non-Disturbance and Attornment Agreements, if any, the Fee Letter, and Administrative Fee Letter, the Franchisor Estoppel and Recognition Letter, and any other documents or instruments evidencing, securing or guaranteeing the Loan or perfecting Lenders’ Lien in the Collateral, including, without limitation, the modification agreements described in Section 3.02(a)(i) hereof.

“Creditors Rights Laws” shall have the meaning set forth in Section 5.15(cc).

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean the annual rates of interest applicable to the Advances after an Event of Default shall have occurred and be continuing, as set forth in Section 2.06(a) and (b).

“Defaulted Indebtedness” shall have the meaning set forth in Section 4.18.

“Defaulting Lender” means any Lender which has wrongfully refused or failed to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 9.05, or notified in writing the Borrower or the Administrative Agent that such Lender does not intend to comply with its obligations under this Agreement.

“Deferred Maintenance Account” shall have the meaning set forth in Section 5.14(a).

“Dollar Equivalent” means the equivalent in another currency of an amount in U.S. Dollars to be determined by reference to the rate of exchange quoted by the Administrative Agent, at 10:00 a.m. (New York, New York time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Administrative Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means for any Person or Hotel Property, as applicable, for any period for which such amount is being determined, an amount equal to (a) the Net Income for such Person or Hotel Property, as applicable, for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, amortization, and other non-cash items for such period, as determined on a Consolidated basis in accordance with GAAP plus (c) to the extent deducted in determining Net Income, deductions for minority interest attributable to the ownership interests in the Operating Partnership not owned (directly or indirectly) by the Parent plus (d) with respect to the Parent, non cash employee compensation up to $2,000,000 for each Fiscal Year; provided that with respect to EBITDA attributable to an Unconsolidated Entity, (i) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is equal to or greater than 20%, such Person shall only be deemed to have received the Unconsolidated Entity Percentage of such Unconsolidated Entity’s EBITDA to the extent not subject to (A) any limitation or restriction (except for the obligation to repay Indebtedness of such Person) on the right to distribute such EBITDA to such Person’s owners or (B) any decision by another Person to not distribute the available cash of such Unconsolidated Entity to the owners of such Unconsolidated Entity, and (ii) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is less than 20%, such Person shall only be deemed to have received the actual sums paid by such Unconsolidated Entity to such Person; provided further that if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either sells or disposes of any Investments or Non-Replaced Property, the EBITDA arising from such Investment or Non-Replaced Property, as applicable, for the applicable Rolling Period shall be excluded from the calculation of EBITDA; provided further if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either purchases or acquires any Investments or Non-Replaced Property, the EBITDA arising from such Investment or Non-Replaced Property, as applicable, for the applicable Rolling Period on a pro forma basis shall be included in the calculation of EBITDA and; provided further, notwithstanding the foregoing, in no event shall any gains or losses in connection with the (i) purchase or sale of any Investments, (ii) any impairment with respect thereto, or (iii) early extinguishment of Indebtedness, be included in calculating EBITDA.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 and approved by the Administrative Agent, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by the Administrative Agent, which approvals will not be unreasonably withheld, (c) an investment bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000, (d) an insurance company, finance company or financial institution (whether a corporation, partnership, trust or other Person) organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, (e) any Approved Fund, (f) any “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) which has total assets in excess of $100,000,000, (g) a Lender, and (h) an Affiliate of the respective assigning Lender, without approval of any Person but otherwise meeting the eligibility requirements of (a), (b), (c), (d), (e) or (f) above.

“Eligible Properties” shall mean (A) each Initial Real Property Asset and each Additional Real Property Asset, but only for so long as such Initial Real Property Asset and Additional Real Property Asset continues to meet each of the criteria set forth in this definition, and (B) those Real Property Assets that meet (and continue to meet) all of the following criteria:

(a) Such Real Property Asset is wholly-owned in fee simple by Borrower with the exception of the Albuquerque Property, in which Borrower holds a valid ground leasehold estate, and the Mahwah Property in which Borrower, in part, holds a valid leasehold estate;

(b) Such Real Property Asset is not encumbered by or subject to any mortgage or deed of trust liens, negative pledges or any springing liens of any kind;

(c) Such Real Property Asset is not subject to any material structural or title defects as determined by Administrative Agent in its reasonable discretion after reviewing (a) current Engineering Reports (dated within six (6) months of the date on which Borrower desires that such Real Property Asset first become an Eligible Property) provided by Borrower and reasonably acceptable to the Administrative Agent, (b) title reports (current as of the recording of the documents creating the Lender’s Lien on such Real Property Assets, and (c) such other information as Administrative Agent may reasonably request;

(d) Such Real Property Asset and the related Loan Party shall be in full compliance with all representations and covenants set forth in Article 11 (entitled “Environmental Matters”) of the Security Instrument creating a Lien thereon (as determined by Administrative Agent in its reasonable discretion), each as verified by an Environmental Report (dated within six (6) months of the date on which Borrower desires that such Real Property Asset first become an Eligible Property) reasonably acceptable to Administrative Agent;

(e) Borrower has delivered an Appraisal to Administrative Agent (dated within six (6) months of the date on which Borrower desires that such Real Property Asset become an Eligible Property);

(f) Such Real Property Asset is fully operating (not subject to any material construction that would interfere with the operation of such Real Property Asset or any structural renovation) with not more than fifteen percent (15%) of its keys out of service as of the date on which Borrower desires that such Real Property Asset become an Eligible Property; and

(g) Such Real Property Asset is a full service transient hospitality property (and not a Limited Service Hotel, and none of the rooms thereof shall be subject to a time share program) located in the United States, except as otherwise approved by the Required Lenders in their sole and absolute discretion.

“Engineering Report” means with respect to (i) any Real Property Asset, a property condition assessment which (a) is prepared for the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, and (c) is prepared within six (6) months of the date such Property, or the date any New Property or Substitute Property shall become a Real Property Asset pursuant to the terms and conditions of this Agreement, as applicable (or, with respect to the Initial Real Property Assets, within six (6) months of the Initial Closing Date), and (ii) any Hotel Property (other than a Real Property Asset), a property condition assessment which (a) is prepared for Parent, Operating Partnership and/or any Subsidiary thereof by a Person and with a scope of services substantially similar to the Person (in terms of experiences and expertise) and scope of services described in clause (i) and (b) is prepared within six (6) months of the acquisition of such Hotel Property.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8), as amended.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

“Environmental Report” means with respect to (i) any Real Property Asset, an environmental assessment report which (a) is prepared for the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, (c) is prepared within six (6) months of the date such Property shall become a Real Property Asset, pursuant to the terms and conditions of the Agreement, as applicable (or with respect to the Initial Real Property Assets, within six (6) months of the Initial Closing Date), and (d) certifies to the Administrative Agent and the Lenders as to whether or not the soil and the groundwater for such Hotel Property contain Hazardous Substances except for Permitted Hazardous Substances and (ii) any Hotel Property (other than a Real Property Asset), an environmental assessment report which (a) is prepared for Parent, Operating Partnership and/or any Subsidiary thereof by a Person and with a scope of services substantially similar to the Person (in terms of experience and expertise) and scope of services described in clause (i), (b) is prepared within six (6) months of the acquisition of such Hotel Property and (c) certifies to Parent, Operating Partnership and/or Subsidiary thereof, as applicable, as to the matters described in clause (i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurocurrency Reserve Requirements” shall mean, with respect to each day during an Interest Period for a Eurodollar Rate Advance, that percentage (expressed as a decimal) which is in effect on such day, if any, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, relative to any Interest Period for any Eurodollar Rate Advance included in any Borrowing, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Administrative Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the greater of (i) 1.25% and (ii) (a) the Eurodollar Base Rate, or, (b) if any Lender is subject to Eurocurrency Reserve Requirements, whether or not such reserves are actually incurred or maintained, the average of the Eurodollar Base Rate and the Adjusted Eurodollar Base Rate (as defined below), with such average to be weighted according to the percentage of the Eurodollar Rate Advance subject to such Lender’s interest in the Loan and the balance of such Eurodollar Rate Advance. The “Adjusted Eurodollar Base Rate” shall mean a rate per annum, determined for each day during an Interest Period in accordance with the following formula (rounded upwards to the nearest whole multiple of 0.0625%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Rate Advance” means a Revolving Advance or a Term Advance, as applicable, which bears interest as provided in Section 2.06(b).

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as same shall be amended from time to time, and all rules and regulations promulgated pursuant thereto.

“Excluded Net Cash Proceeds” shall mean with respect to each Asset Disposition first occurring after the Closing Date, one hundred percent (100%) of Net Cash Proceeds of each such Asset Disposition (the “Borrower’s Asset Disposition Portion”) until such time as the aggregate amount of the Borrower’s Asset Disposition Portion (or any portion thereof) shall equal $30,000,000, and thereafter, no portion of Net Cash Proceeds of Asset Dispositions shall be Excluded Net Cash Proceeds.

“Existing Credit Agreement” shall mean, collectively, that certain $100,000,000 Senior Secured Credit Agreement dated as of October 28, 2002 among Operating Partnership, Societe Generale, SG Cowen Securities Corporation, Solomon Smith Barney Inc. and the lenders named therein, and any amendments, supplements, replacements and restatements thereof.

“Existing Lehman Credit Agreement” shall have the meaning set forth in the Preliminary Statements immediately preceeding Article I of this Agreement.

“Existing Management Agreements” shall have the meaning set forth in the definition of Approved Management Agreement.

“Facility Amount” shall mean, collectively, the Revolving Facility Amount and the Term Facility Amount, as such amount shall be reduced pursuant to Section 2.04, Section 2.07 or otherwise pursuant to the terms and conditions of this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published, for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” shall have the meaning set forth in Section 2.03.

“Fees” means all amounts payable pursuant to Section 2.03.

“FF&E” means furniture, fixtures and equipment.

“FF&E Reserve” means, for any Person or any Hotel Property for any period, a reserve equal to four percent (4%) of gross revenues from any Hotel Property owned by such Person and its Subsidiaries on a Consolidated basis or from such Hotel Property, as applicable, for such period, excluding, however, from such calculation for the applicable Person and Hotel Property the gross revenues generated by the office, retail and garage portions of such Hotel Property or the Hotel Properties owned or leased by such Person and its Subsidiaries on a Consolidated basis.

“Financial Statements” means the financial statements of the Parent, the Borrower and their respective Subsidiaries dated as of March 31, 2005.

“Financing Statements” shall mean each UCC-1 financing statement naming Borrower, (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), as debtor, and Administrative Agent, as secured party, and filed in the appropriate offices of each jurisdiction where each Real Property Asset and Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) is located .

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charge Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Adjusted EBITDA for such Rolling Period to (b) the Parent’s Fixed Charges for such Rolling Period.

“Fixed Charges” means, for any Person for the period for which such amount is being determined, the amount (without duplication) of (a) all scheduled principal payments and mandatory prepayments (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), (b) Interest Expense during such period, (c) all payments scheduled to be made in respect of Capitalized Leases of such Person and such Person’s Subsidiaries on a Consolidated basis during such period, (d) all preferred stock dividends and preferred partnership or membership distributions paid during such period by such Person and such Person’s Subsidiaries on a Consolidated basis and (e) minority interest payments made to the holders of preferred stock, preferred partnership or preferred membership interests of such Person and such Person’s Subsidiaries on a Consolidated basis.

“Florida Liens” means the Liens securing the Obligations evidenced by the Security Instruments encumbering the Real Property Assets located in the State of Florida.

“Franchise Affiliation” shall mean the same franchise or brand of hotel (i.e.: Westin, Sheraton, Embassy Suite, Doubletree) or franchises or brands of hotels owned or controlled by the same Person or Affiliate of such Person.

“Franchise Agreement” means each Franchise Agreement or License Agreement (including those in effect on the Closing Date described in Schedule 4.21 with respect to the Initial Real Property Assets and Additional Real Property Assets) and any other franchise or license agreements relating to Real Property Assets pursuant to which Borrower or the Participating Lessee has the right to operate the hotel located on the related Real Property Asset under a name and/or hotel system controlled by such franchisor or licensor.

“Franchise Concentration” shall mean, with respect to the aggregate of the Appraised Values of the Eligible Properties which are operated under the same Franchise Affiliation, the result, expressed as a percentage, of dividing the aggregate of the Appraised Values of such Eligible Properties, by the aggregate of the Appraised Values of all Eligible Properties.

“Franchise Concentration Event” shall mean any of the following events: (i) any release or substitution of any Real Property Asset pursuant to Section 2.13 hereof, (ii) any addition of a

New Property pursuant to Section 2.17 hereof, (iii) any termination of any Franchise Agreement which governs any Eligible Property, (iv) entering into any new Franchise Agreement governing any Eligible Property to the extent that the Franchisor under such new Franchise Agreement is not part of the same Franchise Affiliation as the Franchisor under the existing Franchise Agreement governing such Eligible Property or (v) the change of any Real Property Asset from being a Real Property Asset which does not meet the criteria of an Eligible Property to a Real Property Asset which meets the criteria of an Eligible Property.

“Franchisor” means a franchisor or licensor under any of the Franchise Agreements.

“Franchisor Estoppel and Recognition Letters” shall mean each of the Franchisor Estoppel and Recognition Letters (or updates thereof with respect to the Initial Real Property Assets) which shall be executed and delivered to Administrative Agent by the appropriate Franchisor, substantially in the form set forth as Exhibit L hereto, for each of the Real Property Assets, as same may be amended, restated, modified or supplemented from time to time.

“Free Cash Flow” means, for any Person for any period, (a) the Funds From Operations for such period less (b) the sum of (i) the aggregate FF&E Reserves for such Person and its Subsidiaries for such period, and (ii) the aggregate amount of scheduled principal payments and mandatory prepayments on the Total Indebtedness of such Person (excluding optional prepayments, scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity and mandatory prepayments in connection with Asset Dispositions) required to be made during such period.

“Fund,” “Trust Fund,” or “Superfund” means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. § 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. § 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the “Fund,” “Trust Fund,” or “Superfund” that are now maintained pursuant to 42 U.S.C. § 9507.

“Funding Borrower” shall have the meaning set forth in Section 10.23(c).

“Funding Costs” means all amounts payable pursuant to Sections 2.08 and 2.09.

“Funds From Operations” means, for any Person for any period for which such amount is being determined, an amount equal to such Person’s (a) Net Income for such period excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus (b) depreciation and amortization (including amortization of deferred financing costs) plus (or minus) (c) adjustments for Unconsolidated Entities owned by such Person to reflect the actual cash received by such Person from such Unconsolidated Entities in lieu of those amounts included in the preceding clauses (a) and (b) for such Unconsolidated Entities.

“Future Property” means any Hotel Property which the Parent, Operating Partnership or any Subsidiary of the Parent acquires, including, without limitation, any Substitute Property or New Properties but excluding the Initial Properties.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, securities exchange, self-regulatory organization, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Borrower, the Parent, the Operating Partnership, any Subsidiaries of the Operating Partnership or the Parent, any Approved Operator, a property manager or any of their respective Properties.

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hospitality/Leisure-Related Business” shall mean a full service and limited service hotel or resort, executive conference center, an extended stay lodging, or a convention center, and other businesses incidental to, or in support of such business, including without limitation, (a) developing, improving or acquiring lodging facilities, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, convention or meeting facilities and marketing services or reservation systems related thereto, and (b) acquiring, developing, or improving any real estate (including retail, office or garage use) ancillary or connected to any hotel, resort, executive conference center, extended stay lodging, convention center or reservation system constructed, leased, owned, managed or operated (or proposed to be constructed, leased, or owned) by the Parent, Operating Partnership, Borrowers or any of their Subsidiaries at any time; provided that such business shall not include any casino or other gaming (even if only a part of a Hotel Property) or senior living.

“Hotel Property” for any hotel means the Real Property and the Personal Property for such hotel, and shall include, without limitation, all Real Property Assets.

“IDOT Guarantor” shall mean MeriStar Annapolis Owner SPE, LLC, a Delaware limited liability company, owner of the fee title interest in the Maryland Property.

“Improvements” for any hotel means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such hotel; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“Indebtedness” means (without duplication), at any time and with respect to any Person, the following indebtedness and other obligations and items of such Person and its Subsidiaries on a Consolidated basis at such time: (a) indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person or its Subsidiaries has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person or its Subsidiaries is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person or its Subsidiaries, whether or not such Person shall have assumed such indebtedness unless the validity of such Lien is being contested in good faith and with due diligence by appropriate proceedings, provided that such contested Lien is subordinate to the Liens created by the Security Instruments and the other Credit Documents and such Person or its Subsidiaries, as applicable, shall have delivered a bond or other security reasonably acceptable to the Administrative Agent equal to 125% of the contested amount; (d) obligations in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person or its Subsidiaries (other than trade payables or bank drafts arising in the ordinary course); (e) obligations under Capitalized Leases; (f) all obligations, contingent or otherwise, under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for U.S. federal income tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person and its Subsidiaries on a Consolidated basis; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Ownership Interests (other than Mandatorily Redeemable Stock)); (i) to the extent treated as a liability under GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and (j) to the extent treated as a liability under GAAP, unfunded liability under a Plan; provided that “Indebtedness” shall not include any Designated Redemption Indebtedness.

“Indenture Guaranties” shall mean those certain guaranties of payment given by Borrower to the trustees for the benefit of the lenders under the Indentures.

“Indentures” shall mean collectively, the Senior Note Indentures and the Subordinate Indenture.

“Independent Director” shall have the meaning set forth in Section 5.15(aa).

“Independent Director/Springing Member Covenants” shall have the meaning set forth in Section 5.15(cc).

“Information” shall have the meaning set forth in Section 10.06(g)(ii).

“Initial Advance” shall have the meaning set forth in Section 3.01.

“Initial Availability” means U.S. $150,000,000; a schedule setting forth the computation of Initial Availability is set forth on Exhibit I.

“Initial Borrower” shall mean, individually and collectively as the context may require, 2780 ATLANTA LIMITED PARTNERSHIP, L.P., a Delaware limited partnership, Meristar SUB 4J, LLC, a Delaware limited liability company (f/k/a Capstar Oklahoma City Company, L.L.C.), Meristar SUB 3C, LLC, a Delaware limited liability company, (f/k/a Capstar Tucson Company, L.L.C.), Meristar SUB 8E, LLC, a Delaware limited liability company, (f/k/a Capstar Windsor Locks Company, L.L.C.), Meristar Key Largo SPE, LLC, a Delaware limited liability company, and Meristar Annapolis SPE, LLC, a Delaware limited liability company.

“Initial Closing Date” shall mean December 19, 2003.

“Initial Properties” means collectively the Hotel Properties listed on Schedule 1.01(b) (including, without limitation, the Initial Real Property Assets and Additional Real Property Assets), and “Initial Property” means any of such Hotel Properties.

“Initial Real Property Assets” means the Real Property Assets and identified as such listed on Schedule 4.23 and “Initial Real Property Asset” means each of the Initial Real Property Assets.

“Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s EBITDA to (b) Parent’s Interest Expense, for such Rolling Period.

“Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capitalized Leases in accordance with GAAP) and all charges incurred with respect to letters of credit of such Person and its Subsidiaries determined on a Consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries on a Consolidated basis; provided however that if the Parent or any of its Subsidiaries during any Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period repays any Indebtedness, the Interest Expense arising from such Indebtedness, for the applicable Rolling Period shall be excluded from the calculation of Interest Expense; and provided further if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period incurs any Indebtedness, the Interest Expense arising from such Indebtedness, as applicable, for the applicable Rolling Period on a pro forma basis shall be included in the calculation of Interest Expense.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Adjusted Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select, upon notice received by the Administrative

Agent not later than 12:00 noon (New York, New York time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

(a) Interest Periods for Advances of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(e) no Interest Period with respect to a Revolving Advance or a Term Advance shall extend beyond the Revolving Maturity Date or the Term Maturity Date, respectively;

(f) the Interest Periods of the outstanding Eurodollar Rate Advances as of the Closing Date shall initially be as set forth on Schedule 1.01(d) attached hereto and each subsequent Interest Period shall be determined as set forth in this Agreement.

“Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement pertaining to the fluctuations in interest rates.

“Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of (i) any Ownership Interests or Ownership Interests Equivalent of any other Person, (ii) all or substantially all of the assets of any other Person, or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person or any real property, or (d) any Capital Expenditure.

“Investment Amount” means (a) for any Hotel Property the sum of (i) for any Initial Property, the amount set forth for such Initial Property on Schedule 1.01(b) attached hereto, and for any other Hotel Property, the aggregate purchase price paid by the Parent, the Borrower, the Operating Partnership or any Subsidiary thereof for such other Hotel Property, and (ii) the actual cost of any Capital Expenditures for such Hotel Property made by the Parent, the Borrower, the Operating Partnership or any Subsidiary thereof; provided that with respect to the Investment Amount for a Hotel Property owned or leased by an Unconsolidated Entity, the Investment Amount for such Hotel Property shall be deemed to be the Unconsolidated Entity Percentage of the Investment Amount for such Hotel, and (b) for any other Investment or Property the aggregate purchase price paid by the Parent, the Borrower, the Operating Partnership or any Subsidiary thereof for such other Investment or Property. The Investment Amount shall include any Ownership Interests or Ownership Interest Equivalents used to purchase such Investment at their fair market value at the time of purchase; provided that any such Ownership Interests or Ownership Interest Equivalents which are convertible into the Parent’s common stock shall be valued at the price at which they could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring such Investment.

“January 2001 Indenture” shall have the meaning set forth in paragraph (c) of the definition of “Senior Note Indenture”.

“Land” for any hotel means the real property upon which the hotel is located, together with all rights, title and interests appurtenant to such real property now or hereafter belonging, including without limitation all rights, title and interests, if any, in and to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, and (f) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property.

“Leases” shall have the meaning ascribed to it in the Security Instruments.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, without limitation, all zoning, fire safety and building codes, Access Laws, all Environmental Laws and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

“Lehman” shall mean Lehman Brothers Bank, FSB.

“Lenders” means Lehman and the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06.

“Leverage Ratio” means the ratio on any date of (a) the Parent’s Total Indebtedness on such date, to (b) the Parent’s EBITDA for the Rolling Period immediately preceding such date.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement).

“Limited Service Hotel” shall mean shall mean a Hotel Property which, in the reasonable determination of Administrative Agent, does not provide a reasonable mix of the following types of guest amenities: meeting facilities, on-site restaurants and full food and beverage services, room service, uniformed guest services and banquet rooms, or is otherwise deemed to be a limited service hotel in the reasonable judgment of Administrative Agent.

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;

(c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and

(d) such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Required Lenders may approve in writing, which approval will not be unreasonably withheld.

“LLC Agreement” shall have the meaning set forth in Section 5.15(cc).

“Loan” shall mean, in the aggregate, the Term Advances and the Revolving Advances, the aggregate principal amount of which shall not exceed the lesser of the Facility Amount or the Maximum Availability.

“Loan Party” shall mean individually and collectively, as the context requires, Borrower, IDOT Guarantor or any other Person existing now or hereafter that has or shall have mortgaged, assigned, pledged or is required to mortgage, assign or pledge any of its assets as Collateral to secure the Obligations hereunder, other than OPCO and OPCO OP.

“Mahwah Property” shall mean the Real Property Asset set forth on Schedule 4.23 located in Mahwah, New Jersey.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Ownership Interests of such Person which by the terms of such Ownership Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Ownership Interests which are redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than Ownership Interests which are redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), in each case on or prior to the Revolving Maturity Date.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Value” means for any Hotel Property, at any date, the value thereof to be calculated as follows:

(a) for a Hotel Property that has been owned for four (4) or more Fiscal Quarters, by the Parent or by a Person that has been a Subsidiary of the Parent during such entire period, the product of (i) the Adjusted EBITDA for such Hotel Property for the preceding Rolling Period times (b) ten (10); and

(b) for any other Hotel Property, the Investment Amount in such Hotel Property.

“Maryland Property” shall mean the Real Property Asset set forth on Schedule 4.23 located in Annapolis, Maryland.

“Material Adverse Effect” shall mean any condition which causes or continues the occurrence of an Event of Default or has a material adverse effect upon (i) the business, operations, properties, assets, prospects, corporate structure or condition (financial or otherwise) of Borrower, the Parent, the Operating Partnership and their Subsidiaries, taken as a whole, (ii) the ability of Borrower or any of the other applicable Loan Parties to perform, or of Administrative Agent, or any Lender to enforce, any of the Obligations or any other obligations under the Credit Documents, (iii) the validity or enforceability of any of the Credit Documents or (iv) the value of each Real Property Asset (and related other Property), taken as a whole.

“Material Agreement” shall mean each of the following documents: (i) the Indentures, (ii) the Master Amendment as further amended July 1, 2004 and (iv) the following documents which govern each of the Initial Real Property Assets: the Franchise Agreements, the Approved Management Agreements, the Approved Participating Leases, and “Material Agreements” means all of such agreements.

“Material Subsidiary” means any direct or indirect Subsidiary of the Parent or the Operating Partnership (except for Borrower and a Permitted Other Subsidiary) having assets or annual revenues in excess of $5,000,000, and “Material Subsidiaries” means all such Subsidiaries collectively.

“Maturity Date” means, individually and collectively, as the context may require, the Revolving Maturity Date and the Term Maturity Date.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Maximum Availability” shall mean, subject to the further qualifications in this definition and the other terms of this Agreement, the sum of the Borrowing Base Values of each Eligible Property. The Borrowing Base Value for each Eligible Property is subject to the following limitations and adjustments to be taken into account in calculating Maximum Availability:

(a) In the event that any Eligible Property is subject to any Lien other than a Permitted Lien, the Borrowing Base Value of the affected Eligible Property shall not be included in the calculation of the Maximum Availability until such time as such Lien has been satisfied and released from such Eligible Property;

(b) In the event the Franchise Agreement with respect to any Eligible Property has been terminated, has expired, or the Franchisor thereunder has notified Borrower or the applicable Loan Party that a default has occurred thereunder, only seventy-five percent (75%) of the Borrowing Base Value of the affected Eligible Property shall be included in the calculation of the Maximum Availability until such time as said default has been cured or a replacement Franchise Agreement has been entered into in accordance with the terms and conditions of the Credit Documents; provided however, in the event the Franchise Agreement has been terminated, or has expired, and said Franchise Agreement has not been extended or renewed or replaced with a new Franchise Agreement within ninety (90) days of such expiration or termination, then from and after such ninety (90) day period the Borrowing Base Value of the affected Eligible Property shall not be included in the calculation of the Maximum Availability until such time as a new Appraisal of the affected Eligible Property as an independent hotel without a Franchise Agreement shall be performed and accepted by the Administrative Agent, and such new Appraisal shall be used in connection with the calculation of Maximum Availability as provided in this Agreement.

(c) Unless the Required Lenders consent (which in this case must include the Administrative Agent), which consent may be granted or withheld in their sole and absolute discretion, the Borrowing Base Value for any single Eligible Property shall be limited to (and so shall not exceed) thirty percent (30%) of the Maximum Availability;

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) No more than one (1) Eligible Property can be located in any one metropolitan area, and no more than two (2) Eligible Properties can be located in any one State of the United States; and

(g) In the event that Borrower or other Loan Party, as applicable, shall be in Default under the terms of any PIP Covenant, the Borrowing Base Values of the Real Property Asset relating to such Default, shall not be included in the calculation of Maximum Availability until such time as such Default has been cured in the reasonable determination of Administrative Agent.

“Member” shall have the meaning set forth in Section 5.15(cc).

“Minimum Capital Expenditure Reserves” shall mean with respect to a Property, for each fiscal year, the greater of (i) four percent (4%) of the Rents and Accounts Receivable generated by such a Real Property Asset for the prior fiscal year and (ii) such higher percentage as may be required under the Franchise Agreement, Approved Participating Lease or other agreement applicable to such Real Property Asset.

“Minimum Capital Expenditure Reserves Account” shall mean, for all Real Property Assets, a segregated account (which shall be a non-access federally insured account at a bank satisfactory to Administrative Agent in its sole and absolute discretion) to which Borrower or the applicable Loan Party shall deposit not less frequently than annually an amount not less than the aggregate Minimum Capital Expenditure Reserves for all Real Property Assets and any property improvement or other construction plans for the related Real Property Asset, from which Administrative Agent shall, upon the request of Borrower or the applicable Loan Party and approval thereof by Administrative Agent, which approval shall not be unreasonably withheld or delayed (provided no Event of Default shall then be continuing), withdraw amounts from time to time for Capital Expenditures and the repair, replacement and refurbishment of furniture, fixtures and equipment as required pursuant to the Approved Participating Leases.

“Minimum Real Property Asset Covenant” shall have the meaning provided in Section 5.12.

“Moody’s” means Moody’s Investor Service Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means, other than the Excluded Net Cash Proceeds, (a) the aggregate cash proceeds (including, without limitation, insurance proceeds) received by the Borrower, the Parent, the Operating Partnership, or any of their respective Subsidiaries (as applicable) in connection with any Indebtedness incurrence or Asset Disposition on or after the Closing Date (excluding the Obligations), minus (b) the reasonable expenses of such Person in connection with such Indebtedness incurrence or Asset Disposition, minus (c) to the extent that assets disposed of in connection with an Asset Disposition secure Indebtedness permitted pursuant to the provisions of Section 6.02(b), the amount of such Indebtedness which is required to be repaid pursuant to the terms of such Indebtedness in connection with such Asset Disposition, as reasonably evidenced by the Borrower to the Administrative Agent.

“Net Income” means, for any Person or Hotel Property for any period for which such amount is being determined, the net income or net loss of such Person and its Hotel Property, as applicable, after taxes, as determined on a Consolidated basis in accordance with GAAP, excluding, however, (a) non-recurring expenses and (b) extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets.

“New Property” shall have the meaning provided in Section 2.17.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Replaced Property” means any Property owned by Parent, Operating Partnership, Borrower, or any Subsidiary thereof which (a) was used in the ownership, operation or management of any Hotel Property, (b) has been conveyed, exchanged, transferred, or assigned by Parent, Operating Partnership, Borrower or any Subsidiary thereof to a Person other than Borrower, Operating Partnership, Parent or any Subsidiary thereof, (c) has not been replaced in the ordinary course of business by Property of equal or better quality, and (d) was not included within the definition of “Investments”.

“Note” means any Term Note and/or Revolving Note, as applicable, and “Notes” means all of such promissory notes.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Obligations” means all Advances and other amounts payable by the Borrower to the Administrative Agent or the Lenders under the Credit Documents.

“OPCO” means Interstate Management Company, L.L.C., a Delaware limited liability company (f/k/a MeriStar Management Company, L.L.C.).

“OPCO OP” means MeriStar H & R Operating Company, L.P., a Delaware limited partnership.

“Operating Expenses” shall mean, with respect to any Real Property Asset, for any given period (and shall include the pro-rata portion for such period of all such expenses attributable to, but not paid during, such period), all expenses to be paid or payable, as determined in accordance with GAAP (and in a manner consistent with the Uniform System of Accounts), during that period in connection with the operation of such Real Property Asset for which it is to be determined, including without limitation:

(a) expenses for cleaning, repair, maintenance, decoration and painting of such Real Property Asset (including, without limitation, parking lots and roadways), net of any insurance proceeds in respect of any of the foregoing;

(b) wages (including overtime payments), benefits, payroll taxes and all other related expenses for the Participating Lessee’s, Borrower’s or any applicable Subsidiary’s on-site personnel, up to and including (but not above) the level of the on-site manager, engaged in the repair, operation and maintenance of such Real Property Asset and service to tenants and on-site personnel engaged in audit and accounting functions performed by the Participating Lessee, Borrower or any applicable Subsidiary;

(c) management fees paid under the Approved Management Agreements;

(d) franchise fees, reservation fees and other royalties or similar payments due and payable under the applicable Franchise Agreement;

(e) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the cost of building and cleaning supplies;

(f) the cost of any leasing commissions and tenant concessions or improvements payable by Borrower, the Parent, the Operating Partnership, any Subsidiary, the Participating Lessee or other appropriate Person (as such appropriateness may be determined by Administrative Agent in its reasonable discretion) pursuant to any leases which are in effect for such Property at the commencement of that period as such costs are recognized in accordance with GAAP, but on no less than a straight line basis over the remaining term of the respective Approved Participating Lease, exclusive of any renewal or extension or similar options; provided, however, the cost of tenant concessions or improvements shall exclude any expenditure which is properly treatable as a capital item under GAAP if the related assets acquired must be used at a Property or the ownership of which reverts to the Borrower if tenant ceases operation at such Real Property Asset;

(g) rent (other than rent payable to Borrower or any applicable Subsidiary under the applicable Approved Participating Leases);

(h) liability, casualty and fidelity, dram shop, liability, worker’s compensation and other insurance premiums;

(i) legal, accounting and other professional fees and expenses incurred or attributable to the Real Property Assets;

(j) the cost of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP;

(k) real estate, personal property and other taxes;

(l) advertising and other marketing costs and expenses;

(m) casualty losses to the extent not reimbursed by an independent third party; and

(n) all amounts that should be reserved, as reasonably determined by Borrower or any Participating Lessee, for repair or maintenance of the Real Property Asset and to maintain the value of the Real Property Asset including replacement reserves equal to the reserves provided for in the Borrower’s or the applicable Subsidiary’s capital budget;

(o) any other expenses payable by Borrower, the Participating Lessee or any applicable Subsidiary with respect to such Real Property Asset; and

(p) all fees payable in connection with permits and licenses required to be obtained in the ordinary course of business for the ownership and operation of the Real Property Assets in connection with their intended use in compliance with Legal Requirements.

Notwithstanding the foregoing, Operating Expenses shall not include (i) depreciation or amortization or any other non-cash item of expense unless otherwise determined by Administrative Agent, (ii) interest, principal, fees, costs and expense reimbursements of Administrative Agent and the Lenders in administering the Loan but not in exercising any of its rights under this Agreement or the Credit Documents; or (iii) any expenditure (other than leasing commissions, tenant concessions and improvements, and replacement reserves) which is properly treatable as a capital item under GAAP.

“Operating Partnership” means MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

“Original Closing Date” shall mean December 19, 2003, which is the “Closing Date” as defined in the Existing Lehman Credit Agreement.

“Ownership Interests” means shares of stock, other securities, partnership interests, member interests, beneficial interests or other interests in any Person, whether voting or non-voting, and participations or other equivalents (regardless of how designated) of or in a Person.

“Ownership Interests Equivalents” means all securities (other than Ownership Interests) convertible into or exchangeable for Ownership Interests and all warrants, options or other rights to purchase or subscribe for any Ownership Interests, whether or not presently convertible, exchangeable or exercisable.

“Parent” means MeriStar Hospitality Corporation, a Maryland corporation.

“Parent Common Stock” means the common stock of Parent, par value $.01 per share.

“Parent Deemed Investment Amount” means, in connection with measuring the Investment Amount in an Unconsolidated Entity which owns or leases an Unconsolidated Entity Property in a particular category of hotel under the definition of “Parent Property Requirement”, a reasonable allocation of the portion of the Investment Amount in such Unconsolidated Entity attributable to the Unconsolidated Entity Property or Unconsolidated Entity Properties owned or leased by such Unconsolidated Entity which is or are within the category tested. Such allocation shall be based upon the cost of such Unconsolidated Entity Property or Unconsolidated Entity Properties and the total cost of all assets owned by such Unconsolidated Entity, all as proposed by the Borrower and approved by the Administrative Agent in its reasonable discretion.

“Parent Property” means a Hotel Property owned or leased by the Parent or one of the Parent’s Subsidiaries, and “Parent Properties” means all such Hotel Properties.

“Parent Property Requirements” means collectively that as of the last day of any Rolling Period (a) all Parent Properties must be located within the United States or in an Approved Other Country, provided that the guest rooms for the Parent Properties which are located in an Approved Other Country shall not exceed 4% of the guest rooms for all Parent Properties; (b) the guest rooms for the Parent Properties which are limited service or extended stay hotels shall not collectively in the aggregate exceed 10% of the guest rooms for all Parent Properties; (c) the guest rooms for the Parent Properties which are not operated (or are not subject to a binding agreement to convert to operation) under any franchise or license agreement with an Approved

Franchisor shall not exceed 15% of the guest rooms for all Parent Properties; (d) the Investment Amount or guest rooms, as applicable, for Parent Properties which are substantially subject to a ground lease shall not exceed 20% of the Investment Amount or 20% of the total guest rooms, as applicable, for all Parent Properties; and (e) no Hotel Property or other Property shall cause the Parent to forfeit the Parent’s tax status as a REIT.

“Participating Lessee” means an Approved Operator or lessee under any Approved Participating Lease.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Asset Disposition” means an Asset Disposition which occurs at a time in which no Default has occurred and is continuing and which would not cause a Default to occur upon the consummation of such Asset Disposition.

“Permitted Encumbrances” with respect to any Property (other than any Real Property Asset, any Personal Property thereon and any other Collateral with respect thereto), shall mean any Lien:

(a) for taxes, assessments or governmental charges or levies on Property of the Operating Partnership or applicable Property Owner to the extent not required to be paid pursuant to Section 5.03;

(b) imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (i) which are being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) which have not resulted in any Hotel Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) with respect to which neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (v) with respect to which such contest does not, and could not reasonably be expected to, result in a Material Adverse Effect, provided that the Operating Partnership or the applicable Property Owner does not have to comply with clauses (i) and (ii) if the Operating Partnership or the applicable Property Owner has caused a title company to insure over such Lien in a manner reasonably satisfactory to the Administrative Agent;

(c) on leased personal property to secure solely the lease obligations associated with such property; and

(d) securing Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02.

“Permitted Exceptions” shall mean with respect to any Real Property Asset, any Personal Property thereon and any other Collateral with respect thereto:

(a) (i) With respect to the Initial Real Property Assets, Liens existing on the Original Closing Date and set forth on Schedule 4.19 to the Existing Lehman Credit Agreement or listed in the Title Policies issued on the Original Closing Date with respect to the Initial Real Property Assets and (ii) with respect to the Additional Real Property Assets, Liens existing on the Closing Date and set forth on Schedule 4.19 hereto or listed in the Title Policies issued on the Closing Date with respect to the Additional Real Property Assets;

(b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) Statutory Liens of landlords and Liens of mechanics, materialmen and other Liens imposed by law (other than any Lien imposed by ERISA) created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, and with respect to which adequate bonds have been posted if required to do so by Applicable Law or the terms of the applicable Security Instruments;

(d) Easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of Borrower or the Participating Lessee and which do not detract materially from the value of any of the Real Property Assets to which they attach or impair materially the use thereof by Borrower or the Participating Lessee or materially adversely affect the security interests of the Lenders in the Collateral;

(e) Encumbrances granted to Administrative Agent for the benefit of the Lenders pursuant to the Security Instruments securing the Obligations;

(f) Liens on furniture, fixtures and equipment acquired, constructed or improved in the ordinary course of business (including Capitalized Leases permitted pursuant to Section 6.02 hereof), provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) such security interests shall not apply to any other Property, and (iii) the aggregate principal amount of the Indebtedness secured by Liens permitted pursuant to this clause (f) shall not exceed at any time outstanding an amount equal to $100,000.

“Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a hotel and (ii) generated, used and disposed of in accordance with all Legal Requirements and good industry practice in the Hospitality/Leisure-Related Business and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Hotel Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be reasonably required by the Administrative Agent.

“Permitted Liens” means (a) with respect to any Real Property Asset, any Personal Property thereon and any other Collateral with respect thereto, the Permitted Exceptions and (b) with respect to any other Property, the Permitted Encumbrances.

“Permitted Other Subsidiaries” means (a) a Subsidiary of the Operating Partnership which is a single-purpose Person (i) which owns a Hotel Property or Hotel Properties or an interest in a Person which owns a Property which Property or interest is pledged to secure Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted by this Agreement, and (ii) which does not own any Hotel Properties other than those that secure such Indebtedness, (b) a direct or indirect Subsidiary of the Parent which is a single-purpose Person and which is not a Subsidiary of the Operating Partnership and does not have assets or annual revenues in excess of $5,000,000, or (c) a TRS which is a lessee for a Hotel Property that secures either Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted pursuant to this Agreement. Notwithstanding the foregoing, the Borrower shall not be deemed a Permitted Other Subsidiary.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Personal Property” for any hotel means all FF&E, inventory and other personal property of every kind, whether now existing or hereafter acquired, tangible and intangible, now or hereafter located on or about the Real Property, and used or to be used in the future in connection with the operation of such hotel.

“PIP Covenant” shall have the meaning set forth in Section 5.17.

“PIP Covenant Work” shall have the meaning set forth in Section 5.17.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent, the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of (or, upon written request of the Borrower specifying the applicable form, at a reduced rate of) deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

“Principal” shall have the meaning provided in Section 5.15.

“Projections” shall have the meaning set forth in Section 10.06(g)(ii).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Property Condition Reports” shall mean, collectively, those certain Property Condition Assessments for the Real Property Assets prepared by EMG and dated November 6, 2003 and identified as EMG Project Numbers 109768, 109772, 109776, 109782 and 109779, and the EMG report dated November 25, 2003 and identified as EMG Project Number 110477.

“Property Improvement Plan” shall mean with respect to any Real Property Asset, the current outstanding property improvement plan or similar documentation required by the applicable Franchisor for such Real Property Asset.

“Property Information” for any Hotel Property means an Engineering Report and Environmental Report for such Hotel Property.

“Property Owner” for any Initial Property or Future Property, or Real Property Asset means the Person who owns fee or, with respect to Properties which are not Real Property Assets or Eligible Properties, leasehold title interest, (as applicable) in and to such Property.

“Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of (a) the sum of such Lender’s Commitment at such time (or, if the Commitments have been terminated, such Lender’s Advances at such time) to (b) the sum of all Lenders’ Commitments at such time (or, if the Commitments have been terminated, all Lenders’ Advances at such time).

“Quality Assurance Reports” shall have the meaning set forth in Section 5.05(m).

“Real Property” for any hotel means the Land and the Improvements for such hotel, including without limitation, parking, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, conference or meeting facilities and other ancillary facilities necessary for the operation of such hotel, and office and retail property owned by the Parent, the Operating Partnership, the Borrower or any Subsidiary thereof in connection with such hotel; provided that such property shall not include any casino or other gaming property (even if only a part of a Hotel Property) or senior living property.

“Real Property Assets” means the real property (a) described on Schedule 4.23 (b) each New Property and (c) Substitute Property that, in each case, is encumbered by a Security Instrument or a Substitute Mortgage, and “Real Property Asset” shall mean each such real property; notwithstanding the foregoing, however, upon the release by Administrative Agent of the Lien against all of the Collateral relating to a Real Property Asset, such Real Property Asset, as of the effective date of such release, shall no longer be included within the definition of Real Property Assets.

“Reduced Revolving Facility Amount” shall mean the Revolving Facility Amount from and after the Revolving Facility Amount Reduction Date.

“Register” has the meaning set forth in paragraph (c) of Section 10.06.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Contribution” shall have the meaning set forth in Section 10.23(c).

“REIT” means a real estate investment trust under Sections 856-860 of the Code.

“Related Fund” means, with respect to any Approved Fund, any fund that invests in commercial loans which is advised or managed by the same investment advisor as such Approved Fund.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Release Property” shall have the meaning set forth in Section 2.13.

“Rents” shall have the meaning provided in the Security Instrument.

“Repayment Event” means the occurrence of any of the following:

(a) the incurrence by the Parent, the Operating Partnership or any of their respective Subsidiaries of any Indebtedness after the date of this Agreement except:

(i) the Obligations;

(ii) Unsecured Indebtedness permitted pursuant to the provisions of Section 6.02 to the extent such Unsecured Indebtedness is an extension, renewal or refinancing of any of such Unsecured Indebtedness set forth on Schedule 4.18(a), except to the extent there are Net Cash Proceeds of any such extension, renewal or refinancing (exclusive of any prepayment consideration due and payable to the lender being repaid in connection with such refinancing); and

(iii) Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02 to the extent such Indebtedness is either (A) an extension, renewal or refinancing of any of such Indebtedness set forth on Schedule 4.18(a), except to the extent there are Net Cash Proceeds of any such extension, renewal or refinancing or (B) incurred in connection with the acquisition of Future Properties in accordance with the provisions of this Agreement, except to the extent there are Net Cash Proceeds in connection therewith (exclusive of any prepayment consideration due and payable to the lender being repaid in connection with such refinancing).

(b) the occurrence of an Asset Disposition after the date of this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Advances and Commitments (or after the termination thereof, outstanding Advances) represent at least 51% of the sum of all outstanding Advances of Non-Defaulting Lenders and the sum of all Commitments of Non-Defaulting Lenders (or after the termination of the Commitments, the sum of the then total outstanding Advances of Non-Defaulting Lenders.

“Required Maintenance Amount” shall have the meaning set forth in Section 5.14(a).

“Required Property Improvement Obligations” shall mean any renovations, construction of any improvements or any other construction at any Real Property Asset required under any Property Improvement Plan or other similar documentation, or required by a Franchise Agreement.

“Required Work” means for any Future Property, the work agreed upon by the Borrower and the Administrative Agent, if any, as the Required Work for such Future Property, if any.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the Chief Executive Officer, President, Executive Vice President, Chief Investment Officer, Chief Financial Officer or Treasurer of any Person, or, with respect to a partnership, the general partner of such Person, or, with respect to a limited liability company, the non-member manager or managing member of such Person.

“Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness which Indebtedness is not permitted by this Agreement or any Subordinate Indebtedness, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person’s (or the Parent’s) stock, limited liability company interests or any partnership interests.

“Revolving Advance” shall mean any advance by a Lender to the Borrower pursuant to such Lender’s Revolving Commitment or a continuation of an existing Revolving Advance.

“Revolving Commitments” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as its Revolving Commitment or, if such Lender has entered into any Assignment and Acceptance after the Closing Date, such Lender and/or assignee under such Assignment and Acceptance, as applicable, the amount set forth for such Lender as its Revolving Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such Revolving Commitments shall be reduced in accordance with this Agreement.

“Revolving Facility Amount” shall mean (i) from the Closing Date through, but not including Revolving Facility Amount Reduction Date, U.S. $75,000,000 and (ii) from and after the Revolving Facility Amount Reduction Date, U.S. $50,000,000, as such amounts shall be reduced pursuant to Section 2.04 or otherwise pursuant to the terms and conditions of this Agreement.

“Revolving Facility Amount Reduction Date” shall mean the date which is the first anniversary of the Closing Date.

“Revolving Loan” shall mean, in the aggregate, the Revolving Advances made to Borrower under this Agreement and evidenced by the Revolving Note pursuant to the terms hereof, the aggregate principal amount of which shall not exceed the Revolving Facility Amount.

“Revolving Maturity Date” shall mean December 19, 2006.

“Revolving Note” means an amended and restated promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit A-2, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances from such Lender, and “Revolving Notes” means all of such promissory notes.

“RMA” means the REIT Modernization Act, as amended.

“Rolling Period” means, as of any date, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.

“Secured Non-Recourse Indebtedness” of any Person means all Indebtedness of such Person and its Subsidiaries on a Consolidated basis with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, non-payment of real estate taxes or ground lease rent, waste and other circumstances customarily excluded from non-recourse provisions in customary non-recourse financing of commercial real estate shall not, by itself, prevent any Indebtedness from being characterized as Secured Non-Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Secured Non-Recourse Indebtedness for the purposes of this Agreement to the extent of such claim.

“Secured Recourse Indebtedness” of any Person means (a) the Total Indebtedness of such Person for which the obligations thereunder are secured by a Lien on any assets of such Person or its Subsidiaries minus (b) any Secured Non-Recourse Indebtedness of such Person or its Subsidiaries.

“Security Instruments” shall mean each of the mortgages, deeds of trust, deeds to secure debt or other security instruments which shall be executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), substantially in the form set forth as Exhibit G hereto, for each of the Real Property Assets, as same may be amended, restated, modified or supplemented from time to time.

“Senior Note Indenture - $200,000,000 9 1/8% Senior Notes” means that certain Indenture dated as of February 7, 2002, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp. III, MeriStar Hospitality Corporation, certain guarantors and U.S. Bank Trust National Association, as Trustee covering $200,000,000 9 1/8% Senior Notes due 2011.

“Senior Note Indentures” means, collectively, the following, all as may be supplemented from time to time:

(a) Senior Note Indenture - $200,000,000 9 1/8% Senior Notes;

(b) that certain Indenture dated as of December 19, 2001, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp. II, MeriStar Hospitality Corporation, certain guarantors and U.S. Bank Trust National Association, as Trustee covering $250,000,000 10 1/2% unsecured Senior Notes due 2009;

(c) that certain Indenture dated as of January 26, 2001, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp., MeriStar Hospitality Corporation, certain guarantors and U.S. Bank Trust National Association, as Trustee covering $300,000,000 9% unsecured Senior Notes due 2008 and $200,000,000 9 1/8% unsecured Senior Notes due 2011, as amended by First Supplemental Indenture dated December 19, 2001 and Second Supplemental Indenture dated February 7, 2002; and

(d) the Indenture dated as of March 18, 1999, as amended by a First Supplemental Indenture dated January 26, 2001, a Second Supplemental Indenture dated December 19, 2001, and a Third Supplemental Indenture dated February 7, 2002, pursuant to which MeriStar Hospitality Corporation issued $55 million Series C and D 8 3/4% unsecured Senior Subordinated Notes due 2007.

“Senior Unsecured Indebtedness” of any Person means any Unsecured Indebtedness of such Person which is not Subordinate Indebtedness of such Person.

“Senior Unsecured Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Unencumbered EBITDA to (b) Parent’s Senior Unsecured Interest Expense, for such Rolling Period.

“Senior Unsecured Interest Expense” means, for any Person for any period, the Interest Expense for all Senior Unsecured Indebtedness of such Person and its Subsidiaries on a Consolidated basis for such Period.

“Senior Unsecured Leverage Ratio” means the ratio on any date of (a) the Parent’s Senior Unsecured Indebtedness on such date, to (b) the Parent’s Unencumbered EBITDA for the Rolling Period immediately preceding such date.

“Solvent” as to any Person shall mean that (i) the sum of the assets of such Person, based upon a fair valuation, will exceed its liabilities based upon a fair valuation, including Contingent Obligations, (ii) such Person will have sufficient capital with which to conduct its business as presently conducted and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any Contingent Obligations, such liabilities shall be computed in accordance with GAAP at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Special Member” shall have the meaning set forth in Section 5.15(cc).

“SPE Principal” shall have the meaning set forth in Section 5.15(cc).

“Status Reset Date” means the date following the end of any Fiscal Quarter which is the earlier of (a) the 50th day following the end of such Fiscal Quarter and (b) the date which is 5 days following the delivery of the reports and other documents required by (i) the provisions of Section 5.05(a) for such Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends) or (ii) the provisions of Section 5.05(b) for the Fiscal Quarter which ends on the date the Fiscal Year ends; provided that the documents contemplated by the preceding clause (ii) shall never be deemed delivered prior to the 40th day following the end of the Fiscal Year.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinate Indebtedness” means with respect to any Person the Indebtedness of such Person and its Subsidiaries on a Consolidated basis which (a) shall not mature, become payable or require the payment of any principal amount thereof (or any amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is ninety one (91) days after the Revolving Maturity Date and (b) shall be junior and subordinate to the Obligations and subject to an intercreditor agreement or subordination provisions which is acceptable to the Administrative Agent in its sole and absolute discretion

“Subordinate Indenture” means the Indenture dated as of August 19, 1997 between the Parent, as successor by merger to CapStar Hotel Company, and IBJ Schroder Bank & Trust Company, as trustee, as amended by First Supplemental Indenture dated March 20, 1998 and Second Supplemental Indenture dated August 3, 1998, covering approximately $204,000,000 8.75% unsecured Senior Subordinated Notes due August 19, 2007 as amended by First Supplemental Indenture dated as of March 20, 1998, a Second Supplemental Indenture dated as of August 3, 1998, a Third Supplemental Indenture dated as of January 26, 2001, a Fourth Supplemental Indenture dated as of December 19, 2001, and a Fifth Supplemental Indenture dated as of February 7, 2002.

“Subsidiary” of a Person means any corporation, association, partnership (general or limited), limited liability company or other business entity of which more than fifty percent (50%) of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Substitute Mortgage” shall have the meaning set forth in Section 2.13.

“Substitute Property” shall have the meaning set forth in Section 2.13.

“Syndication” shall have the meaning set forth in Section 10.06(g)(i).

“Tenant Estoppel Certificate” shall mean an estoppel certificate in form reasonably satisfactory to Lender.

“Term Advance” shall mean any advance by a Lender to the Borrower pursuant to such Lender’s Term Commitment or a continuation of an existing Term Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.

“Term Commitments” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as its Term Commitment or, if such Lender has entered into any Assignment and Acceptance after the Closing Date, the amount set forth for such Lender as its Term Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c), as such Term Commitments shall be reduced in accordance with the terms of this Agreement.

“Term Commitments Expiration Date” shall mean February 1, 2006.

“Term Facility Amount” shall mean U.S. $75,000.000, as such amount shall be reduced pursuant to Section 2.04, Section 2.07 or otherwise pursuant to the terms and conditions of this Agreement.

“Term Loan” shall mean, in the aggregate, the Term Advances made to Borrower under this Agreement and evidenced by the Term Notes pursuant to the terms hereof, the aggregate principal amount of which shall not exceed the Term Facility Amount.

“Term Maturity Date” shall mean August 1, 2006.

“Term Note” shall mean an amended and restated promissory note of the Borrower payable to the order of any Lender in substantially the form of the attached Exhibit A-1, evidencing indebtedness of the Borrower to such Lender resulting from Term Advances from such Lender, and “Term Notes” means all of such promissory notes.

“Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Title Companies” shall have the meaning set forth in the definition of Title Policy below.

“Title Policy” shall mean (i) the title insurance policies insuring the lien of the Security Instruments encumbering the Initial Real Property Assets issued by title insurance companies on the Original Closing Date in connection with the Existing Lehman Credit Agreement, as endorsed or updated pursuant to Section 3.02 hereof and (ii) each of the title insurance policies issued by title insurance companies (the “Title Companies”) reasonably satisfactory to Administrative Agent (together with reinsurance policies, with direct access endorsements if necessary in Administrative Agent’s reasonable discretion) insuring the lien of the Security Instruments on the Real Property Assets, in form and substance satisfactory to the Administrative Agent insuring that the Security Instruments are a first Lien on the good and marketable fee simple title (except, with respect to the Albuquerque Property, the valid ground leasehold interest) (subject to Permitted Exceptions) of the Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), to such Real Property Assets, in an amount equal to the amount of the Allocated Loan Amount for each Real Property Asset, together with a “tie-in” and first loss endorsement satisfactory to the Administrative Agent or, if such endorsement is not available in the state in which such Real Property Asset is located, in an amount equal to one hundred twenty-five percent (125%) of the amount of the Allocated Loan Amount for each such Real Property Asset, together with a “last dollar endorsement” where available, and containing such other endorsements and such affirmative insurance as shall be reasonably required by Administrative Agent, including, without limitation, a revolving credit endorsement, if available.

“Title Search” shall have the meaning set forth in Section 5.13.

“Total Indebtedness” of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries on a Consolidated basis, plus (b) to the extent not already included in the calculation of the preceding clause (a), the aggregate amount of the Indebtedness of such Person’s or such Person’s Subsidiary’s Unconsolidated Entities for which such Person has a direct or Contingent Obligation, plus (c) to the extent not already included in the calculation of either of the preceding clauses (a) or (b), the aggregate amount of letters of credit for which such Person or any of its Subsidiaries would have a direct or Contingent Obligation to reimburse the issuers of such letters of credit upon a drawing under such letters of credit, minus (d) to the extent included in the calculation of either of the preceding clauses (a), (b), or (c), the amount of any minority interests.

“Total Unencumbered Assets” shall have the meaning ascribed to such term in the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes.

“Transaction Costs” shall mean all reasonable costs and expenses paid or payable by Borrower relating to the Transactions including, without limitation, the reasonable costs and expenses of Administrative Agent in conducting its due diligence with respect to the Transactions, financing fees, commitment fees, advisory fees, appraisal fees, legal fees, accounting fees, brokerage fees and commissions, title insurance premiums, survey charges, mortgage recording taxes, recording charges and taxes, intangible taxes, documentation taxes or similar taxes whether paid directly by Borrower or as reimbursement to Administrative Agent.

“Transactions” shall mean each of the transactions contemplated by this Agreement and Credit Documents, including, without limitation, the establishment or any amendment of the credit facility hereunder.

“TRS” means a “Taxable REIT Subsidiary” as such term is used in the RMA.

“Type” has the meaning set forth in Section 1.04.

“UCC Searches” shall mean, collectively, UCC searches, together with tax lien, judgment, bankruptcy and litigation searches conducted in the appropriate jurisdictions by a search firm acceptable to the Administrative Agent.

“Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared as of such date.

“Unconsolidated Entity Percentage” means, for any Person, with respect to a Person’s Unconsolidated Entity, the percentage ownership interest of such Person in such Unconsolidated Entity.

“Unconsolidated Entity Property” means a Hotel Property owned or leased by an Unconsolidated Entity in which the Parent or one of the Parent’s Subsidiaries has an Investment, and “Unconsolidated Entity Properties” means all such Hotel Properties.

“Unencumbered” means, with respect to any Hotel Property, at any date of determination, the circumstance that such Hotel Property or the interest of the Operating Partnership or its Subsidiary therein on such date:

(a) is not subject to any Liens (including restrictions on transferability or assignability except for restrictions on the transferability of ground leases) of any kind (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness, or (ii) the organizational documents of the Operating Partnership or any of its Subsidiaries), but excluding Permitted Encumbrances;

(b) is not subject to any agreement (including (i) any agreement governing Indebtedness, and (ii) if applicable, the organizational documents of the Operating Partnership or any of its Subsidiaries) which prohibits or limits the ability of the Operating Partnership or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon such Hotel Property, other than Permitted Encumbrances (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Operating Partnership or its Subsidiaries); and

(c) is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on such Hotel Property, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause).

Notwithstanding the foregoing, the “equal and ratable” clause contained in the Senior Note Indentures as of the Closing Date, and a similar “equal and ratable” clause contained in any future indenture for Senior Unsecured Indebtedness permitted by this Agreement shall not by itself cause a Hotel Property to fail to qualify as Unencumbered. For the purposes of this Agreement, (a) any Hotel Property owned by a Subsidiary of the Operating Partnership shall not be deemed to be Unencumbered unless both (i) such Hotel Property and (ii) all Stock owned directly or indirectly by Operating Partnership in such Subsidiary is Unencumbered and (b) any Hotel Property leased by the Operating Partnership or a Subsidiary of the Operating Partnership, as lessee, which lease constitutes Indebtedness of such lessee shall not be deemed “Unencumbered.”

“Unencumbered EBITDA” means for any Person for any period for which such amount is being determined, an amount equal to the EBITDA for such Person and its Subsidiaries on a Consolidated basis for such period derived from Unencumbered Hotel Properties; provided that with respect to EBITDA attributable to an Unconsolidated Entity which owns or leases Unencumbered Hotel Properties, (a) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is equal to or greater than 20%, such Person or its Subsidiary, as applicable, shall only be deemed to have received the Unconsolidated Entity Percentage of such Unconsolidated Entity’s EBITDA derived from Unencumbered Hotel Properties to the extent not subject to (i) any limitation or restriction (except for the obligation to repay Indebtedness of such Person) on the right to distribute such EBITDA to such Person’s owners or (ii) any decision by another Person to not distribute the available cash of such Unconsolidated Entity to the owners of such Unconsolidated Entity, and (b) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is less than 20%, such Person or its Subsidiary shall only be deemed to have received that actual sums paid by such Unconsolidated Entity to such Person or its Subsidiary, as applicable, derived from Unencumbered Hotel Properties.

“Underwriting Fees” shall have the meaning set forth in Section 2.03.

“Unsecured Indebtedness” of any Person means (a) any Total Indebtedness of such Person minus (b) any Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness of such Person.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.

Section 1.04 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is an Eurodollar Rate Advance or Adjusted Base Rate Advance, each of which constitutes a Type.

Section 1.05 Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

Section 1.06 Recitals. The matters set forth in the recitals at the beginning of this Agreement are agreed to by the parties to this Agreement and incorporated into this Agreement as if set forth in their entirety herein.

Section 1.07 Senior Indebtedness. The Obligations and all renewals and extensions of the Obligations are designated as “Designated Senior Indebtedness” under the Subordinate Indenture.

ARTICLE II

THE ADVANCES

Section 2.01 The Advances.

(a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees at any time and from time to time on any Business Day up to fifteen (15) days prior to the Revolving Maturity Date or, subject to Section 2.01(b) below, the Term Maturity Date, as applicable, to make Revolving Advances or Term Advances, respectively; provided that Advances shall not be made (or be required to be made) by any Lender on any date if, after giving effect thereto, (i) such Lender’s Pro Rata Share would exceed such Lender’s Commitment at such time, (ii) the aggregate outstanding principal amount of all Revolving Advances would exceed the Revolving Facility Amount, (iii) the aggregate outstanding principal amount of all Term Advances would exceed the Term Facility Amount or (iv) the aggregate outstanding principal amount of all Advances would exceed the lesser of the Maximum Availability at such time and the Facility Amount. Within the limits set forth in the preceding sentence, the Borrower may from time to time prepay pursuant to Section 2.07 and with respect to Revolving Advances only, reborrow under this Section 2.01(a). No portion of the Loan comprised of Term Advances, once repaid, may be reborrowed.

(b) Notwithstanding the provisions of Section 2.01(a), (i) no Advances shall be made under this Agreement during any Clean-up Period and (ii) no Term Advances shall be made under this Agreement from and after the Term Commitments Expiration Date.

Section 2.02 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than 12:00 noon (New York, New York time) (i) on the third (3rd) Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or (ii) on the Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Adjusted Base Rate Advances, by the Borrower to the Administrative Agent, which shall give each Lender prompt notice on the day of receipt of such timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of the Term Advance and/or the Revolving Advance comprising such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. The Administrative Agent shall promptly notify each Lender who is obligated to fund an Advance under such Notice of Borrowing of such Notice of Borrowing not later than 6:00 p.m. (New York, New York time) on the day such Notice of Borrowing is deemed received by the Administrative Agent. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall also so notify each Lender who is obligated to fund an Advance under such Notice of Borrowing and the Borrower of the applicable interest rate under Section 2.06(b). Each Lender shall, before 12:00 noon (New York, New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing. Upon the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon (New York, New York time) (i) on the date which is at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day prior to the proposed Conversion Date in the case of a Conversion to a Borrowing comprised of Adjusted Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the principal amount of the Term Advance and/or Revolving Advance comprising the Borrowing amount, and Type of the Advances to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. Not later than 6:00 p.m. (New York, New York time) on the day such Notice of Conversion or Continuation is deemed received by the Administrative Agent, the Administrative Agent shall provide each

Lender who has an Advance affected by such Notice of Conversion or Continuation with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Rate Advances, notify each Lender who has an Advance affected by such Notice of Conversion or Continuation and notify the Borrower of the applicable interest rate under Section 2.06(b). For purposes other than the conditions set forth in Section 3.03 and the prohibition against reborrowing Term Advances once repaid, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing. If the Borrower shall fail to specify an Interest Period for a Eurodollar Rate Advance including the continuation of a Eurodollar Rate Advance, the Borrower shall be deemed to have selected an Adjusted Base Rate Advance.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) in the case of Eurodollar Rate Advances each Revolving Advance and/or Term Advance, respectively, comprising each Borrowing shall be in an aggregate amount of not less than $2,000,000 or greater multiples of $100,000;

(ii) in the case of Adjusted Base Rate Advances each Revolving Advance and/or Term Advance, respectively, comprising each Borrowing shall be in an aggregate amount of not less than $1,000,000 or greater multiples of $100,000;

(iii) the Borrower may not request Borrowings on more than four (4) days in any calendar month.

(iv) at no time shall there be more than six (6) Interest Periods applicable to outstanding Eurodollar Rate Advances;

(v) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if a Default has occurred and is continuing;

(vi) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, then such Lender’s Pro Rata Share of such Borrowing shall be made as an Adjusted Base Rate Advance, provided that such Adjusted Base Rate Advance shall be considered part of the same Borrowing and interest on such Adjusted Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender;

(vii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance;

(viii) if the Required Lenders shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance; and

(ix) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Adjusted Base Rate Advances or, if an existing Advance, Converted into Adjusted Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense incurred by such Lender as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender agrees to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for each such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. If such Lender shall not repay to the Administrative Agent such corresponding amount and interest as provided above, Borrower agrees to repay to the Administrative Agent promptly on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable on each such day to Advances comprising such Borrowing.

(f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) Notes. (i) The indebtedness of the Borrower to each Lender resulting from Term Advances owing to such Lender shall be evidenced by a Term Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A-1 and (ii) The indebtedness of the Borrower to each Lender resulting from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A-2.

Section 2.03 Fees.

(a) Commitment Fees. For the period from the Closing Date until the Revolving Maturity Date the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which such Lender’s Commitment exceeds such Lender’s Pro Rata Share of the average daily funded portion of the Facility Amount at a rate per annum equal to 0.75% (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year). Such fees shall be due and payable quarterly in arrears (i) on the date which is 30 days following the end of the last Business Day of each March, June, September and December and (ii) on the Revolving Maturity Date.

(b) Underwriting Fee. Borrower shall pay to Administrative Agent the underwriting fees (the “Underwriting Fees”) relating to the arrangement and making of the Loan as set forth in a separate loan fee letter (the “Fee Letter”). The Underwriting Fees shall be paid pursuant to the terms of the Fee Letter.

(c) Administrative Fee Letter. The Borrower agrees to pay to the Administrative Agent for the benefit of Lehman Commercial Paper, Inc. as applicable, the fees set forth in the Administrative Fee Letter payable to such Persons as and when the same are due and payable pursuant to the terms of the Administrative Fee Letter. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the upfront fees payable to the Lenders set forth in the Administrative Fee Letter on the Closing Date pursuant to the terms of the Administrative Fee Letter.

Section 2.04 Reduction of the Commitments.

(a) Upon the occurrence of a Change in Control in the Parent or the Operating Partnership, then, in such event the Required Lenders may, at their sole option upon written notice to the Borrower (a “Termination Notice”), declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate and the Commitments shall reduce to zero.

(b) The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce ratably in part the Commitments of the Lenders; provided, however, that (i) each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) no such reduction shall result in an overdraft status as provided in Section 2.07(c)(ii), and (iii) no such reduction shall result in the total Revolving Commitments of the Lenders being less than $25,000,000.

(c) On the Term Commitments Expiration Date, the obligation of each Lender to make Term Advances shall be terminated and their respective Term Commitments shall be reduced to zero.

Section 2.05 Repayment of Advances on the Maturity Date. The Borrower shall repay the outstanding principal amount (i) of each Term Advance on the Term Maturity Date and (ii) of each Revolving Advance on the Revolving Maturity Date.

Section 2.06 Interest, Late Payment Fee. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Adjusted Base Rate Advances. (i) With respect to Revolving Advances, if such Revolving Advance is an Adjusted Base Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (A) the Adjusted Base Rate in effect from time to time plus the Applicable Revolving Margin and (B) the Maximum Rate, payable in arrears on the first Business Day of each calendar month and on the date such Adjusted Base Rate Advance shall be paid in full, provided that during the continuance of an Event of Default, Adjusted Base Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Revolving Advance immediately prior to the date on which such amount becomes due plus three percent (3%) and (B) the Maximum Rate and (ii) with respect to Term Advances, if such Term Advance is an Adjusted Base Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (A) the Adjusted Base Rate in effect from time to time plus the Applicable Term Margin and (B) the Maximum Rate, payable in arrears on the first Business Day of each calendar month and on the date such Adjusted Base Rate Advance shall be paid in full, provided that during the continuance of an Event of Default, Adjusted Base Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Term Advance immediately prior to the date on which such amount becomes due plus three percent (3%) and (B) the Maximum Rate.

(b) Eurodollar Rate Advances. (i) With respect to Revolving Advances, if such Revolving Advance is a Eurodollar Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Revolving Advance to the lesser of (A) the Eurodollar Rate for such Interest Period plus the Applicable Revolving Margin and (B) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full, and, with respect to Eurodollar Rate Advances having an Interest Period in excess of 30 days, the first day of each calendar month during such Interest Period excluding the month in which such Eurodollar Rate Advance shall be paid in full; provided that during the continuance of an Event of Default, Eurodollar Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Revolving Advance immediately prior to the date on which such amount became due plus three percent (3%) and (B) the Maximum Rate and (ii) with respect to Term Advances, if such Term Advance is a Eurodollar Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Term Advance to the lesser of (A) the Eurodollar Rate for such Interest Period plus the Applicable Term Margin and (B) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full, and, with respect to Eurodollar Rate Advances having an Interest Period in excess of 30 days, the first day of each calendar month during such Interest Period excluding the month in which such Eurodollar Rate Advance shall be paid in full; provided that during the continuance of an Event of Default, Eurodollar Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Term Advance immediately prior to the date on which such amount became due plus three percent (3%) and (B) the Maximum Rate.

(c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus three percent (3%), from the date such amount became due until the date such amount is paid in full.

(e) Late Payment Fee. Subject to the provisions of Section 10.13, if any interest payable under this Agreement is not paid when due and payable (after taking into account any applicable grace period), then the Borrower will pay to the Administrative Agent for the account of the Lenders contemporaneously with the payment of such past due interest a late payment fee equal to an amount equal to the product of (i) such overdue interest times (ii) four percent (4%).

Section 2.07 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 12:00 noon (New York, New York time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in case of Adjusted Base Rate Advances, at least one Business Day’s prior written notice to the Administrative Agent stating the Advances to be repaid, the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $100,000. The Term Facility Amount shall be reduced by the amount of all prepayments of Term Advances pursuant to this subsection and may not be reborrowed.

(c) Mandatory Prepayments.

(i) Change of Control. On the fifth Business Day following the Borrower’s receipt of a Termination Notice pursuant to Section 2.04(a) hereof, the Borrower shall be required to prepay all outstanding Advances in full.

(ii) Overdraft. Upon a breach of the Availability Covenant, Borrower shall be required to prepay all or a portion of the outstanding Advances as provided in Section 2.18. Any prepayment of outstanding Advances pursuant to this subsection shall be applied in the following order (a) first, to repay the outstanding principle of Term Advances, and (b) second, to repay the outstanding principal of Revolving Advances. The Term Facility Amount shall be reduced by the amount of all prepayments of Term Advances pursuant to this subsection and may not be reborrowed.

(iii) Repayment Event. Upon the occurrence of any Repayment Event, the Borrower shall prepay Advances on the Business Day immediately succeeding the date the Net Cash Proceeds from such Repayment Event are received by the Borrower or the Parent, as applicable, in an amount equal to the lesser of (A) the amount of the outstanding Advances on such Business Day and (B) 100% of the Net Cash Proceeds of such Repayment Event; subject however, in the event of a casualty or condemnation at any Real Property Asset, to the provisions contained in Section 4.3 of the Security Instruments. Any Net Cash Proceeds utilized to repay Advances shall be applied in the following order: (a) first, to repay the outstanding principal of Term Advances, and (b) second, to repay the outstanding principal of Revolving Advances; provided, however, with respect to $25,000,000 of Net Cash Proceeds in connection with any Asset Disposition during the term of the Loan utilized to repay Advances, such Net Cash Proceeds shall, at the request of Borrower, be applied first, to repay the outstanding principal of Revolving Advances, and second, to repay the outstanding principal of Term Advances. The Term Facility Amount shall be reduced by the amount of all prepayments of Term Advances pursuant to this subsection and may not be reborrowed.

(iv) Clean-up. During each Clean-up Period the outstanding principal amount of Revolving Advances shall equal $0.00, and Borrower shall prepay Revolving Advances to the extent necessary to comply with the foregoing.

(v) Revolving Facility Amount Reduction Date. On the Revolving Facility Amount Reduction Date, the Borrower shall repay the amount of all the outstanding Revolving Advances which exceeds the Reduced Revolving Facility Amount.

(vi) Accrued Interest. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(d) Ratable Payments. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(e) Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

(f) Payments with respect to Florida Liens. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances secured by Florida Liens shall be deemed the last Advances repaid.

Section 2.08 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such

Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.09 Increased Costs.

(a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation following the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not complied with prior to the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend then, upon 30 days prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender, in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Payments and Computations.

(a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (New York, New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will on the same day cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.06(c), 2.08, 2.09, 2.11 or 2.12 but after taking into account payments effected pursuant to Section 10.04) ratably to the Lenders in accordance with, in the case of a payment made in respect of a Borrowing, each Lender’s Pro Rata Share, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Adjusted Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days and all computations of fees and interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.

(e) Application of Payments. Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit

Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, [Intentionally Omitted]; fourth, to the payment of all other fees due and payable under Section 2.03; fifth, to the payment of the interest accrued on all of the Notes, and sixth to the payment of the principal amount of all of the Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender in the following order (A) first, to repay the outstanding principal of Term Advances, and (B) second, to repay the outstanding principal of Revolving Advances. The Term Facility Amount shall be reduced by the amount of all prepayments of Term Advances pursuant to this subsection and may not be reborrowed.

(f) Register. The Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.

Section 2.11 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, or the Administrative Agent (as the case may be) is organized or carries on business (other than as a result of a connection arising primarily from the Lender, or the Administrative Agent (as the case may be) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, or the Administrative Agent could have provided such forms or if such Lender, or the Administrative Agent (as the case may be) fails to comply with Section 2.11(g), no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Borrower indemnifies each Lender, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11) paid by such Lender, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent, or any such Lender. If any Lender, or the Administrative Agent, receives a refund, offset, credit or deduction in respect of any Taxes or Other Taxes paid by the Borrower under this paragraph (c), such Lender, or the Administrative Agent, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund, offset, credit or deduction, received by or credited to the Lender, or the Administrative Agent, as the case may be, (reduced by any Taxes imposed on the Lender or the Administrative Agent, as the case may be, by reason of the receipt, accrual or payment of such refund, offset, credit or deduction).

(d) Evidence of Tax Payments. The Borrower will pay, prior to delinquency, all Taxes and Other Taxes. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.

(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Lender which delivers to the Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Prescribed Form establishing an exemption from, or a reduced rate of, United States backup withholding tax, such Lender shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the Prescribed Forms.

(f) Nothing in this Section 2.11 shall require any Lender, or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).

(g) If any Lender claims any additional amounts payable pursuant to this Section 2.11, then such Lender shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise disadvantageous to such or Lender.

Section 2.12 Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Lender by notice to the Borrower and the Administrative Agent no later than 12:00 noon (New York, New York time), (a) if not prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Lender or (b) if prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, Convert all Eurodollar Rate Advances of such Lender then outstanding to Adjusted Base Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13 Release and Substitution of Collateral.

(a) Provided that no Default or Event of Default has occurred and is continuing, prior to the date which is ninety (90) days prior to the Revolving Maturity Date, Borrower shall have the right, from time to time, to obtain a release of a Real Property Asset from the Lien of the related Security Instrument and Credit Documents (a “Release Property”) upon delivery to Administrative Agent of a written request for such release at least fifteen (15) Business Days prior to the requested release date. In the event Borrower seeks to obtain such a release for itself or any other applicable Loan Party, Administrative Agent shall release such Real Property Asset only upon receipt by Administrative Agent of the following:

(i) A recalculation of Maximum Availability by Borrower assuming the release of the Release Property and calculation of the difference (positive or negative) between said recalculated Maximum Availability and the aggregate amount of the outstanding Obligations;

(ii) If said recalculated Maximum Availability is less than the aggregate amount of the outstanding Obligations, a wire transfer of immediately available federal funds in an amount equal to such shortfall, together with all accrued interest on the portion of the Obligations being pre-paid and any costs and expenses incurred by Administrative Agent to effect the Transaction contemplated by this Section, including the related Funding Costs as a result of such prepayment; and

(iii) A certificate of a Responsible Officer of Parent together with other evidence reasonably satisfactory to Administrative Agent (which shall include the certificate described in Section 5.05(a)(i)) certifying that all covenants, terms and conditions of this Agreement continue to be satisfied, and specifically that (x) the Real Property Assets remaining encumbered by the Liens of the Security Instruments (A) satisfy the Minimum Real Property Asset Covenant, and (B) after giving effect to the payment described in clause (ii) above continue to satisfy the Availability Covenant, (y) there are no superior or subordinate liens (other than Permitted Liens), mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Real Property Assets remaining encumbered by the Lien of the Security Instruments.

(iv) Such title endorsements effecting adjustments in the amount of coverage provided by title insurance policies on the remaining Real Property Assets necessitated, as reasonably determined by Administrative Agent, by adjustment in the Allocated Loan Amounts determined pursuant to Section 2.13.

Simultaneously with compliance with the conditions set forth in clauses (i), (ii), (iii) and (iv) above, Administrative Agent and the Lenders shall release the Lien with respect to all Collateral relating to the applicable Real Property Asset(s).

(b) Provided that no Default or Event of Default has occurred and is continuing, prior to the date which is ninety (90) days prior to the Revolving Maturity Date, Borrower shall have the right, subject to the consent of the Required Lenders (which in this case must include the Administrative Agent), which shall not be unreasonably withheld, and Administrative Agent’s or such Required Lenders’ due diligence review as provided below, to obtain a release of a Release Property and concurrent substitution of one or more fully licensed, stabilized and operating hospitality properties owned in fee simple by Borrower, which is an Eligible Property (a “Substitute Property”), and subjects Substitute Property to the Lien of a new mortgage, deed of trust, deed to secure debt or similar security instruments, in the same form and substance as the Security Instruments (“Substitute Mortgage”) and to the Lien of the Credit Documents, as a first lien thereon subject to Permitted Liens; provided, however, Lender’s consent to such release and substitution shall be conditioned on, among other things, receipt by Administrative Agent of the following in form and substance reasonably satisfactory to Administrative Agent and each of said Required Lenders where indicated:

(i) Evidence that the Substitute Property is fully operational and stabilized, as reasonably determined by Administrative Agent.

(ii) An Appraisal of the Substitute Property prepared within six (6) months prior to delivery which is satisfactory to the Lenders.

(iii) An opinion of Borrower’s counsel stating that (A) the Substitute Mortgage and the Credit Documents by which the Substitute Property will be encumbered have been duly authorized, executed and delivered by Borrower and are valid and enforceable in accordance with their terms, subject to bankruptcy and equitable principles, (B) Borrower is, if required by applicable law, qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located, (C) the encumbrance of the Substitute Property with the Lien of the Substitute Mortgage and the Credit Documents shall not cause a breach of, or a default under, any agreement, document or instrument to which Borrower, the Parent, the Operating Partnership or any of their Subsidiaries is a party or to which it or its properties are bound or affected, (D) the anticipated release and substitution will not affect the status of the Parent as a REIT as a qualified real estate investment trust under Section 856 of the Code and (E) the Loan does not violate any usury or other applicable laws; and (F) the Substitute Mortgage and Financing Statements are in proper form for recording/filing, and when recorded or filed, as applicable, will create a Lien against the intended Collateral, and with respect to the Financing Statements, create a perfected security interest in the intended Collateral.

(iv) A certification by Borrower that (A) the certificates, opinions and other instruments which have been or are therewith delivered to or deposited with Administrative Agent in connection with such release and substitution conform to the requirements of this Agreement and the Security Instruments, (B) all conditions precedent herein have been complied with or have been waived by Administrative Agent and (C) all conditions precedent to the delivery of the Substitute Mortgage and Credit Documents contained in this Agreement have been fulfilled or have been waived by Administrative Agent.

(v) Evidence that the Borrower, the Parent, the Operating Partnership, the Subsidiaries of the Parent and the Operating Partnership and the other Loan Parties are, and will remain after the consummation of the transaction, Solvent.

(vi) Original executed counterparts of the Substitute Mortgage, the Approved Participating Lease Subordination Agreement, the Assignment of Leases and Rents and the other Credit Documents encumbering the Substitute Property including, without limitation, financing statements, consents, control agreements or other documents necessary to grant or perfect Administrative Agent’s first priority security interest, subject to Permitted Liens, on behalf of the Lenders in the fixtures and personalty located thereon and the Rents and Accounts Receivable derived therefrom.

(vii) A Title Policy insuring the lien of the Substitute Mortgage, as well as such endorsements effecting adjustments in the amount of coverage provided by the Title Policies on existing Real Property Assets necessitated, as reasonably determined by Administrative Agent, by adjustment in the Allocated Loan Amounts determined pursuant to Section 2.13.

(viii) Evidence to the effect that the Substitute Property and the use thereof are in substantial compliance with the applicable zoning, subdivision, and all other applicable federal, state or local laws and ordinances affecting the Substitute Property, and that all building and operating licenses and permits necessary for the use and occupancy of the Substitute Property for purposes ordinary and customary in the industry of the Hospitality/Leisure Related Business including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(ix) An Environmental Report dated within six (6) months prior to delivery reasonably satisfactory to Administrative Agent.

(x) Payment of all Transaction Costs incurred by Administrative Agent in connection with the release of any Release Property and the inclusion of any Substitute Property as Collateral.

(xi) A current new survey or updated survey or a survey dated no later than three (3) years prior to the date of the proposed substitution, together with an affidavit from the Borrower that no change has occurred with respect to the state of fact set forth on such survey (provided that the Title Company issuing the Title Policy shall issue a “land same as survey” endorsement and insure Lender against any loss relating to any state of fact that a current survey of the Substitute Property would show), as determined by Administrative Agent in its reasonable discretion, of the Substitute Property certified to Administrative Agent, as Administrative Agent for the Lenders, its successors and assigns, in such form and as of such date that the Title Companies shall agree to omit the standard survey exception from the related Title Policy, prepared by a land surveyor licensed in the state where the Substitute Property is located pursuant to the 1999 ALTA/ACSM Minimum Standard Requirements Detail for Land Title Surveys, showing such Table A items as may be reasonably required by Administrative Agent and meeting the requirement of an Urban Survey thereunder (or other equivalent standard reasonably satisfactory to Administrative Agent and its counsel), and otherwise reasonably acceptable to Administrative Agent.

(xii) Payment of all recording charges, filing fees, taxes, or other expenses, including but not limited to intangibles taxes and documentary stamp taxes in connection with the recording of the Substitute Mortgage and the Lien necessary to grant and perfect Lenders’ first priority lien on and security interest in the Substitute Property for the benefit of Administrative Agent on behalf of each Lender.

(xiii) An Engineering Report dated within six (6) months of delivery prepared by an independent licensed engineer reasonably satisfactory to the Required Lenders, prepared in accordance with Administrative Agent’s then current guidelines for property inspection reports applicable to the types of properties, locations and loan types as Substitute Property and this Loan, stating, among other things, that the Substitute

Property is in good condition and repair and free of damage or waste and is in material compliance with all Access Laws and is otherwise satisfactory to the Required Lenders.

(xiv) Annual operating statements and occupancy statements for the Substitute Property for Borrower’s most recent three (3) Fiscal Years (and such prior Fiscal Years as reasonably required by Administrative Agent in order for Administrative Agent to perform its due diligence review with respect to the Substitute Property), together with a year to date operating statement, current occupancy statements, and a budget for the current Fiscal Year of Borrower (and/or other appropriate Loan Party as reasonably determined by Administrative Agent), each certified by Borrower and the other appropriate Loan Party, if applicable, and a certificate of no material adverse change since the date thereof executed by an officer of the general partner of Borrower and the other appropriate Loan Party, if applicable.

(xv) Original certificates and copies of policies of insurance required by the Administrative Agent under the terms of the Substitute Mortgage for the Substitute Property and, if required by Administrative Agent, a report from Administrative Agent’s insurance consultant with respect thereto.

(xvi) Certified copies of the organizational documents of the Borrower (and/or the other appropriate Loan Party, as reasonably determined by Administrative Agent) and evidence of their due organization, existence and good standing in the state where the Substitute Property is located and in their respective states of organization.

(xvii) Certified copies of all Leases with respect to the Substitute Property (including, without limitation, any Approved Participating Lease) which are not terminable within thirty (30) days (unless an Approved Participating Lease) or contemplate or require rental payments of at least $5,000 per month, on average, and Tenant Estoppel Certificates as required by Administrative Agent.

(xviii) All Subordination, Non-Disturbance and Attornment Agreements, if any.

(xix) Certified copies of all contracts and agreements relating to the management, leasing and operation of the Substitute Property which are not terminable within thirty (30) days (unless a Franchise Agreement or an Approved Management Agreement) or contemplate or require payments of at least $5,000 per month, on average.

(xx) Such evidence as Administrative Agent reasonably deems necessary to indicate compliance with all Legal Requirements and such evidence as Administrative Agent may deem necessary or appropriate to evidence the availability of all utilities, including water, sewers, gas and electricity, as may be necessary for the use of the Substitute Property as intended.

(xxi) In the event the property owner is not already a Borrower, documentation reasonably acceptable to the Administrative Agent executed by such property owner wherein such property owner shall join in and be bound by the Credit Documents as a Borrower.

(xxii) An Assignment and Subordination of Management Agreement from the manager under the Management Agreement, if any, for the Substitute Property, along with a certified copy of the Management Agreement, if any.

(xxiii) A Franchisor Estoppel and Recognition Letter from the franchisor under the Franchise Agreement, if any, for the Substitute Property.

(xxiv) Certified copies of the most recent Quality Assurance Reports, if any.

(xxv) Financing Statements.

(xxvi) A certification by a Responsible Officer of Parent certifying that all of the representations and warranties contained in the Security Instruments and in the other Credit Documents, after giving effect to the substitution of the Substitute Property, are true and correct with respect to the Substitute Property and that there is no Default or Event of Default hereunder.

(xxvii) A certificate of a Responsible Officer of Parent together with other evidence satisfactory to Administrative Agent (which shall include the certificate described in Section 5.05(a)(i) that after the substitution of a Substitute Property and the release of the Release Property and payment of any shortfall in Maximum Availability as described below, the Availability Covenant is satisfied, and that all other covenants, terms and conditions of this Agreement continue to be satisfied.

(xxviii) Borrower has otherwise complied with all conditions precedent to an Advance under Article III of this Agreement unless waived by Administrative Agent.

(xxix) UCC Searches with respect to the Substitute Property, the Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), the Approved Participating Lessee and the general partner or managing member of the Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), as applicable.

(xxx) The Administrative Agent shall have received reasonably satisfactory evidence indicating which portions of any of the Substitute Property are in a flood plain.

(xxxi) Each depository institution which shall hold any Minimum Capital Expenditure Reserve Account or Deferred Maintenance Account with respect to the Substitute Property shall enter into a Control Agreement with Administrative Agent and Borrower or other applicable Loan Parties in form and substance satisfactory to Lender, and such depository institution shall name the accounts “Lehman Commercial Paper, Inc. as Agent for one or more Lenders, as Secured Party”, or as Administrative Agent shall hereinafter determine.

(xxxii) Certified Resolutions, etc. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the managing member or general partner, as applicable, of Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the Substitute Mortgage and other applicable Credit Documents, (ii) the operating agreement of such Person as in effect on the date of the proposed substitution, (iii) the resolutions of such Person’s member or board of directors, as applicable, approving and authorizing the execution, delivery and performance of all Credit Documents executed by such Person, and (iv) that there have been no changes in the certificate of formation of such Person since the date of the most recent certification thereof by the appropriate Secretary of State.

(xxxiii) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received certified copies of all material consents, licenses and approvals (including, but not limited to, government approvals), if any, required (i) in connection with the execution, delivery and performance by Borrower (and/or other appropriate Loan Party as reasonably determined by Administrative Agent) and the other Loan Parties, and the validity and enforceability, of the Credit Documents, or (ii) in connection with any of the Transactions, or operation of any Substitute Property and such consents, licenses and approvals shall be in full force and effect.

(xxxiv) If the Property Owner of the Substitute Property is not already a Borrower, then such new Property Owner shall be controlled by the Parent and owned by the Parent and the Operating Partnership as set forth in Section 5.02(f) hereof, and (i) shall assume all the obligations of Borrower under this Agreement, the Notes and the other applicable Credit Documents and (ii) shall become a party to this Agreement, the Notes and the other applicable Credit Documents and shall be bound by the terms and provisions thereof as if it had executed this Agreement, the Notes and the other applicable Credit Documents and shall have the rights and obligations of Borrower, mortgagor and pledgor thereunder.

(xxxv) Such other certificates, opinions, documents and instruments relating to the substitution reasonably requested by Administrative Agent and all corporate matters, other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the substitution shall be reasonably satisfactory in form and substance to Administrative Agent.

In connection with such a release and substitution, the Maximum Availability shall be recalculated by Borrower, which recalculation shall be subject to the review and approval of Administrative Agent, provided that any such recalculation so approved by the Administrative Agent shall be subject to correction in the event Borrower or any Lender determines that it contains a material manifest error. Simultaneously with the recordation of the Substitute Mortgage, in the event the Maximum Availability will be reduced below the aggregate amount of the Obligations, Borrower shall deliver to Administrative Agent, by wire transfer of immediately available funds, an amount equal to such shortfall, together with all accrued interest on the Advance being paid, plus any costs and expenses incurred by Administrative Agent to effect the transaction contemplated by this Section, including any related Funding Costs resulting from any prepayment. Immediately after such recordation and payment, Administrative Agent and the Lenders shall release their Lien with respect to the Collateral relating to the Release Property.

(c) Upon receipt of the items described in Section 2.13(b) above which are subject to review and approval by the Required Lenders, Administrative Agent shall promptly deliver them to the Lenders. Each of the Lenders shall have ten (10) Business Days after it has received each and every one of such items to review same. Administrative Agent shall have ten (10) Business Days after it has received each and every one of the items described in Section 2.13 to review same. In the event Administrative Agent fails to inform Borrower whether the Required Lenders as described above approve or disapprove the proposed Substitute Property within ten (10) Business Days after each of the Lenders has received each of such items in accordance with the foregoing, said Required Lenders shall be deemed to have given their approval.

(d) In connection with any release or release and substitution, Administrative Agent shall revise Schedule 4.23 hereto to reflect the release of the Release Property or release of the Release Property and addition of the Substitute Property and to adjust the Allocated Loan Amounts as Administrative Agent deems necessary among the Real Property Assets, which adjustment shall be deemed effective upon the occurrence of such release or release and substitution in accordance with the terms and conditions hereof.

Section 2.14 Determination of Leverage Ratio and Senior Unsecured Leverage Ratio. The Leverage Ratio shall be determined by the Administrative Agent, as follows:

(a) Quarterly. On the Status Reset Date, the Administrative Agent shall determine the Leverage Ratio and the Senior Unsecured Leverage Ratio as of the last day of the immediately preceding Fiscal Quarter upon receipt of a Compliance Certificate setting forth the components of the Leverage Ratio and the Senior Unsecured Leverage Ratio as of such date.

(b) Adjustments. Following each making, of an acquisition or disposition by the Parent or its Subsidiary of a Hotel Property or any of the Parent’s or its Subsidiary’s other Investments or Non-Replaced Property with an Investment Amount in excess of $5,000,000 or the incurrence by the Parent or its Subsidiary of additional Indebtedness (excluding any Obligations) in excess of $5,000,000 (an “Adjustment Event”), and the Administrative Agent’s receipt of an Adjustment Report with respect thereto, the Administrative Agent shall adjust the Leverage Ratio and the Senior Unsecured Leverage Ratio accordingly.

Section 2.15 Lender Replacement.

(a) Right to Replace. The Borrower shall have the right to replace each Lender either (i) affected by a condition under Section 2.02(c)(vi), 2.09, 2.11, or 2.12 for more than 60 days or (ii) that refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by 51% of the Non-Defaulting Lenders entitled to vote on such proposed change, waiver, discharge or termination, as (and to the extent) provided in Section 10.01 (each such affected or non-consenting Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.15 and provided that no reduction of the total Commitments or Advances occurs as a result thereof.

(b) Replacement Allocation.

(i) Upon the occurrence of any condition permitting the replacement of a Lender, the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Commitments or Advances, as applicable, of the Affected Lenders to Persons who desire to increase their Commitments or Advances, as applicable, including without limitation to Persons which are not already party to this Agreement but which qualify as Eligible Assignees, which election shall be made by written notice within 30 days after the date such condition occurs.

(ii) If the aggregate amount of the reallocated Commitments is less than the Commitments of the Affected Lenders, or reallocated Advances is less than the Advances of the Affected Lenders, (A) the respective Commitments or Advances, as applicable, of the Lenders which have received such reallocated Commitments or Advances, as applicable, shall be increased by the respective amounts of their proposed reallocations to the extent any such Lender agrees to such increase, and (B) the Borrower shall have the right to add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Commitments or Advances, as applicable, no greater than those of the Affected Lenders minus the amounts of the Commitments or Advances, as applicable, already reallocated.

(iii) Notwithstanding any provision in this Section 2.15 to the contrary, (A) no Lender may have such Lender’s Commitment or Advances, as applicable, increased pursuant to the provisions of this Section 2.15 without such Lender’s written consent and (B) no Lender except for an Affected Lender may have such Lender’s Commitment or Advances, as applicable, decreased pursuant to the provisions of this Section 2.15 without such Lender’s written consent.

(c) Procedure. Any assumptions of Commitments or Advances, as applicable, pursuant to this Section 2.15 shall be (i) made by the purchasing Lender or Eligible Assignee and the selling Lender entering into an Assignment and Assumption and by following the procedures in Section 10.06 for adding a Lender. In connection with the reallocation of the Commitments or Advances, as applicable, of any Lender pursuant to the foregoing paragraph (b), each Lender with a reallocated Commitment or Advances, as applicable, shall purchase from the Affected Lenders at par such Lender’s ratable share of the outstanding Advances of the Affected Lenders.

Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) (i) on account of the Advances made by it in excess of its Pro Rata Share of payments or collateral on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances, made by them or held by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to

(b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.17 Increasing Maximum Availability. Borrower may, prior to the Revolving Maturity Date and subject to the limitations set forth herein, increase the Maximum Availability by offering to add additional properties which are Eligible Properties as security for the Loan and encumbering them with the Lien of the Security Instruments and the Credit Documents (each, a “New Property”). If the Required Lenders (which in this case must include the Administrative Agent) consent to the addition of any such New Property, which consent will not be unreasonably withheld, then, subject to continued satisfaction of the Availability Covenant (after giving effect to such New Property), and all the covenants, terms and conditions in this Agreement and specifically this Section 2.17 are complied with, the Maximum Availability shall be increased when New Properties have been encumbered by the Lien of the Security Instruments and the Credit Documents by an amount equal to the Maximum Availability allocable to the New Property (subject to the limitations set forth in the definition of Maximum Availability in Section 1.01 hereof), provided that each New Property be encumbered by the Lien of the Security Instruments and the Credit Documents within forty-five (45) days after notification by the Administrative Agent to Borrower that such New Property is satisfactory to said Required Lenders.

In addition to the restrictions set forth above, to add a New Property as Collateral and a Real Property Asset hereunder, each of the following conditions precedent must be satisfied:

(a) No Default or Event of Default has occurred and is continuing or would result from the consummation of the proposed addition of the New Property;

(b) Borrower has executed and delivered to Administrative Agent (at Borrower’s sole cost and expense) all of the documents, certifications and opinions required under Section 2.13(b) for a Substitute Property and has complied with all of the conditions contained in Section 2.13 with respect to a Substitute Property or such conditions have been waived by Administrative Agent; and

(c) The Required Lenders and the Administrative Agent as described above must approve or be deemed to have approved the proposed New Property in accordance with the terms and conditions of Section 2.13(c).

In connection with such addition, Administrative Agent shall revise Schedule 4.23 hereto to reflect the addition of the New Property and to adjust the Allocated Loan Amounts as Administrative Agent deems necessary among the Real Property Assets, which adjustment shall be deemed effective upon the occurrence of such addition in accordance with the terms and conditions hereof. Also in connection with such addition, the Maximum Availability shall be recalculated by Borrower, which recalculation shall be subject to the review and approval of

Administrative Agent, provided that any such recalculation so approved by the Administrative Agent shall be subject to correction in the event Borrower or any Lender determines that it contains a material manifest error. No increase in the Maximum Availability may take place after the Revolving Maturity Date.

Section 2.18 Availability Covenant. In the event that Borrower is no longer in compliance with the Availability Covenant by virtue of (i) Borrower’s receipt of written notice from the Administrative Agent that the Availability Covenant is no longer satisfied, (ii) Borrower’s delivery of the Section 5.05(a)(i) certificate indicating that the Availability Covenant is no longer satisfied (or, if such certificate is not delivered on or prior to the date provided for in Section 5.05(a)(i), the date on which such certificate was required to be delivered thereunder) or (iii) Borrower’s determination that the Availability Covenant is no longer satisfied, then Borrower shall have thirty (30) days to either repay, without penalty or premium (other than as provided in Section 2.08 and 2.09), that amount of the Loan necessary to cause compliance with the Availability Covenant or to cause the addition of a New Property as additional Collateral and a Real Property Asset pursuant to the terms of this Section 2.18 and Section 2.17 in order to cause compliance with such covenant. In order to elect to add a New Property in satisfaction of the foregoing, Borrower must deliver to Administrative Agent, within five (5) Business Days after receipt of any notice or determination of a breach of the Availability Covenant, a “Request For Additional Collateral” substantially in the form of Exhibit N hereto, executed by a Responsible Officer of the Borrower, which request shall contain a certification that the Borrowing Base Value for the New Property would be sufficient to satisfy the Availability Covenant, taking into account the limitations set forth in the definition of Maximum Availability, if combined with the Borrowing Base Values for the then existing Eligible Properties. If Borrower complies with all of the conditions in this Section 2.18 and Section 2.17, including, without limitation, obtaining the consent of the Required Lenders as described therein, within said thirty (30) day time period, Borrower shall not be required to repay any portion of the Loan as a result of such breach of the Availability Covenant. If however, (x) Borrower shall fail to timely deliver a Request For Additional Collateral, (y) the proposed New Property offered by Borrower is not satisfactory to said Required Lenders and the Administrative Agent in their reasonable discretion or (z) if the proposed New Property is satisfactory to said Required Lenders and the Administrative Agent, but Borrower shall fail to timely encumber such New Property with the Liens of the Credit Documents pursuant to Section 2.17 within the thirty (30) day time period provided above, then Borrower must immediately repay the amount described above and, in the event of Borrower’s failure to do so, an Event of Default shall be deemed to have occurred. Notwithstanding any of the foregoing to the contrary, if the Maximum Availability is ever less than fifty percent (50%) of the Facility Amount, Borrower shall immediately prepay the Loan in full and Borrower shall be deemed to have elected to terminate the Loan pursuant to Section 2.04.

Section 2.19 Adjustment of Allocated Loan Amounts upon Addition of New Property. Upon the addition of any New Property pursuant to Section 2.17 or 2.18, Administrative Agent shall revise Schedule 4.23 to reflect the addition of such New Property or Properties and to adjust the Allocated Loan Amounts as the Administrative Agent deems necessary among the Real Property Assets.

Section 2.20 Additional Borrowers. If an additional entity is joined as a borrower under the Loan as a result of adding any Substitute Property or New Property to be encumbered by a Security Instrument and the other Credit Documents, each such additional entity (individually, an “Additional Borrower” and collectively “Additional Borrowers”) (i) shall be (a) controlled by the Parent and owned by the Parent and Operating Partnership as set forth in Section 5.02(f) hereof, (b) a “restricted subsidiary” of the Operating Partnership pursuant to the Senior Note Indenture, (ii) shall, upon approval by the Administrative Agent and execution of a written agreement acceptable to Administrative Agent, wherein such additional entity shall assume the obligations under (on the part of the Borrower to be performed) and become a party to and be bound by the Notes, this Agreement and the other applicable Credit Documents, be deemed to be a “Borrower” for the purpose of this Agreement and the other Credit Documents and (iii) shall be required to deliver and execute such documents as required by and otherwise satisfy and comply with the requirements of this Agreement and the other Credit Documents.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to the Initial Advance. The obligation of Administrative Agent and each Lender to make any Advance of the Loan (in accordance with its Pro Rata Share) which shall result in the aggregate outstanding Advances under the Loan to equal the principal amount of no greater than $50,000,000 on or subsequent to the Closing Date is subject to the satisfaction by Borrower on or prior to the Closing Date of the following conditions precedent:

(a) Credit Documents.

(i) Senior Secured Credit Agreement. Borrower, each Lender, and Administrative Agent shall have executed and delivered this Agreement to the Administrative Agent.

(ii) The Notes. Borrower shall have executed and delivered to the Administrative Agent the Notes in the amount, maturity and as otherwise provided herein.

(b) Opinions of Counsel. The Administrative Agent shall have received legal opinions, dated the Closing Date, from counsel to the Borrower, the IDOT Guarantor, and, if applicable, the Parent and the Operating Partnership licensed to practice law in the jurisdictions where such Persons are formed, in form and substance satisfactory to the Administrative Agent and their counsel, opining that, among other things: (i) this Agreement, the Notes and the other Credit Documents have been duly authorized, executed and delivered by the Borrower and the IDOT Guarantor and are valid and enforceable in accordance with their terms, subject to bankruptcy and equitable principles; (ii) the execution and delivery of this Agreement and the Notes shall not cause a breach of, or a default under, any agreement, document or instrument to which the Borrower, the IDOT Guarantor, the Parent or the Operating Partnership is a party or to which they or any of their properties are bound or affected (including, without limitation the Senior Note Indentures); and (iii) the Loan does not violate any usury or other applicable laws.

(c) Organizational Documents. The Administrative Agent shall have received, (i) with respect to the Parent, the certificate of incorporation of Parent, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than twenty (20) days prior to the Closing Date, together with a good standing certificate from such Secretary of State (ii) with respect to Operating Partnership, the Borrower and the IDOT Guarantor, the agreement of limited partnership or operating agreement of such Person, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a general partner or managing member of such Person, together with a copy of the certificate of limited partnership or articles of organization of such entity, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than twenty (20) days prior to the Closing Date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretary of State (or the equivalent thereof) of each other State in which an Initial Real Property Asset is located and/or in which each such Person is required to be qualified to transact business, each to be dated not more than twenty (20) days prior to the Closing Date, (iii) evidence reasonably satisfactory to the Administrative Agent that the Borrower and IDOT Guarantor are each a “restricted subsidiary” of the Operating Partnership pursuant to the Senior Note Indenture and (iv) evidence reasonably satisfactory to the Administrative Agent that the Parent is a REIT, including, without limitation, copies of the REIT’s real estate investment trust registration statement and all amendments thereto, any similar material documents filed with the United States Securities and Exchange Commission or issued in connection with a public offering of equity securities by the Parent.

(d) Certified Resolutions, etc. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the managing member or general partner, as applicable, of the Borrower and the IDOT Guarantor certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the applicable Credit Document, (ii) the operating agreement of such Person as in effect on the Closing Date, (iii) the resolutions of such Person’s member or board of directors, as applicable, approving and authorizing the execution, delivery and performance of all Credit Documents executed by such Person, and (iv) that there have been no changes in the certificate of formation of such Person since the date of the most recent certification thereof by the appropriate Secretary of State.

(e) Fees and Operating Expenses. The Administrative Agent shall have received, for its and the Lenders’ account as applicable, all Transaction Costs, the Fees and other reasonable fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, those relating to any syndication of the Loan, the costs of all engineering, environmental and real property appraisal reports required to be delivered hereunder, and the reasonable fees and expenses accrued through the date of such proposed Advance, of counsel retained by Administrative Agent.

Section 3.02 Advances in Excess of $50,000,000. The obligation of Administrative Agent and each Lender to make an Advance under the Loan (in accordance with its Pro-Rata Share) which shall result in the aggregate outstanding Advances under the Loan to equal the principal amount in excess of $50,000,000 is further subject to the satisfaction on the date such Advance is made of the following conditions precedent:

(a) Modification of the Credit Documents relating to the Initial Real Property Assets. With respect to the Initial Real Property Assets, the Initial Borrower and the IDOT Guarantor, the following conditions shall be satisfied:

(i) Modification Agreements. Administrative Agent shall have received modification agreements fully executed by all appropriate Loan Parties (and other parties to such Credit Documents) with respect to all Credit Documents relating to the Initial Real Property Assets, reflecting, among other things, the increase in the Facility Amount and the amendment and restatement of the Existing Lehman Credit Agreement by this Agreement, in such form as Administrative Agent shall require.

(ii) Opinion Letters. Administrative Agent shall have received legal opinions dated as of the date of such Advance from legal counsel to such Loan Parties in a form acceptable to Administrative Agent with respect to the enforceability of such modifications to the Credit Documents, the authority of the applicable Loan Parties to execute and deliver such modification documents, the matters described in Section 3.01(b) (but with respect to such modification documents) and such other matters as Administrative Agent shall reasonably require.

(iii) Organization Documents. Administrative Agent shall have received the documentation described in Section 3.01(c), provided the reference in such Section 3.01(c) to the Closing Date shall, for the purposes hereof, be deemed to be the date of the proposed Advance.

(iv) Certified Resolutions, etc. The Administrative Agent shall have received the documentation set forth in Section 3.01(d), provided the reference is such Section 3.01(d) to the Closing Date and the Credit Documents shall, for the purposes hereof, be deemed to be the date of the proposed Advance and such modifications to such Credit Documents, respectively.

(v) UCC Searches. The Administrative Agent shall have received satisfactory (i.e., showing no Liens other than Permitted Liens) UCC searches against the Initial Real Property Assets, the Initial Borrower, IDOT Guarantor and Participating Lessees of the Initial Real Property Assets.

(vi) Title Insurance. The Administrative Agent shall have received endorsements to the existing Title Policies or new Title Policies insuring the lien of the Security Instruments encumbering the Initial Real Property Assets, as modified in accordance with Section 3.02(a)(i), in form and substance and with such endorsements as reasonably required by Administrative Agent.

(vii) Fees and Operating Expenses. The Administrative Agent shall have received, for its and the Lenders’ account as applicable, all Transaction Costs, the Fees and other reasonable fees and expenses due and payable hereunder on or before the date of such proposed Advance, including, without limitation, those relating to any syndication of the Loan, the costs of all engineering, environmental and real property appraisal reports required to be delivered hereunder, and the reasonable fees and expenses accrued through the date of such proposed Advance, of counsel retained by Administrative Agent.

(b) Credit Documents with respect to the Additional Real Property Assets.

(i) Security Instruments. Administrative Agent shall have received a Security Instrument with respect to each of the Additional Real Property Assets.

(ii) Assignments of Leases and Rents. Administrative Agent shall have received an Assignment of Leases and Rents with respect to each of the Additional Real Property Assets.

(iii) Approved Participating Lease Subordination Agreements. Administrative Agent shall have received an Approved Participating Lease Subordination Agreement with respect to each of the Additional Real Property Assets.

(iv) Assignments of Contracts (Borrower and Lessee). Administrative Agent shall have received an Assignment of Contracts (Borrower and Lessee) with respect to each of the Additional Real Property Assets.

(v) Franchisor Estoppel and Recognition Letters. Administrative Agent shall have received a Franchisor Estoppel and Recognition Letter with respect to each of the Additional Real Property Assets.

(vi) Subordination, Non-Disturbance and Attornment Agreements. Administrative Agent shall have received a Subordination, Non-Disturbance and Attornment Agreement in form and substance satisfactory to the Required Lenders with respect to each tenant identified on Schedule 3.01(e), if any.

(vii) Quality Assurance Reports. The Administrative Agent shall have received certified copies of the most recent Quality Assurance Reports as of the date of such Advance with respect to each Additional Real Property Asset, each of which shall be reasonably satisfactory to the Administrative Agent.

(viii) Flood Plain. The Administrative Agent shall have received reasonably satisfactory evidence indicating which portions of any of the Additional Real Property Assets are in a flood plain.

(ix) Assignment and Subordination of Management Agreement. Administrative Agent shall have received an Assignment and Subordination of Management Agreement with respect to each Additional Real Property Asset.

(x) Control Agreement. Each depository institution which shall hold any Minimum Capital Expenditure Reserve Account or Deferred Maintenance Account with respect to any Additional Real Property Asset shall enter into a Control Agreement with Administrative Agent and the Borrower or other applicable Loan Parties in form and substance satisfactory to Lender, and such depository institution shall name the accounts “Lehman Commercial Paper, Inc. as Agent for one or more Lenders, as Secured Party”, or as Administrative Agent shall hereinafter determine.

(c) Opinions of Counsel. The Administrative Agent shall have received legal opinions, dated the date of such Advance, from counsel to the Borrower, any other Loan Party, and, if applicable, the Parent and the Operating Partnership licensed to practice law in the jurisdictions where such Persons are formed and where the Additional Real Property Assets are located with respect to opinions regarding the enforceability of the Security Instruments and other matters, in form and substance satisfactory to the Administrative Agent and their counsel, opining that, among other things: (i) this Agreement and the Credit Documents have been duly authorized, executed and delivered by the Borrower and any other Loan Party and are valid and enforceable in accordance with their terms, subject to bankruptcy and equitable principles; (ii) the Borrower and the any other Loan Party are qualified to do business and in good standing under the laws of the jurisdiction in which they are respectively organized, in which they are transacting business and where the Additional Real Property Assets are located; (iii) the encumbrance of the Additional Real Property Assets with the Liens of the Credit Documents shall not cause a breach of, or a default under, any agreement, document or instrument to which the Borrower, any other Loan Party, the Parent or the Operating Partnership is a party or to which they or any of their properties are bound or affected (including, without limitation the Senior Note Indentures; (iv) the Loan does not violate any usury or other applicable laws; and (v) the Security Instruments and Financing Statements are in proper form for recording/filing, and when recorded or filed, as applicable, will create a Lien against the intended Collateral, and with respect to the Financing Statements, create a perfected security interest in the intended Collateral.

(d) Organizational Documents. The Administrative Agent shall have received, (i) with respect to the Borrower and any other Loan Party, the agreement of limited partnership or operating agreement of such Person, as amended, modified or supplemented to the date of such Advance, certified to be true, correct and complete by a general partner or managing member of such Person, together with a copy of the certificate of limited partnership or articles of organization of such entity, as amended, modified or supplemented to the date of such Advance, certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than twenty (20) days prior to the date of such Advance, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretary of State (or the equivalent thereof) of each other State in which an Additional Real Property Asset is located and/or in which each such Person is required to be qualified to transact business, each to be dated not more than twenty (20) days prior to the date of such Advance, (ii) evidence reasonably satisfactory to the Administrative Agent that the Borrower and each other Loan Party are each a “restricted subsidiary” of the Operating Partnership pursuant to the Senior Note Indenture and (iii) evidence reasonably satisfactory to the Administrative Agent that the Parent is a REIT, including, without limitation, copies of the REIT’s real estate investment trust registration statement and all amendments thereto, any similar material documents filed with the United States Securities and Exchange Commission or issued in connection with a public offering of equity securities by the Parent.

(e) Certified Resolutions, etc. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the managing member or general partner, as applicable, of the Borrower and each other Loan Party certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the applicable Credit Document, (ii) the operating agreement of such Person as in effect on the date of such Advance, (iii) the resolutions of such Person’s member or board of directors, as applicable, approving and authorizing the execution, delivery and performance of all Credit Documents executed by such Person, and (iv) that there have been no changes in the certificate of formation of such Person since the date of the most recent certification thereof by the appropriate Secretary of State.

(f) Estoppel Certificates. The Administrative Agent shall have received a Tenant Estoppel Certificate dated as of a date no more than twenty (20) days prior to the date of such Advance from each of the parties listed on Schedule 3.01(e), if any, with respect to the leases set forth on such schedule, if any.

(g) Insurance. The Administrative Agent shall have received certificates of insurance demonstrating insurance coverage in respect of each of the Additional Real Property Assets of types, in amounts, and with insurers satisfactory to the Administrative Agent in its reasonable discretion and otherwise in compliance with the terms, provisions and conditions of the Security Instruments.

(h) Lien Search Reports. The Administrative Agent shall have received UCC Searches with respect to the Additional Real Property Assets, the Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), the Approved Participating Lessee and the general partner or managing member of the Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent), as applicable.

(i) Payment of Taxes. The Administrative Agent shall have received proof of payment of any required recording fees, mortgage recording taxes, documentary stamp taxes, intangibles taxes or other similar costs in connection with the making of such Advance, as well as any future Advances hereunder, including, without limitation, with respect to readvances of any previously repaid Advances.

(j) Financing Statements. The Administrative Agent shall have received acknowledgment copies (or other evidence of filing) of each UCC-1 Financing Statement naming the Borrower and any other Loan Party, as debtor, and Administrative Agent, as secured party, and filed in the appropriate offices of each jurisdiction where the Additional Real Property Assets, the Borrower and such other Loan Party are located.

(k) Title Insurance Policies; Surveys. The Administrative Agent shall have received (i) Title Policies insuring the lien of the Security Instruments on the Additional Real Property Assets, and (ii) a current new or updated survey or a survey dated no later than three (3) years prior to the date of the proposed Advance, together with an affidavit from the Borrower that no changes has occurred with respect to the state of facts set forth on such survey (provided that the Title Company issuing the Title Policy shall issue a “land same as survey” endorsement and insure Lender against any loss relating to any state of fact that a current survey of the Additional Real Property Asset would show) with respect to each of the Additional Real Property Assets certified to Administrative Agent on behalf of one or more Lenders, and each of their respective successors and assigns, in such form and of such date that the Title Companies shall agree to omit the standard survey exception from the applicable Title Policy, prepared by a land surveyor licensed in the applicable states where each Additional Real Property Asset is located pursuant to the 1999 ALTA/ACSM Minimum Standard Requirements Detail for Land Title Surveys and showing such Table A items as Administrative Agent may reasonably require and meeting the requirement of an Urban Survey thereunder (or other equivalent standard reasonably satisfactory to Administrative Agent and its counsel) and otherwise reasonably satisfactory to the Administrative Agent.

(l) Financial Statements. The Administrative Agent shall have received (i) consolidated audited financial statements of the Parent and Operating Partnership for the most recently ended Fiscal Year of the Parent and Operating Partnership, and the unaudited consolidated financial statements of the Parent and the Operating Partnership for each Fiscal Quarter of the Parent and the Operating Partnership, respectively, ending since the end of such entity’s most recent Fiscal Year, up to the Fiscal Quarter ending March 31, 2005, together with a certification from a Responsible Officer of the Parent that there has been no change since such date which could result in a Material Adverse Effect, and (ii) for each Additional Real Property Asset, annual operating statements and occupancy statements for the Borrower’s most recent Fiscal Year together with current year to date operating statements, current occupancy statements and the operating and capital budget approved by the Borrower for the current Fiscal Year, through March 31, 2005, together with a certification from a Responsible Officer of the Parent that there has been no change since such date which could result in a Material Adverse Effect. Such financial statements shall be reasonably acceptable to the Administrative Agent, and each such statement shall be certified by a Responsible Officer of the Parent that, as of the Date of such Advance, there has been no change in the financial condition of any Additional Real Property Asset or Borrower, the Operating Partnership, the Parent or any of their Subsidiaries since the date thereof which could result in a Material Adverse Effect.

(m) Environmental Matters. The Administrative Agent shall have received Environmental Reports with respect to each of the Additional Real Property Assets each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n) Fees and Operating Expenses. The Administrative Agent shall have received, for its and the Lenders’ account as applicable, all Transaction Costs, the Fees and other reasonable fees and expenses due and payable hereunder on or before the date of such Advance, including, without limitation, those relating to any syndication of the Loan, the costs of all engineering, environmental and real property appraisal reports required to be delivered hereunder, and the reasonable fees and expenses accrued through the date of such Advance, of counsel retained by Administrative Agent.

(o) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received certified copies of all material consents, licenses and approvals (including, but not limited to, government approvals), if any, required (i) in connection with the execution, delivery and performance by the Borrower and the other Loan Parties, and the validity and enforceability, of the Credit Documents, or (ii) in connection with any of the Transactions, or operation of any Additional Real Property Asset and such consents, licenses and approvals shall be in full force and effect.

(p) Appraisals. Each of the Lenders shall have received Appraisals acceptable to the Administrative Agent with respect to each of the Additional Real Property Assets dated within six (6) months prior to the date of such Advance.

(q) Engineering Reports. The Administrative Agent shall have received Engineering Reports with respect to each of the Additional Real Property Assets, and such report state, among other things, that each Additional Real Property Asset is in good condition and repair, free from damage and waste and is in material compliance with all Access Laws.

(r) Zoning Compliance. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent to the effect that each of the Additional Real Property Assets and the use thereof are in substantial compliance with the applicable zoning, subdivision, and all other applicable federal, state or local laws and ordinances affecting each of the Additional Real Property Assets, and that all building and operating licenses and permits necessary for the use and occupancy of each of the Additional Real Property Assets as is ordinary and customary in the industry of the Hospitality/Leisure Related Business, including, but not limited to, current certificates of occupancy, if available, have been obtained and are in full force and effect.

(s) Leases. The Administrative Agent shall have received certified copies of all Leases which are not terminable within thirty (30) days (unless an Approved Participating Lease) or contemplate or require rental payments of at least $5,000 per month, on average, and with a term of greater than thirty (30) days, with respect to each Additional Real Property Asset, each of which shall be reasonably satisfactory to the Administrative Agent.

(t) Contracts and Agreements. The Administrative Agent shall have received certified copies of (i) all contracts and agreements relating to the management, leasing and operation of each of the Additional Real Property Assets which are not terminable within thirty (30) days or contemplate or require payments of at least $5,000 per month, on average, and with at term of greater than thirty (30) days, each of which shall be reasonably satisfactory to Administrative Agent and (ii) the Franchise Agreement and Approved Management Agreement with respect to each Additional Real Property Asset, each of which shall be reasonably satisfactory to the Administrative Agent.

(u) Representations and Warranties. The Administrative Agent shall have received a certification by the Borrower certifying that as of the date of such Advance (i) all of the representations and warranties contained in this Agreement, the Security Instruments and the other Credit Documents are true and correct with respect to each of the Additional Real Property Assets, and as applicable as set forth in each such representation and warranty, the Borrower, the Parent, Operating Partnership and their Subsidiaries, as the case may be, (ii) there is no Default or Event of Default hereunder and (iii) all documents, certificates and instruments delivered to Administrative Agent as set forth in this Section 3.02 or otherwise delivered in connection with each such Advance are true, correct and complete.

(v) Certification as to Covenants. The Administrative Agent shall have received a certificate of Borrower together with other evidence reasonably satisfactory to the Administrative Agent, that, as of the date of such Advance and after giving effect to the Transaction to be consummated thereon, the financial covenants set forth in Article VII (including, without limitation, the Availability Covenant) are complied with, and that there is no Default or Event of Default hereunder.

(w) Certification as to Legal Requirements. The Administrative Agent shall have received such evidence as Administrative Agent shall deem reasonably necessary to establish (including, without limitation, a certificate of the Operating Partnership for itself in its capacity as managing member of Borrower) that each Additional Real Property Asset is in compliance with all Legal Requirements in all material respects as of the date of such Advance.

(x) Utilities. The Administrative Agent shall have received such evidence as Administrative Agent shall deem reasonably necessary to establish that each Additional Real Property Asset has access and availability to and is currently being provided with all utilities necessary to such Additional Real Property Asset’s operations, including, but not limited to, water, sewer, gas and electricity service.

(y) Additional Matters. The Administrative Agent shall have received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by Administrative Agent, and all corporate and other proceedings and all other items and documents (including, without limitation, any items and documents required to be delivered pursuant to Sections 2.13 and 2.17 hereof and any other documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 3.03 Conditions Precedent to All Advances of the Loan. The obligation of Administrative Agent and each Lender to make any Advance under the Loan (in accordance with its Pro-Rata Share) is further subject to the satisfaction on the date such Advance is made of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties contained herein and in the other Credit Document (other than representations and warranties which expressly speak only as of a different date) shall be true and correct in all material respects on such date both before and after giving effect to the making of such Advance.

(b) Financial Covenants; No Default or Event of Default. The Administrative Agent shall have received a Compliance Certificate of Borrower that the covenants set forth in Article VII (including, without limitation, the Availability Covenant) are complied with and that no Default or Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of such Advance.

(c) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Administrative Agent would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the consummation of any of the Transactions, the making of the Advances or Borrower’s obligation to make payments (or Administrative Agent or any Lender’s rights to receive payments) in respect of the Loan and the other Obligations.

(d) No Material Adverse Effect. No event, act or condition shall have occurred after the Original Closing Date which has had or could have a Material Adverse Effect.

(e) Notice of Borrowing. The Administrative Agent shall have received a fully executed Notice of Borrowing or Notice of Conversion or Continuation, as the case may be, in respect of the Advance to be made on such date.

(f) No Litigation. Except for matters identified on Schedule 4.08 (as the same may be amended or supplemented), no actions, suits or proceedings shall be pending or threatened with respect to the Transactions or the Credit Documents, Borrower, the Parent, the Operating Partnership or any of their Subsidiaries, or with respect to the Real Property Assets, that could, individually or in the aggregate, result in a Material Adverse Effect and matters identified on Schedule 4.08, individually or in the aggregate, do not result in a Material Adverse Effect.

(g) Additional Taxes. If reasonably required by Administrative Agent, proof of payment of additional taxes and other charges based on reallocations of Allocated Loan Amounts pursuant to the terms of this Agreement or, if required under the Legal Requirements of the state in which a Real Property Asset is located, based on the readvance of previously repaid Loan proceeds.

(h) No Revolving Credit Endorsement. In the event in any Title Policy a revolving credit endorsement is not available under the laws of any State, the Administrative Agent shall have received (i) a continuation of title showing title to the Real Property Asset(s) in such State to be vested in Borrower and no exceptions to the title of such Property other than the Permitted Liens and those exceptions previously approved by Administrative Agent in writing or by acceptance of such Title Policy, and (ii) an endorsement to the related Title Policy dated as of the date of the Advance insuring the priority of the Lien of the Security Instruments, subject only to the Permitted Liens and exceptions previously approved by Administrative Agent in writing or by acceptance of such Title Policy, for the full amount of each such Advance and all previous Advances.

(i) Additional Matters. Administrative Agent shall have received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by Administrative Agent.

Section 3.04 Conditions as Covenants. If the Lenders make any Advances, prior to the satisfaction of all conditions precedent set forth in Sections 3.01, 3.02 and 3.03; the Borrower shall nevertheless cause such condition or conditions to be satisfied within two (2) Business Days (ten (10) Business Days for those items for which the Borrower is permitted such time period pursuant to the provisions of Section 3.03) after the date of the making of such Advances.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Qualification; Partners; Subsidiaries.

(a) The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect. The Operating Partnership directly or indirectly owns 100% of the Ownership Interest in each respective Borrower.

(b) The Parent is a corporation duly organized, validly existing, and in good standing under the laws of Maryland and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect. The Parent owns 100% of the outstanding stock in MeriStar LP, Inc. and is the sole general partner of the Operating Partnership. MeriStar LP, Inc. owns at least 88% of the outstanding partnership interests in the Operating Partnership and is the sole limited partner of the Operating Partnership. The Parent has no first tier Subsidiaries except for the Operating Partnership, MeriStar LP, Inc., and certain Permitted Other Subsidiaries.

(c) Each Subsidiary of the Parent and Operating Partnership is a corporation, limited partnership, general partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect. The Parent and Operating Partnership have no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01. Schedule 4.01 lists the jurisdiction of formation and the address of the principal office of each such Subsidiary existing on the date of this Agreement. Schedule 4.01 lists which of such Subsidiaries are TRS. As of the date of this Agreement, the Parent and Operating Partnership owns, directly or indirectly, at least the percentage interests in each such Subsidiary listed on the attached Schedule 4.01.

(d) The Borrower, IDOT Guarantor and any other Loan Party are each a limited liability company, or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

Section 4.02 Partnership and Corporate Power. The execution, delivery, and performance by the Borrower and any other Loan Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to result in a Material Adverse Effect, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower’s, IDOT Guarantor’s or any other Loan Party’s partnership agreement or operating agreement, as applicable or (ii) to Borrower’s knowledge, any law or any contractual restriction binding on or affecting the Parent, Operating Partnership, Borrower or any of their respective Subsidiaries, the contravention of which could reasonably be expected to result in a Material Adverse Effect or require the creation or imposition of any Lien prohibited by this Agreement or cause a Default or Event of Default.

Section 4.03 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower or any other Loan Party of any Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to result in a Material Adverse Effect.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the Borrower and such Loan Party; and the Security Instruments have been duly executed and delivered by the respective parties thereto. Each Credit Document is the legal, valid, and binding obligation of the Borrower, and the applicable Loan Party which is a party to it enforceable against the Borrower, and such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

Section 4.05 Parent Common Stock; REIT. The entire authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock of which approximately 87,439,857 shares of Parent Common Stock are duly and validly issued and outstanding, fully paid and nonassessable as of the Closing Date. The issuance and sale of such Parent Common Stock either (i) has been registered under applicable federal and state securities laws or (ii) was issued pursuant to an exemption therefrom. The Parent Common Stock is duly listed on the New York Stock Exchange, Inc. and the Parent has timely filed all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission. The Parent qualifies as a REIT.

Section 4.06 Financial Statements. The respective Consolidated balance sheets, statements of operations, shareholders’ equity and cash flows, of the Parent, the Operating Partnership, the Borrower, the IDOT Guarantor and any other Loan Party contained in the Financial Statements fairly present such Person’s financial condition in all material respects on a Consolidated basis as of the dates indicated in the Financial Statements and the respective results of the operations for the periods indicated, and such balance sheets and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of such statements, no change has occurred which would cause a Material Adverse Effect.

Section 4.07 True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower or any other Loan Party (or on behalf of the Borrower or any other Loan Party) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower or the Parent or the Operating Partnership on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to result in a Material Adverse Effect. All projections, estimates, and pro forma financial information furnished by the Borrower and/or the Parent and/or the Operating Partnership or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No representation, warranty or other statement made in the Parent’s latest 10K, the 10Q or the annual report contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made. Borrower and/or Parent and/or the Operating Partnership has made all filings required by the Exchange Act.

Section 4.08 Litigation. Except as set forth in the attached Schedule 4.08, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower, the Parent, the Operating Partnership, any other Loan Party, or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator either (a) in which in Borrower’s good faith judgment the anticipated loss is over $500,000 unless the same has been affirmatively accepted for coverage in writing by an insurance company as a valid claim under its insurance policy (provided that with respect to the giving of this representation after the date of this Agreement, the representation shall only be deemed to apply to those matters for which Administrative Agent would have been entitled to notice under Section 5.05(l)) or (b) which in Borrower’s good faith judgment would result in criminal penalties against the Parent, the Operating Partnership, the Borrower or their respective Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

Section 4.09 Use of Proceeds.

(a) Advances. The proceeds of the Advances have been, and will be used by the Borrower (i) with respect to Revolving Advances, (a) to repay the Indebtedness evidenced by the Existing Credit Agreement, if any, (b) subject to Section 6.14, for working capital purposes of the Parent, the Operating Partnership, the Borrower and their respective Subsidiaries and (c) to repay the Indebtedness evidenced by any of the Indentures and (ii) with respect to Term Advances, to repay the Indebtedness evidenced by any of the Indentures.

(b) Regulations. No proceeds of Advances will be used to purchase or carry any Margin Stock or be used in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 4.10 Investment Company Act. Neither the Borrower, the Parent, the Operating Partnership, nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, the Operating Partnership, their respective Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to result in a Material Adverse Effect, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. As of the date of this Agreement, neither the Parent, the Borrower, the Operating Partnership nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Parent, the Operating Partnership, the Borrower or any other member of a Controlled Group is Property which the Parent, the Operating Partnership, the Borrower or any member of a Controlled Group is required to be treated as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Operating Partnership, the Borrower and all other members of each Controlled Group, the failure to timely pay of which could reasonably be expected to result in a Material Adverse Effect. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member (in Parent’s or Operating Partnership’s reasonable discretion) of the applicable Controlled Group, except where failure to do the same does not have a Material Adverse Effect.

Section 4.12 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. Except where the failure would not result in a Material Adverse Effect, no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Neither the Parent, the Operating Partnership, the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Parent, the Operating Partnership, the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

Section 4.13 Condition of Hotel Property; Casualties; Condemnation. Except as disclosed in an Engineering Report with respect to each Real Property Asset, or otherwise in writing to Administrative Agent with respect to each other Initial Property or any other Future Property, each Real Property Asset, each Initial Property and any Future Property (a) is and will continue to be in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects other than those being addressed by the Parent, Borrower, IDOT Guarantor, the Operating Partnership or any other Loan Party and for which the Parent, Borrower, IDOT Guarantor, Operating Partnership or any other Loan Party has sufficient funds to address, (c) other than with respect to the and the PIP Covenant Work, is not subject to material deferred maintenance and (d) has and will have all building systems contained therein and all other FF&E in good repair, working order and condition, normal wear and tear excepted. No condemnation or other like proceedings that has had, or could reasonably be expected to cause, a Material Adverse Effect, are pending nor, to the knowledge of the Parent, Borrower, IDOT Guarantor, the Operating Partnership or any other Loan Party threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that could reasonably be expected to result in a Material Adverse Effect.

Section 4.14 Insurance. The Borrower, the Operating Partnership and each of its Subsidiaries carry the insurance required pursuant to the provisions of Section 3.3 of the Security Instrument.

Section 4.15 No Burdensome Restrictions; No Defaults.

(a) Except in connection with Indebtedness which is permitted pursuant to the provisions of Section 6.02, neither the Borrower, the Parent, the Operating Partnership nor any of its Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent, the Operating Partnership nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to result in a Material Adverse Effect.

(b) Except for the Indentures, neither the Borrower, the Operating Partnership, nor the Parent, nor their respective Subsidiaries has entered into or suffered to exist any agreement (other than this Agreement and the Credit Documents) (i) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Operating Partnership, the Borrower or any of

their respective Subsidiaries (except for Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured if some other obligation is or becomes secured.

(c) Except as set forth in the Franchisor Estoppel and Recognition Letters, any ground lease estoppel delivered to Lender on the Closing Date and the Schedules to this Agreement, neither the Borrower, the Parent, the Operating Partnership nor any of their Subsidiaries is in default (including, without limitation, due to entering into this Loan Agreement and the other Credit Documents) under or with respect to (i) any contract, agreement, lease or other instrument which could reasonably be expected to result in a Material Adverse Effect or (ii) any ground lease, participating lease, franchise agreement, license agreement or management agreement which could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower, the Parent, the Operating Partnership nor any of their Subsidiaries has received any written notice of default under any ground lease, participating lease, franchise agreement, license agreement or management agreement and which, if not cured, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower, the Parent, the Operating Partnership nor any of their Subsidiaries has received any notice of default under any other material contract, agreement, lease or other instrument which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Effect.

(d) No Default has occurred and is continuing (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

Section 4.16 Environmental Condition.

(a) Except as set forth in Schedule 4.16 (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), to the knowledge of the Borrower, or the Operating Partnership, the Borrower, the Operating Partnership and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; and (iii) have not received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit. To the knowledge of the Borrower (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), the Borrower, the Operating Partnership and its Subsidiaries are not subject to any actual or contingent Environmental Claim which the Borrower or the Operating Partnership believes in good faith will involve cost or expense to the Borrower or its Subsidiaries in excess of $1,000,000 for any single Environmental Claim, or in excess of $5,000,000 for all such Environmental Claims in the aggregate.

(b) Except as set forth in Schedule 4.16, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or the Operating Partnership

or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or the Operating Partnership or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

Section 4.17 Legal Requirements, Zoning, Utilities, Access. Except as set forth on Schedule 4.17 attached hereto, the use and operation of each Hotel Property as a commercial hotel with related uses constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances or “grand fathering”) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Hotel Property (or any portion thereof). The Borrower, the Operating Partnership and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own and operate the Hotel Properties, except for those Permits that if not possessed would not result in a Material Adverse Effect. The Borrower, the Operating Partnership and its Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements and are otherwise in compliance with all Legal Requirements except for non-compliance which in the aggregate would not result in a Material Adverse Effect. To the extent necessary for the full utilization of each Hotel Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Hotel Property, are adequate to serve each such Hotel Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Hotel Property are available within or abutting the boundaries of the Land.

Section 4.18 Existing Indebtedness. Except for the Obligations, the only Indebtedness of the Parent, the Operating Partnership or any of their respective Subsidiaries existing as of the Closing Date is the Senior Unsecured Indebtedness, other Unsecured Indebtedness, Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness set forth on Schedule 4.18(a) attached hereto. Schedule 4.18(a) attached hereto correctly sets forth whether such Indebtedness is Senior Indebtedness or Subordinate Indebtedness. No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness (including, without limitation, due to entering into this Loan Agreement and the other Credit Documents) (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

Section 4.19 Ownership; Title; Encumbrances. As of the Closing Date, the only Hotel Properties leased or owned by the Borrower, the Parent, the Operating Partnership, or any of their respective Subsidiaries are the Initial Properties. With respect to the Initial Properties, the Borrower, the Operating Partnership, or any Subsidiary, as the case may be, has (i) good and marketable fee simple title to the Real Property (other than for Real Property (which shall not include any Eligible Properties other than the Albuquerque Property or the Mahwah Property) subject to a ground lease or space lease, as to which it has a valid leasehold, or subleasehold interest) and (ii) good and marketable title to the Personal Property (other than Personal Property for any Hotel Property for which the Property Owner has a valid leasehold interest) free and clear of all Liens except Permitted Liens, and there exists no Liens or other charges against such Property or leasehold interest or any of the real or personal, tangible or intangible, Property of the Borrower, Parent, Operating Partnership or any of their respective Subsidiaries (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others; provided that certain Capital Expenditures have been made with respect to the Hotel Properties prior to the Closing Date for which the payment is not past due), except (A) Permitted Liens and (B) the Personal Property (plus any replacements thereof) owned by an Approved Operator.

Section 4.20 Leasing Arrangements.

(a) The only material leases of Real Property for which either the Borrower, the Operating Partnership, or a Subsidiary is a lessor are the Approved Participating Leases listed on Schedule 4.20(a) attached hereto. Schedule 4.20(a) attached hereto correctly sets forth whether the lessee under such leases is an Approved Operator or a TRS. The only material leases burdening the Hotel Properties for which the lessee is entitled to participate in the increased revenues of the Hotel Properties are the Approved Participating Leases.

(b) The only material leases of Real Property for which either the Borrower, the Operating Partnership, or a Subsidiary is a lessee are the ground leases listed on Schedule 4.20(b) attached hereto and the Approved Participating Leases listed on Schedule 4.20(a) where a TRS is the lessee. The Property Owner for Real Property subject to a ground lease is the lessee under such ground lease and no consent is necessary to such Person being the lessee under such ground lease, which has not already been obtained.

(c) The aforementioned ground leases and the Approved Participating Leases are in full force and effect; no monetary defaults by the Borrower, the Operating Partnership or any Subsidiary thereof, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder; and no other defaults by the Borrower, the Operating Partnership or any Subsidiary thereof, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder which could reasonably be expected to result in a Material Adverse Effect (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

Section 4.21 Franchise Agreements. The only hotel franchise agreements or license agreements burdening the Initial Properties are those certain agreements listed on Schedule 4.21 attached hereto. The Property Owner or Approved Operator for a Hotel Property subject to a franchise or license agreement is the licensee under such agreement and no consent is necessary to such Person being the licensee under such agreement which has not already been obtained except for those consents, if any, which are set forth on Schedule 4.21. To the knowledge of the Borrower, such franchise and license agreements are in full force and effect and no material defaults by the Borrower, the Operating Partnership or any Subsidiary exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given). THE BORROWER IS A PARTY TO A LICENSE AGREEMENT WITH THE SHERATON CORPORATION THAT ENABLES IT TO OPERATE A HOTEL USING THE SERVICE MARK “SHERATON®.” NEITHER THE SHERATON CORPORATION NOR ITS AFFILIATES OWN SUCH HOTEL OR ARE A PARTY TO THIS FINANCING AND HAVE NOT PROVIDED OR REVIEWED, AND ARE NOT RESPONSIBLE FOR, ANY DISCLOSURES OR OTHER INFORMATION SET FORTH HEREIN.

Section 4.22 Management Agreements. The only management agreements burdening the Initial Properties (excluding management agreements for parking facilities) are those certain management agreements listed on Schedule 4.22 attached hereto, and, except as set forth on Schedule 4.22, all such management agreements are between a TRS, as owner, and an Approved Operator, as manager. To the knowledge of the Borrower and except as set forth in the Franchisor Estoppel and Recognition Letters, any ground lease estoppels delivered to Lender on the Closing Date and the Schedules to this Agreement, the management agreements are in full force and effect and no material defaults by the TRS exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

Section 4.23 Intentionally omitted.

Section 4.24 Senior Indebtedness. The Obligations and all renewals and extensions of the Obligations constitute “Designated Senior Indebtedness” under the Subordinate Indenture.

Section 4.25 Security Interests and Liens. The Security Instruments and the other Credit Documents create, as security for the Obligations, valid and enforceable Liens on all of the Collateral, in favor of Administrative Agent on behalf of the Lenders and subject to no other liens (except for Permitted Liens), except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law and such security interests in and Liens on the Collateral shall be perfected and shall be superior to and prior to the rights of all third parties in the Collateral (except for Permitted Liens), and, other than in connection with any future change in Borrower’s or any other Loan Party’s name or the location of the Collateral or Borrower’s or any other Loan Party’s principal place of business, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law. Borrower’s, IDOT Guarantor’s and any other Loan Party’s execution and delivery of this Loan Agreement and the other Credit Documents does not create an obligation on the part of the Parent, the Operating Partnership, the Borrower, the IDOT Guarantor, any Subsidiary or any other Loan Party to grant a Lien of any kind or priority upon any Real Property Asset, except as contemplated herein or by any Other Credit Document.

Section 4.26 Financial Statements: Financial Condition; etc. The Financial Statements delivered pursuant to Section 5.05(a), (b) and (p) were prepared in accordance with GAAP consistently applied and fairly present the financial condition and the results of operations of Borrower, the Parent, the Operating Partnership and their Subsidiaries, and the Real Property Assets covered thereby on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to interim financial statements, subject to normally recurring year-end adjustments. Except for the $44,000,000 mortgage loan encumbering the Hotel Property located in Clearwater, Florida, known as the Hilton Clearwater Beach Resort, neither Borrower, nor the Parent, nor the Operating Partnership nor any of their Consolidated Subsidiaries has any material liability (contingent or otherwise) not reflected in such financial statements or in the notes thereto. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading or would affect Borrower’s, the Parent’s or the Operating Partnership’s ability to perform its obligations under this Agreement or the other Credit Documents.

Section 4.27 Solvency. On the Closing Date and after giving effect to the Transactions, Borrower, IDOT Guarantor, the Parent, the Operating Partnership, any other Loan Party and their Subsidiaries will each be Solvent.

Section 4.28 No Limited Service Hotels. None of Real Property Assets is a Property which does not provide a reasonable mix of the following types of guest amenities: meeting facilities, on-site restaurants and full food and beverage services, room service, uniformed guest services and banquet rooms.

Section 4.29 Eligible Properties. Each of the Real Property Assets is an Eligible Property.

Section 4.30 Initial Availability. To the best knowledge of Borrower, the amount of Initial Availability shown on Exhibit I is accurate.

Section 4.31 Material Agreements. (i) Each Material Agreement is in full force and effect, (ii) to the best of Borrower’s knowledge, except as set forth in the Franchisor Estoppel and Recognition Letters, any ground lease estoppel delivered to Lender on the Closing Date and the Schedules to this Agreement, no default exists with respect to any material term or condition of any Material Agreement, and (iii) no Material Agreement has been amended, modified, replaced or supplemented since the Original Closing Date.

Section 4.32 Full and Accurate Disclosure. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects,

nor as far as Borrower can reasonably foresee, would reasonably be expected to materially and adversely affect, any Initial Real Property Asset or the business, operations or condition (financial or otherwise) of Initial Borrower. Since the Initial Closing Date, there has been no material adverse change to any Initial Real Property Asset including, without limitation, any buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and any structural components thereof.

Section 4.33 Interest Rate Agreements. The Parent is in compliance with the covenants set forth in Section 5.08 hereof.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Parent, the Operating Partnership, the Borrower, the IDOT Guarantor and any other Loan Party shall comply with the following covenants.

Section 5.01 Compliance with Laws, Etc. The Borrower and the Operating Partnership will comply, and cause the Parent, and each of its Subsidiaries to comply, in all material respects with all Legal Requirements.

Section 5.02 Preservation of Existence; Separateness, Etc.

(a) The Borrower and the Operating Partnership will preserve and maintain, and cause each of its Subsidiaries (as long as a Subsidiary owns assets) to preserve and maintain, its partnership, limited liability company or corporate (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign partnership or corporation as applicable in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to result in a Material Adverse Effect.

(b) (i) The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc., and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

(c) The Operating Partnership shall, cause the Permitted Other Subsidiaries which either (i) are an Approved Operator of a Hotel Property which secures Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness or (ii) have Indebtedness and own a Hotel Property to, (A) maintain financial statements, accounting records and other corporate records and other documents separate from all Persons other than Permitted Other Subsidiaries, (B) maintain their own bank accounts in their own name, separate from all Persons other than Permitted Other Subsidiaries, (C) pay their own expenses and other liabilities from their own assets and incur (or endeavor to incur) obligations to other Persons based solely upon their own assets and creditworthiness and not upon the creditworthiness of each other or any other Person, and (D) file their own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.

(d) The Borrower, IDOT Guarantor, the Operating Partnership and any other Loan Party shall, and the Operating Partnership shall cause the Permitted Other Subsidiaries which either (i) are an Approved Operator of a Hotel Property which secures Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness or (ii) have Indebtedness and own a Hotel Property to, take all actions necessary to keep such Permitted Other Subsidiaries, separate from the Operating Partnership and the Operating Partnership’s other Subsidiaries, including, without limitation, (A) the taking of action under the direction of the Board of Directors, members or partners, as applicable, of such Permitted Other Subsidiaries and, if so required by the Certificate of Incorporation or the Bylaws, operating agreement or partnership agreement, as applicable, of such Permitted Other Subsidiaries or by any Legal Requirement, the approval or consent of the stockholders, members or partners, as applicable, of such Permitted Other Subsidiaries, (B) the preparation of corporate, partnership or limited liability company minutes for or other appropriate evidence of each significant transaction engaged in by such Permitted Other Subsidiaries, (C) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors or consents by the partners, as applicable, of such Permitted Other Subsidiaries, on the one hand, and of the Operating Partnership and the Operating Partnership’s other Subsidiaries, on the other hand, and (D) preventing the cash, cash equivalents, credit card receipts or other revenues of the Hotel Properties owned by such Permitted Other Subsidiaries or any other assets of such Permitted Other Subsidiaries from being commingled with the cash, cash equivalents, credit card receipts or other revenues collected by the Borrower or the Borrower’s other Subsidiaries.

(e) The Borrower, IDOT Guarantor, the Operating Partnership and any other Loan Party shall take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or (ii) implying that the Borrower or the Operating Partnership is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of the Permitted Other Subsidiaries or any other Person.

(f) The Operating Partnership shall at all times own at least 99% of the direct or indirect legal and beneficial Ownership Interest of Borrower, the IDOT Guarantor and any other Loan Party, respectively. The Parent shall at all times own at least .01% of the direct or indirect legal and beneficial Ownership Interest of Borrower, the IDOT Guarantor and any other Loan Party, respectively.

Section 5.03 Payment of Taxes, Etc. The Borrower and the Operating Partnership will pay and discharge, and the Operating Partnership will cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim (a) which is being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) which does not constitute and is not secured by any choate Lien on any portion of any Hotel Property and no portion of any Hotel Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.

Section 5.04 Visitation Rights; Lender Meeting. At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s, the Operating Partnership’s or any of its Subsidiaries’ operations, upon reasonable notice, the Borrower and the Operating Partnership will, and will cause the Parent and its Subsidiaries and those Persons operating the Hotel Properties, to, permit the Administrative Agent and any Lender or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower, the Operating Partnership, the Parent and any of their respective Subsidiaries; to inspect such other records and documents of the Borrower, the Operating Partnership, the Parent and any of their respective Subsidiaries as shareholders of the Parent are entitled; and to discuss the affairs, finances and accounts of such Persons with any of their respective officers or directors. Without in any way limiting the foregoing, the Borrower and the Operating Partnership will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at the Borrower’s or the Operating Partnership’s office in the Commonwealth of Virginia (or such other location as may be agreed to by the Borrower and the Operating Partnership and the Administrative Agent) at such time as may be agreed to by the Borrower and the Operating Partnership and the Administrative Agent.

Section 5.05 Reporting Requirements. The Borrower, Parent and the Operating Partnership will furnish to the Administrative Agent and, with respect to those items set forth in clauses (a), (b) and (c), each Lender:

(a) Quarterly Financials. As soon as available and in any event not later than fifty (50) days after the end of each Fiscal Quarter of the Parent (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), the respective unaudited Consolidated balance sheets of the Parent, Operating Partnership and their respective Subsidiaries as of the end of such quarter and the related respective unaudited statements of income, shareholders’ equity and cash flows of the Parent, Operating Partnership, and their respective Subsidiaries for such Fiscal Quarter and the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a Compliance Certificate duly executed by a Responsible Officer of the Parent; provided that the Parent’s Total Indebtedness used to calculate the Leverage Ratio and the Parent’s Senior Unsecured Indebtedness used to calculate the Senior

Unsecured Leverage Ratio in such Compliance Certificate shall be the Parent’s Total Indebtedness and the Parent’s Senior Unsecured Indebtedness, as applicable, as of the Status Reset Date during the Fiscal Quarter in which such Compliance Certificate was delivered, and (ii) a report certified by a Responsible Officer of the Parent setting forth for each of the Hotel Properties owned or leased by the Parent or any of its Subsidiaries for both the Fiscal Quarter and Rolling Period just ended the revenues, the expenses, the Net Income and the EBITDA for such Hotel Properties for such Fiscal Quarter or Rolling Period, as applicable.

(b) Annual Financials.

(i) As soon as available and in any event not later than ninety five (95) days after the end of each Fiscal Year of the Parent, a copy of the respective Consolidated balance sheets of the Parent and the Operating Partnership as of the end of such Fiscal Year and the related respective Consolidated statements of income, shareholders’ equity and cash flows of the Parent and the Operating Partnership for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and audited and certified by KPMG, L.L.P., Ernst & Young, LLP, Deloitte & Touche, LLP or PriceWaterhouseCooper, or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent in an opinion, without qualification as to the scope, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with the documents required in clauses (i)-(iii) of the preceding Section 5.05(a). As soon as available and in any event not later than fifty (50) days after the end of each Fiscal Year of the Parent, the Borrower will furnish to the Administrative Agent a draft Compliance Certificate duly executed by a Responsible Officer of the Parent for such end of Fiscal Year financial statements.

(ii) As soon as available and in any event not later than sixty (60) days after the end of each Fiscal Year of the Parent, (A) a copy of the officer’s certificate delivered pursuant to Section 4.4 of the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes in effect as of the Closing Date (the “Indenture Compliance Certificate” and (B) a copy of the certificates similar to the Indenture Compliance Certificate required to be delivered pursuant to the Indentures (other than the Indenture reference in clause (A) hereof).

(c) Annual Budgets. Prior to the start of each Fiscal Year, (i) the Consolidated annual operating budget of the Parent and its Subsidiaries for such upcoming Fiscal Year and the Consolidated annual Capital Expenditure and FF&E expenditure budget (stating the total of each such expenditures for each Hotel Property) of the Parent and its Subsidiaries for such upcoming Fiscal Year, both in reasonable detail and duly certified by a Responsible Officer of the Parent as the budgets presented or to be presented to the Parent’s Board of Directors for their review and (ii) with respect to each Real Property Asset, an annual budget no later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent, which shall be subject to Administrative Agent’s written approval (each such annual budget after it has been approved in writing by Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”); until such time that Administrative Agent approves a proposed annual budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in taxes, insurance premiums and utilities expenses.

(d) Securities Law Filings. Promptly and in any event within fifteen (15) days after the sending or filing thereof, copies of all proxy material, reports and other information which the Operating Partnership, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all shareholders of the Parent or partners of the Operating Partnership.

(e) Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Default known to a Responsible Officer of the Borrower, the Parent, Operating Partnership or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(f) ERISA Notices. As soon as possible and in any event (i) within thirty (30) days after the Parent, the Operating Partnership, the Borrower or any of a Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within ten (10) days after the Parent, the Borrower, the Operating Partnership or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower, the Operating Partnership or such member of such Controlled Group proposes to take with respect thereto; (iii) within ten (10) days after receipt thereof by the Parent, the Operating Partnership, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower, the Operating Partnership or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within ten (10) days after receipt thereof by the Parent, the Borrower, the Operating Partnership or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower, the Operating Partnership or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

(g) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower or the Operating Partnership of receipt thereof by the Borrower, the Operating Partnership or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent, the Operating Partnership or Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower or the Operating Partnership, could reasonably be expected to result in a Material Adverse Effect or an Environmental Claim in excess of $1,000,000, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Borrower, the Parent, the Operating Partnership, their present or former Subsidiaries, or any of their leased or owned Property, wherever located.

(h) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Borrower, the Parent, the Operating Partnership or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to result in a Material Adverse Effect, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to result in a Material Adverse Effect.

(i) Reports Affecting the Leverage Ratio. On or prior to the fifteenth (15th) day following any Adjustment Event, an Adjustment Report with respect to such Adjustment Event.

(j) Press Releases. Promptly and in any event within five (5) days after the sending or releasing thereof, copies of all press releases or other releases of information to the public by the Borrower, the Parent, the Operating Partnership or any of their respective Subsidiaries or releases of information to the Parent’s shareholders to the extent not available on the Parent’s website.

(k) Corporate Activity. Promptly following any merger or dissolution of any Subsidiary of the Parent or the Operating Partnership which is permitted hereunder or event which would make any of the representations in Section 4.01-4.04 untrue, notice thereof.

(l) Material Litigation. As soon as possible and in any event within ten (10) days of any Responsible Officer of the Borrower, the Parent, the Operating Partnership or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to result in a Material Adverse Effect.

(m) Quality Assurance Reports. Promptly after Borrower, IDOT Guarantor or any other Loan Party, receives any quality assurance reports or similar reports of inspection or compliance from the Franchisor under any Franchise Agreement (“Quality Assurance Reports”) or any notice of any Required Property Improvement Obligations with respect to any Real Property Assets, Borrower, IDOT Guarantor and any other Loan Party, shall deliver copies thereof to Administrative Agent, but in no event later than ten (10) days after receipt.

(n) Tenants. With respect to all Real Property Assets, Borrower, and with respect to the Maryland Property, IDOT Guarantor and any other Loan Party, shall promptly notify Administrative Agent within fifteen (15) days of (i) any material change in any Approved Participating Leases, or (ii) any monetary default and any material non-monetary default with respect to any Approved Participating Leases.

(o) Condemnation and Casualty. Borrower, and with respect to the Maryland Property, IDOT Guarantor and any other Loan Party shall immediately notify Administrative Agent of any fire or other casualty or any pending or threatened condemnation or eminent domain proceeding with respect to all or any portion of any Real Property Asset.

(p) Real Property Asset Information. All financial and other reports delivered pursuant to Section 5.05 (a) and (b) shall also include, with respect to each Real Property Asset for the applicable period, (i) an occupancy report, including an average daily rate, and rent roll, (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each applicable period, noting Net Income, Operating Expenses, Adjusted Net Operating Income, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Real Property Assets during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Administrative Agent and (iii) a calculation of the Maximum Availability of such date.

(q) Appraisal. Administrative Agent shall have the right to order and obtain Appraisals or updates to existing Appraisals for one or more Real Property Assets at Borrower’s sole cost and expense; provided that unless an Event of Default shall have occurred and be continuing, such Appraisals or updates shall not be ordered and obtained at the cost and expense of Borrower more than once in any consecutive twelve month period. Borrower, IDOT Guarantor and any other Loan Party shall cooperate fully with the appraisers performing the Appraisals of the Real Property Assets and, unless an Event of Default shall have occurred and be continuing, Administrative Agent shall deliver copies of such Appraisals or updates to Borrower promptly after receipt thereof upon written request therefore from Borrower.

(r) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent, the Operating Partnership or any of their respective Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

Section 5.06 Maintenance of Property and Required Work. The Borrower and the Operating Partnership will, and the Operating Partnership will cause each of its Subsidiaries to, (a) maintain their owned, leased, or operated Property in a manner consistent for hotel properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower, the Operating Partnership and its Subsidiaries, (b) not renovate or expand any of the Improvements except as permitted by Section 6.07(c), (c) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any Hotel Property, (d) substantially maintain and repair each Hotel Property as required by any franchise agreement, license agreement, management agreement or ground lease for such Hotel Property, and (e) commence the Required Work for any Future Property by a date which would allow a reasonable period of time to complete such work on or prior to the deadline set for such Required Work agreed to by the Borrower, the Operating Partnership and the Administrative Agent, (f) after any commencement of any work for any Hotel Property diligently perform such work (i) in a good and workmanlike manner, (ii) in compliance in all material respects with all Legal Requirements, and (iii) for the Required Work for any Future Property, by the required deadline and as described in the Engineering Reports and/or the Environmental Reports for such Future Property. Except as may be required to maintain the Parent’s status as a REIT under the Code, any Capital Expenditures or expenditures or leases for FF&E made for any Hotel Property shall be in the name of the Property Owner for such Hotel Property.

Section 5.07 Insurance. The Operating Partnership will maintain, and cause each of its Subsidiaries to maintain, the insurance required pursuant to Section 3.3 of the Security Instrument for all of their Properties.

Section 5.08 Interest Rate Agreements. From the Closing Date until the Revolving Maturity Date, the Parent shall obtain and thereafter maintain Interest Rate Agreements reasonably satisfactory to the Administrative Agent, sufficient to ensure that seventy percent (70%) of the Parent’s Total Indebtedness, measured as of each day during such period, shall be covered by such Interest Rate Agreements or shall have a fixed rate of interest. Any Interest Rate Agreements for the Parent shall be provided by either a Lender or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”. To the extent that any Interest Rate Agreement is provided by Lehman or any Subsidiary or Affiliate thereof, the obligations of the Parent or its Subsidiary under such Interest Rate Agreement may be secured by the Collateral pari passu with the Obligations. However, the pledge of any Collateral to secure any Interest Rate Agreement from any Person other than Lehman or any Subsidiary or Affiliate thereof shall be subject to the written approval of the Administrative Agent.

Section 5.09 Approved Participating Leases and Approved Management Agreements. Upon knowledge of a material default by an Approved Operator (other than a TRS) under an Approved Participating Lease or an Approved Management Agreement, as applicable, the Borrower or the Operating Partnership will send, or the Operating Partnership will cause the Subsidiary who is a party to such Approved Participating Lease or Approved Management Agreement, as applicable, to send, a notice of such default to such Approved Operator as provided in the document under which such default has occurred unless in Borrower’s or Operating Partnership’s good faith judgment such Approved Operator is curing or has agreed to cure such default and thereafter diligently proceeds to cure such default.

Section 5.10 Use of Proceeds. Subject to Section 6.14, the proceeds of the Advances have been, and will be used by the Borrower for the purposes set forth in Section 4.09(a).

Section 5.11 Collateral. The Borrower, the IDOT Guarantor and any other Loan Party will cause at all times the Administrative Agent to have an Acceptable Lien in the Collateral, (b) will cause at all times all material provisions of the Security Instruments and the Other Credit Documents to be valid and binding on the Persons executing such Security Instruments or Credit Documents and (c) shall execute or re-execute such Security Instruments and Credit Documents and take such other actions as the Administrative Agent shall reasonably request in order for the Administrative Agent to maintain or create an Acceptable Lien in the Collateral, including without limitation any Collateral acquired by the Borrower, after the Closing Date.

Section 5.12 Minimum Real Property Assets. At all times during the term of the Loan, there shall be no less than four (4) separate and distinct Real Property Assets (the “Minimum Real Property Asset Covenant”).

Section 5.13 Lien Searches; Title Searches. Borrower shall, upon Administrative Agent’s request therefor given from time to time, but not more frequently than annually, unless an Event of Default shall have occurred and be continuing or such Title Search indicates a Lien other than a Permitted Lien or another state of facts not reasonably satisfactory to the Required Lenders, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower and any other Loan Party, and (b) searches of title to each of the Real Property Assets (each, a “Title Search”). Administrative Agent may also require, at Borrower’s expense, Title Searches with respect to any Real Property Asset at which any material construction or renovation work occurs. Such Title Searches and lien searches required under this Agreement shall be conducted by search firms designated by Administrative Agent in each of the locations designated by Administrative Agent.

Section 5.14 Reserves.

(a) Borrower may, at its option with respect to any Real Property Asset, either (i) (A) on or prior to the Closing Date, or the date on which a Substitute Property or a New Property shall have been added as a Real Property Asset pursuant to the terms hereof, with respect to clauses (x) and (y) of this subparagraph (a), or (B) either on or prior to the Closing Date, or the date on which a Substitute Property or a New Property shall have been added as a Real Property Asset pursuant to the terms hereof, or as required from time to time with respect to clause (z) of this subparagraph (a), deposit in a segregated account (which shall be a federally insured account at a bank reasonably satisfactory to the Administrative Agent in its sole and absolute discretion) (the “Deferred Maintenance Account”) any amounts (collectively, the “Required Maintenance Amounts”) determined by the Administrative Agent that are required to be accumulated for (x) performance of Capital Expenditures as identified on Schedule 4.24 hereto, (y) the remediation of any environmental hazard or potential environmental hazard respecting any Real Property Assets or (z) performance of any Required Property Improvement Obligations (the aforementioned items in clauses (x), (y) and (z) collectively, the “Required Maintenance”) with respect to the related Real Property Asset from which Administrative Agent shall, upon the request of Borrower and reasonable approval thereof by Administrative Agent (provided no Event of Default shall be continuing), withdraw amounts as needed for the performance of such repairs or remediation of environmental hazards or potential environmental hazards or (ii) restrict its borrowing capacity under this Agreement by requesting Administrative Agent and the Lenders to reduce the Maximum Availability by the Required Maintenance Amounts. Notwithstanding the foregoing, Borrower shall have no obligations under this Section 5.14(a) unless, as to any individual Eligible Property, the Required Maintenance Amounts exceed at any time the lesser of (x) 4% of the Rents, and Accounts Receivable as applicable, actually earned, in accordance with GAAP, generated by such Real Property Asset for the prior Fiscal Year, and (y) $500,000.

(b) Borrower may, at its option, either (i) maintain, or cause to be maintained, at all times the Minimum Capital Expenditure Reserves Account in the form of a segregated account (as described in Section 1.1 hereof) or (ii) restrict its borrowing capacity under this Agreement by requesting the Administrative Agent and the Lenders to reduce the Maximum Availability by the cumulative amount of Minimum Capital Expenditure Reserves, provided that if Borrower shall spend more than the cumulative amount of Minimum Capital Expenditure Reserves at any time, such restriction on borrowing capacity or the required balances of the Minimum Capital

Expenditures Reserves Account, as the case may be, shall be reduced for the following Fiscal Year by the amount of such excess expenditure, but in no event to exceed two percent (2%) of the Rents, and Accounts Receivable, as applicable, actually received or earned, in accordance with GAAP, generated by the Real Property Assets for the prior Fiscal Year.

(c) Amounts to be deposited or restricted in Section 5.14(a) or (b) shall be net of amounts expended by Borrower on a current basis for such Capital Expenditures in the ordinary course of business; provided however, that Borrower shall provide to Administrative Agent an accounting of such expenditures as reasonably requested by and in form reasonably satisfactory to, Administrative Agent, within three (3) Business Days of such request.

(d) In the event Borrower elects for any particular Fiscal Year to maintain Minimum Capital Expenditure Reserves for a particular Real Property Asset at a percentage greater than four percent (4%) of the Rents, and Accounts Receivable, as applicable, generated by such Real Property Asset for the prior Fiscal Year, Borrower shall, annually, no later than fifteen (15) days prior to the commencement of such Fiscal Year, provide written notice to Administrative Agent of such percentage, which shall be subject to the approval of Administrative Agent, not to be unreasonably withheld or delayed.

Section 5.15 Single Purpose Entity. Borrower covenants and agrees (i) that its organizational documents and those of the IDOT Guarantor and any other Loan Party shall provide that they have not, and shall not:

(a) with respect to Borrower, the IDOT Guarantor and any other Loan Party (which for the purposes of this Section 5.15 only shall be referred to herein collectively as “Borrower”), engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Real Property Assets, and entering into the Loan, and activities incidental thereto;

(b) with respect to Borrower, acquire or own any material assets other than (i) the Real Property Assets, and (ii) such incidental Personal Property as may be necessary for the operation of the Real Property Assets;

(c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d) (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Real Property Assets are located, or (ii) without the prior written consent of Administrative Agent, amend, modify, terminate or fail to comply with the provisions of Borrower’s partnership agreement, articles of organization or similar organizational documents, as the case may be, whichever is applicable;

(e) Intentionally Omitted;

(f) with respect to Borrower, commingle its assets with the assets of the Parent, Operating Partnership, any of Parent’s or Operating Partnership’s respective Subsidiaries, Principal, any of Borrower’s or the members, general partners, Affiliates or principals of the managing member or general partner of Borrower (each, a “Principal”) (collectively, “Related Persons”) or of any other Person (collectively, with the Related Persons, “Any Other Person”), participate in a cash management system with Any Other Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g) with respect to Borrower, incur any Indebtedness, other than (i) the Indenture Guaranties, (ii) the Obligations and (iii) trade payables in the ordinary course of its business of owning and operating the Real Property Assets, provided that such trade payables (A) are not evidenced by a note, (B) are paid within sixty (60) days of the date incurred, (C) do not exceed, in the aggregate, at any one time, four percent (4%) of the Facility Amount and (D) are payable to trade creditors and in amounts as are normal and reasonable under the circumstances;

(h) become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(i) except in connection with the Consolidated financial information set forth in Section 5.05, fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of Any Other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of Any Other Person or (iii) include the assets or liabilities of Any Other Person on its financial statements;

(j) except as permitted in Section 6.08, enter into any contract or agreement with any Related Person (other than an Approved Participating Lease which shall meet the following standards), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms length basis with third parties other than any Related Person;

(k) seek the dissolution or winding up in whole, or in part, of Borrower, as the case may be;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower, or any member, general partner, principal or Affiliate thereof or any other Person;

(m) guarantee or become obligated for the Indebtedness of Any Other Person or hold itself out to be responsible for the Indebtedness of Any Other Person, other than as provided in the Indenture Guaranties;

(n) make any loans or advances to Any Other Person, and shall not acquire obligations or securities of any Related Person;

(o) fail to file its own tax returns or be included on the tax returns of Any Other Person except as required by applicable law or permitted in accordance with GAAP;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from Any Other Person or to conduct its business solely in its own name or a name franchised or licensed to it by a Person other than a Related Person, and not as a division or part of Any Other Person in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) other than in connection with the Indenture Guaranties, to suggest that Borrower is responsible for the debts of Any Other Person;

(q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(r) share any common logo with (except to the extent the Real Property Assets are operated under the same franchise or brand) or hold itself out as or be considered as a department or division of Any Other Person;

(s) fail to allocate fairly and reasonably any overhead expenses that are shared with any Related Person, including paying for office space and services performed by any employee of any Related Person;

(t) pledge its assets for the benefit of Any Other Person, and with respect to Borrower, other than with respect to the Loan;

(u) fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v) fail to provide in its (i) articles of organization, certificate of formation and/or operating agreement, as applicable, if it is a limited liability company, (ii) limited partnership agreement, if it is a limited partnership or (iii) certificate of incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Notes, this Agreement and the other Credit Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;

(w) fail to hold its assets in its own name;

(x) if Borrower is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by applicable law;

(y) have any of its Obligations guaranteed by an Affiliate, other than in connection with the Indenture Guaranties;

(z) Intentionally Omitted;

(aa) with respect to each Borrower, fail at any time to have at least one independent director (an “Independent Director”) that is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of either Borrower or any Related Person; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Borrower or any Related Person of either of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party; or

(bb) with respect to each Borrower, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of the Independent Director.

(cc) In the event Borrower does not have a managing member or general partner which complies, as reasonably determined by Administrative Agent, with the customary special purpose entity, bankruptcy remoteness requirements for such general partner or managing member (an “SPE Principal”), then unless the Borrower is a limited partnership whose general partner complies with the Independent Director/Springing Member Covenants (defined below), the Borrower shall be a Delaware limited liability company and the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Credit Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Credit Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower. In the event the Borrower is a limited partnership and the general partner thereof is not an SPE Principal, then the general partner shall be a Delaware liability company and shall comply with all the covenants set forth in this subparagraph (cc) relating to the Borrower’s LLC Agreement (the “Independent Director/Springing Member Covenants”).

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws (defined below) shall not cause Member or Special Member to cease to be a member of Borrower unless required by Applicable Law and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower. The term “Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

Section 5.16 Intentionally Omitted.

Section 5.17 PIP Covenants.

(a) Borrower shall construct, erect, undertake, complete, repair or cause to be fully constructed, erected, undertaken, completed or repaired all of the work and repairs described in the Property Improvement Plan for each Real Property Asset and expend such funds with respect to such work and repairs, no later than the respective deadlines established in each Property Improvement Plan (the “PIP Covenant”).

(b) Within five (5) Business Days of the end of each Fiscal Quarter, Borrower shall deliver to Administrative Agent a certification of Borrower, setting forth in reasonable detail the extent of the completion of the PIP Covenant Work (defined below) and the amounts spent in connection therewith, such that Administrative Agent may determine whether the Borrower has complied with the PIP Covenants.

(c) Borrower shall or shall cause to be performed all work and repairs set forth in the PIP Covenant with respect to each Real Property Asset (collectively, the “PIP Covenant Work”) in a good and workmanlike manner, in compliance with all Legal Requirements (including, without limitation, any and all Environmental Laws and Access Laws), this Agreement and the applicable Security Instruments encumbering the applicable Real Property Assets.

(d) Borrower covenants and agrees that all PIP Covenant Work shall be constructed, installed or completed, as applicable, free and clear of any and all Liens (including mechanic’s, materialman’s or other Liens), claims and encumbrances whatsoever, except for Permitted Exceptions.

(e) Nothing in this Section 5.17 shall be construed to: (i) make any Lender or the Administrative Agent responsible for performing or completing the PIP Covenant Work; or (ii) obligate any Lender or the Administrative Agent to demand from Borrower additional sums to make or complete any PIP Covenant Work.

(f) Borrower shall be responsible for the payment (from sources other than the Deferred Maintenance Account) of any and all costs and expenses in completing any PIP Covenant Work in excess of the amounts set forth in any Property Improvement Plan.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, or any Lender shall have any Commitment, to the extent applicable to such Person, Borrower, the Parent and the Operating Partnership shall comply with the following covenants.

Section 6.01 Liens, Etc. The Borrower, IDOT Guarantor, any other Loan Party, the Operating Partnership, the Parent and their respective Subsidiaries (except for or with respect to Permitted Other Subsidiaries) will not create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except for the Permitted Liens. The Borrower, IDOT Guarantor, any other Loan Party, the Operating Partnership, the Parent and their respective Subsidiaries (except for or with respect to Permitted Other Subsidiaries) will not create, assume, incur or suffer to exist, any Lien on or in respect of any of the Real Property Assets whether now owned or hereafter acquired, or assign any right to receive income, except for the Permitted Encumbrances.

Section 6.02 Indebtedness. The Operating Partnership, the Parent and their respective Subsidiaries (other than the Borrower, IDOT Guarantor and any other Loan Party, which is covered by Section 5.15 hereof) will not incur or permit to exist any Indebtedness other than the Obligations and the following:

(a) Unsecured Indebtedness in an amount that does not cause a breach at any time of the covenants contained in Article VII;

(b) Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness (excluding the Obligations) incurred by Permitted Other Subsidiaries (and possibly guaranteed by the Parent) to the extent:

(i) the amount thereof does not cause a breach at any time of the covenants contained in Article VII;

(ii) the Secured Recourse Indebtedness secured by a Hotel Property does not exceed 65% of the Market Value of such Hotel Property (or with respect to Secured Recourse Indebtedness which is secured by more than one Hotel Property, such Secured

Recourse Indebtedness does not exceed 65% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Recourse Indebtedness in the aggregate secured by Hotel Properties does not exceed 65% of the aggregate Market Value of such Hotel Properties;

(iii) the Secured Non-Recourse Indebtedness secured by a Hotel Property located in the United States does not exceed 70% of the Market Value of such Hotel Property (or with respect to Secured Non-Recourse Indebtedness which is secured by more than one Hotel Property, such Secured Non-Recourse Indebtedness does not exceed 70% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Non-Recourse Indebtedness in the aggregate secured by Hotel Properties located in the United States does not exceed 70% of the aggregate Market Value of such Hotel Properties; and

(iv) the Secured Non-Recourse Indebtedness secured by a Hotel Property located outside the United States does not exceed 65% of the Market Value of such Hotel Property (or with respect to Secured Non-Recourse Indebtedness which is secured by more than one Hotel Property located outside the United States, such Secured Non-Recourse Indebtedness does not exceed 65% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Non-Recourse Indebtedness in the aggregate secured by Hotel Properties located outside the United States does not exceed the lesser of (A) 65% of the aggregate Market Value of such Hotel Properties or (B) $25,000,000; provided that for purposes of this Section 6.02(b) the Parent, Operating Partnership and/or Borrower shall not be deemed to be in default of this Section 6.02(b) solely because of (1) a decrease in the Market Value of a Hotel Property after the date of incurrence of the Indebtedness secured by such Hotel Property if the Parent, Operating Partnership and/or Borrower was not in default of this Section 6.02(b) at the time of incurrence of such Indebtedness and (2) any refinancing of the Indebtedness described in the preceding clause (1) which does not provide refinancing proceeds in excess of the Indebtedness refinanced;

(c) Capitalized Leases for Personal Property;

(d) Intentionally Omitted.

(e) Any of the following Indebtedness incurred by the Parent or the Operating Partnership:

(i) guaranties in connection with the Indebtedness secured by a Hotel Property or interest in a Person owning a Hotel Property of (A) if the Hotel Property is subject to a ground lease, the payment of rent and performance of obligations under such ground lease, (B) real estate taxes relating to such Hotel Property, (C) capital reserves required under such Indebtedness, and (D) after a default under such Indebtedness, the rent under the applicable Approved Participating Lease will be applied to such Indebtedness;

(ii) customary indemnities for acts of malfeasance, voluntary bankruptcy, misappropriation and misconduct and an environmental indemnity for the lender under Indebtedness permitted under this Agreement;

(iii) customary indemnities for acts of malfeasance, misappropriation, voluntary bankruptcy and misconduct by the Permitted Other Subsidiaries and environmental indemnities, all for the benefit of the lenders of other Permitted Other Subsidiary Indebtedness in connection with such Indebtedness; and

(iv) guaranties of franchise and license agreements.

Section 6.03 Agreements Restricting Distributions From Subsidiaries. The Operating Partnership will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Operating Partnership’s Subsidiaries to the Operating Partnership.

Section 6.04 Restricted Payments. Neither the Borrower, the Parent, the Operating Partnership, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:

(a) (i) Provided no Default has occurred and is continuing or would result therefrom, any Borrower or its Subsidiaries may make cash payments to its members, partners or shareholders, as applicable, and (ii) provided no Default has occurred and is continuing or would result therefrom, the Parent may in any Fiscal Quarter, based on the immediately preceding Rolling Period, make cash payments to its shareholders (including in connection with the repurchase of Ownership Interests) which with the previous such cash payments in the three immediately preceding Fiscal Quarters are not in excess of the greater of (A) the lesser of (1) ninety percent (90%) of the Funds From Operations of the Parent during such Rolling Period, (2) one hundred percent (100%) of Free Cash Flow of the Parent during such Rolling Period, or (3) if the Parent’s Leverage Ratio at such time is greater than 7:00 to 1:00 or would be greater than 7:00 to 1:00 following such Restricted Payment, then $0, and (B) the amount required for the Parent to maintain its status as a REIT, provided that the repurchase of Ownership Interests shall only be permitted to the extent that following such repurchase the Parent’s Leverage Ratio is less than 5:00 to 1:00;

(b) provided no Default has occurred and is continuing or would result therefrom, the Operating Partnership shall be entitled to make cash distributions to its partners including the Parent;

(c) provided no Default has occurred and is continuing or would result therefrom, the Borrower or other Subsidiary of the Operating Partnership may make a Restricted Payment to the Operating Partnership,

(d) the limited partners of the Operating Partnership shall be entitled to exchange limited partnership interests in the Operating Partnership for the Parent’s stock;

(e) the Operating Partnership shall be entitled to issue limited partnership interests in the Operating Partnership in exchange for ownership interests in Subsidiaries and Unconsolidated Entities which own a Future Property to the extent such Investment is permitted pursuant to the provisions of Section 6.07;

(f) provided that no Default has occurred and is continuing or would result therefrom, the Operating Partnership shall be entitled to make payments of principal and interest under Subordinated Indebtedness;

(g) The Operating Partnership may make contributions or other Restricted Payments to the Borrower, the IDOT Guarantor and any other Loan Party.

Section 6.05 Fundamental Changes; Asset Dispositions. Neither the Borrower, the Parent, the Operating Partnership, nor any of their respective Subsidiaries will, (a) merge or consolidate with or into any other Person, unless (i) a Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) is merged into any Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations), and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of such Person’s material property except for a Permitted Asset Disposition, a transfer to a Permitted Other Subsidiary to the extent such property acts as collateral for Secured Recourse Indebtedness or Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02, or dispositions or replacements of personal property in the ordinary course of business; (c) enter into, as lessor, a lease (other than an Approved Participating Lease) of all or substantially all of any Hotel Property with any Person without the consent of the Administrative Agent; (d) sell or otherwise dispose of any material shares of Ownership Interests of any Subsidiary (except for a Permitted Other Subsidiary or a sale which qualifies as a Permitted Asset Disposition) or any Ownership Interests in the Borrower; (e) except for (i) Capitalization Events for which the consideration is principally cash or cash equivalents and (ii) the issuance of limited partnership interests in the Operating Partnership in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person (except for a Permitted Other Subsidiary); (f) enter into any forward sales of Ownership Interests in the Borrower, the Parent or the Operating Partnership; (g) include any hotel room owned by the Borrower, the Operating Partnership or its Subsidiary in a timeshare program; (h) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), provided that nothing herein shall prohibit the Operating Partnership from dissolving any Subsidiary which has no assets on the date of dissolution; or (i) materially alter the character of their respective businesses from that conducted as of the date of this Agreement or otherwise engage in any material business activity outside of the Hospitality/Leisure-Related Business.

Section 6.06 Personal Property Leases. For any Hotel Property, the Borrower, IDOT Guarantor, the Operating Partnership and any other Loan Party will not, and the Operating

Partnership will not permit any of its Subsidiaries to enter into leases of Personal Property except in the ordinary course of business.

Section 6.07 Investments and other Property. Neither the Borrower, the Parent, the Operating Partnership, nor any of their respective Subsidiaries, shall acquire by purchase or otherwise any Investments or other Property, except that the Parent, the Operating Partnership and their respective Subsidiaries (other than the Borrower), may acquire by purchase or otherwise, the following:

(a) Investments or Properties owned by such Persons as of the Closing Date excluding those Investments and Properties covered under paragraphs (f), (g), (h) and (i) of this Section 6.07;

(b) a Future Property or a Subsidiary or Unconsolidated Entity which owns a Future Property, the Property Information of which does not reflect (i) any material Environmental problems with such Future Property or any Hazardous Substances in the soil or the groundwater of such Future Property or (ii) any material concerns pertaining to the physical condition of such Future Property, including without limitation the structural, electrical, plumbing, mechanical or other essential components of such Future Property; provided that prior to an Investment in such Future Property or a Subsidiary or Unconsolidated Entity which owns such Future Property, the Responsible Officer of Parent shall deliver to Administrative Agent a certificate which certifies that the Property Information does not reflect the items set forth in clauses (i) and (ii) of this paragraph (b) and provided further that if such Property Information does reflect any such problems, then the Operating Partnership may still make such Investment if the Operating Partnership and the Administrative Agent agree in writing upon the Required Work to correct or remediate such problems;

(c) Capital Expenditures for permitted Hotel Properties for the following purposes and subject to the following limitations calculated on a pro forma basis at the time of committing to make such Capital Expenditures taking into account such Capital Expenditures:

Type of Capital Expenditure	Limitation

Maintenance and Capital Expenditures (not of the type specified below)	No dollar limitation provided that the Parent is in compliance with all of the financial covenants contained in Article VII.

Emergency repairs and to comply with the requirements of Franchise Agreements	No dollar limitation provided that the Parent is in compliance with all of the financial covenants contained in Article VII.

Expansion (10% or more increase in total guest rooms for a Hotel Property) of existing Hotel Properties

Or

Development of New Hotel Properties (includes full Investment Amount of the Hotel Properties under development and land for which development is planned to commence within twelve months of the acquisition of such land).

Limited in any Fiscal Year to 0.5% of Adjusted Total Assets.

(d) the purchase of Liquid Investments with any Person which qualifies as an Eligible Assignee;

(e) trade and customer accounts receivable (including in connection with the sale of used FF&E) which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and receivables purchased in connection with the acquisition of a Hotel Property;

(f) Excluding the unimproved land included within the calculations set forth in the preceding paragraph (c) for the development of new Hotel Properties, Investments in unimproved land that does not in the aggregate then have an Investment Amount which exceeds 1% of Adjusted Total Assets;

(g) Stock or Stock Equivalents (i) received in settlement of liabilities created in the ordinary course of business, and (ii) additional Stock or Stock Equivalents of publicly-traded Unconsolidated Entities engaged in the Hospitality/Leisure-Related Business which in the aggregate do not then have an Investment Amount which exceeds 1% of Adjusted Total Assets;

(h) Stock, Stock Equivalents, and other Investments in Unconsolidated Entities engaged in the Hospitality/Leisure-Related Business which are not publicly-traded Persons and which in the aggregate do not then have an Investment Amount which exceeds 5% of Adjusted Total Assets;

(i) Indebtedness of a Person to the Operating Partnership or to a Subsidiary of the Operating Partnership that is secured by a Lien on one or more Hotel Properties owned by such Person, which Hotel Properties (i) were previously owned by the Operating Partnership or a Subsidiary of the Operating Partnership or (ii) the Operating Partnership reasonably expects to acquire (through trustee’s sale, foreclosure, deed in lieu of foreclosure or otherwise), provided, however, that the aggregate amount of all Investments permitted under this paragraph (i) shall not at any one time exceed 2% of Adjusted Total Assets;

(j) [Intentionally Omitted];

(k) a direct or indirect TRS of the Operating Partnership for which the Operating Partnership owns directly or indirectly ownership interests in such Subsidiary of at least ninety-five percent (95%), provided that if for any Hotel Property the Operating Partnership’s direct or indirect ownership interests percentage is less than ninety-five percent (95%), then the Operating Partnership’s ownership percentage requirement for the TRS for such Hotel Property shall only be a percentage equal to or greater than the Operating Partnership’s direct or indirect ownership interests percentage for such Hotel Property;

(l) Investments in Subsidiaries used by such Subsidiaries to make Investments otherwise permitted under this Section 6.07; provided that any such Investment in a Subsidiary which is used by such Subsidiary to make an Investment subject to any limitation set forth in this Section 6.07 shall be deemed included in the calculation of whether such limitation has been met; and

(m) other assets owned in the ordinary course of owning the Parent’s and the Parent’s Subsidiaries’ Hotel Properties and Hospitality/Leisure-Related Business.

Notwithstanding the foregoing, neither the Operating Partnership, nor the Parent, nor their respective Subsidiaries shall make an Investment which would (a) cause the Parent Properties in the aggregate to violate in any way the Parent Property Requirements without the Administrative Agent’s written consent, (b) if the Parent Deemed Investment Amount for Unconsolidated Entities was added to Investment Amounts for Parent Properties in determining whether the Parent Property Requirements had been met, cause the Parent Properties in the aggregate to violate in any material way the Parent Property Requirements without the Administrative Agent’s written consent, (c) Intentionally omitted, (d) cause a Default, or (e) cause or result in the Operating Partnership or the Parent failing to comply with any of the financial covenants contained herein.

Section 6.08 Affiliate Transactions. Except for the Approved Participating Leases, the Approved Management Agreements and certain liquor license agreements, the Operating Partnership will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Operating Partnership or any purchase or acquisition of assets from any such Affiliate except for sales of new Personal Property (i) which in any calendar year do not exceed $1,000,000 in the aggregate and (ii) for which the sales price is the actual cost to the party selling; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than those matters set forth in either of the foregoing clauses (a) or (b) which are in the ordinary course of business and at market rates.

Section 6.09 Sale and Leaseback. The Operating Partnership will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person, whereby in contemporaneous transactions the Operating Partnership or such Subsidiary sells essentially all of its right, title and interest in a material asset and the Operating Partnership or such Subsidiary acquires or leases back the right to use such property except in connection with the incurrence of Indebtedness permitted under this Agreement.

Section 6.10 Sale or Discount of Receivables. The Operating Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

Section 6.11 No Further Negative Pledges. Neither the Operating Partnership, nor the Parent, nor their respective Subsidiaries shall enter into or suffer to exist any provisions or covenants in any agreement (a) prohibiting the creation or assumption of any Lien upon the

Properties of the Parent, the Operating Partnership or any of their respective Subsidiaries (except for the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (b) requiring an obligation to be secured if some other obligation is or becomes secured except for (y) the provisions and covenants contained in this Agreement, the Credit Documents, and the Senior Note Indentures as of the Closing Date, and provisions and covenants similar to those contained in the Senior Note Indentures as of the Closing Date contained in future indentures for Senior Unsecured Indebtedness permitted by this Agreement and (z) the provisions and covenants contained in an indenture or other credit document evidencing, securing or otherwise pertaining to Subordinate Indebtedness permitted by this Agreement which (i) provide that if the Parent or the Operating Partnership or any of their respective Subsidiaries provides collateral to secure other Subordinate Indebtedness that such collateral shall also secure such Subordinate Indebtedness on an equal and ratable basis, (ii) do not contain any other provisions or covenants prohibited by this Section 6.11, and (iii) are in form and substance otherwise reasonably acceptable to the Administrative Agent. Nothing set forth in the Credit Documents shall be deemed to permit (i) pari passu Liens to be granted by any Loan Party encumbering any Collateral to secure the Indebtedness evidenced by the Indentures or (ii) the terms of Section 4.18 or 4.12 of the January 2001 Indenture to be effective.

Section 6.12 Material Documents.

(a) The Operating Partnership will not, nor will it permit any of its Subsidiaries to without the Required Lender’s written consent (i) amend the Operating Partnership’s partnership agreement in any material respect, (ii) admit a new general partner to the Operating Partnership, (iii) enter into any termination, material modification or amendment of the Approved Master Amendment which governs those Hotel Properties which do not secure Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness, or (iv) enter into any termination or material modification or amendment of the Approved Management Agreements or Approved Participating Leases which singularly or in the aggregate could reasonably be expected to cause the Parent to forfeit the Parent’s status as a REIT or to cause any other Material Adverse Change.

(b) Notwithstanding the foregoing, without the Required Lender’s approval the Operating Partnership will be able to amend the aforementioned Approved Master Amendment to (i) add a Hotel Property to such agreement which the Operating Partnership and the Operating Partnership’s Subsidiaries or the Borrower are permitted to invest in under this Agreement, (ii) delete a Hotel Property from such agreement, provided that the Hotel Property either (A) is disposed of pursuant to a Permitted Asset Disposition or (B) on or about such deletion from the Approved Master Amendment the TRS for such Hotel Property enters into an Approved Management Agreement for such Hotel Property with an Approved Operator, (iii) release a TRS or Approved Operator, as applicable, from its rights and obligations under the Approved Master Amendment, provided such TRS or Approved Operator, as applicable, no longer is a party to any Approved Management Agreement for any Hotel Property that is subject to the Approved Master Amendment or (iv) add a TRS or Approved Operator, as applicable, as a party to the Approved Master Amendment.

(c) The Borrower will not, without the Required Lender’s written consent (i) amend the Borrower’s or any other Loan Party’s operating agreement in any material respect, (ii) admit any new members to the Borrower or any other Loan Party, (iii) enter into any termination, material modification or amendment of the Approved Master Amendment which governs the Real Property Assets, or (iv) enter into any termination or material modification or amendment of the Approved Management Agreements, Approved Participating Leases or Franchise Agreements which govern the Real Property Assets.

(d) Any termination, modification or amendment prohibited under this Section 6.12 without the required written consent shall, to the extent permitted by applicable law, be void and of no force and effect.

Section 6.13 Limitations on Development, Construction, Renovation and Purchase of Hotel Properties. Neither the Parent nor the Operating Partnership shall or shall permit any of their respective Subsidiaries to (a) engage in the development, construction or expansion of any Hotel Properties except as permitted by the provisions of Section 6.07 or (b) enter into any agreements to purchase Hotel Properties or other assets, unless with respect to such purchase the Parent, the Operating Partnership or such Subsidiary (as applicable) at all times has available sources of capital equal to pay in full the cost of the purchase of such Hotel Properties or other assets (to the extent that the payment of such cost of purchase constitutes a recourse obligation of the Parent, the Operating Partnership or its Subsidiary), which available sources of capital may include Advances to the extent that the Borrower may borrow the same for the purposes required or other Indebtedness permitted by the terms of this Agreement.

Section 6.14 Use of Proceeds of Advances. Neither the Parent nor the Operating Partnership shall or shall permit any of their respective Subsidiaries to use any proceeds from any Advances to repay (i) Indebtedness evidenced by any Indentures or (ii) Subordinated Indebtedness.

Section 6.15 Franchise Concentration. In no event shall any Franchise Concentration Event cause Franchise Concentration (i) in more than one (1) Franchise Affiliation to exceed 47% and (ii) with respect to any Franchise Affiliation (other than the Franchise Affiliation described in clause (i)), to exceed 32%.

ARTICLE VII

FINANCIAL COVENANTS

So long as any Note or any amount under any Credit Document shall remain unpaid, or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, the Borrower, the Parent, the Operating Partnership and its Subsidiaries shall comply with the following covenants.

Section 7.01 Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period set forth below, an Interest Coverage Ratio of not less than the ratio set forth below:

For the Rolling Period ending on:	Interest Coverage Ratio not less than:
June 30, 2005	1.10 to 1.00
September 30, 2005	1.05 to 1.00
December 31, 2005	1.05 to 1.00
March 31, 2006	1.15 to 1.00
June 30, 2006	1.15 to 1.00
September 30, 2006	1.15 to 1.00
Revolving Maturity Date	1.15 to 1.00

Section 7.02 Senior Unsecured Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period set forth below, a Senior Unsecured Interest Coverage Ratio of not less than the ratio set forth below:

For the Rolling Period ending on:	Senior Unsecured Interest Coverage Ratio not less than:
June 30, 2005	.60 to 1.00
September 30, 2005	.55 to 1.00
December 31, 2005	.50 to 1.00
March 31, 2006	.55 to 1.00
June 30, 2006	.55 to 1.00
September 30, 2006	.55 to 1.00
Revolving Maturity Date	.55 to 1.00

Section 7.03 Fixed Charge Coverage Ratio. The Parent shall maintain at the end of each Rolling Period set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth below:

For the Rolling Period ending on:	Fixed Charge Coverage Ratio not less than:
June 30, 2005	.85 to 1.00
September 30, 2005	.80 to 1.00
December 31, 2005	.80 to 1.00
March 31, 2006	.85 to 1.00
June 30, 2006	.85 to 1.00
September 30, 2006	.85 to 1.00
Revolving Maturity Date	.85 to 1.00

Section 7.04 Intentionally Omitted.

Section 7.05 Leverage Ratio. The Parent shall not on any date permit the Leverage Ratio to exceed at any time during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Leverage Ratio
The Status Reset Date during the Fiscal Quarter commencing April 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2005	11.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2005	11.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2006	11.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2006	10.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2006	10.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2006	10.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2006	Revolving Maturity Date	10.25 to 1.00

Section 7.06 Senior Unsecured Leverage Ratio. The Parent shall not on any date permit the Senior Unsecured Leverage Ratio to exceed at any time during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Senior Unsecured Leverage Ratio
The Status Reset Date during the Fiscal Quarter commencing April 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2005	17.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2005	17.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2006	21.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2006	20.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2006	20.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2006	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2006	20.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2006	Revolving Maturity Date	20.00 to 1.00

Section 7.07 Limitations on Secured Indebtedness and Secured Recourse Indebtedness.

(a) The Parent shall not on any date permit the sum of the Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness of the Parent and its Subsidiaries on a Consolidated basis (excluding the Obligations), to be secured by Liens on Hotel Properties or other Investments, to exceed at any time during the applicable period indicated in the following chart the percentage set forth in such chart of the EBITDA of the Parent and its Subsidiaries on a Consolidated basis.

Period	Percentage of EBITDA
The Rolling Period ending on June 30, 2005	75%
From and after June 30, 2005	80%

(b) The Parent shall not on any date permit the sum of the Secured Recourse Indebtedness of the Parent and its Subsidiaries on a Consolidated basis (excluding the Obligations), to be secured by Liens on Hotel Properties or other Investments which for the Rolling Period immediately preceding such date produced ten percent (10%) or more of the EBITDA of the Parent and its Subsidiaries on a Consolidated basis.

Section 7.08 Senior Note Indenture - $200,000,000 9 1/8% Senior Notes. For the purpose of this Section 7.08 only, (a) all capitalized terms used in this Section 7.08 that are defined in the Senior Note Indenture shall have the meanings given to them in the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes as of the Closing Date, and (b) all covenant calculations made under this Section 7.08 shall be calculated as would be calculated under the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes as of the Closing Date, including, without limitation, by making all covenant calculations under this Section 7.08 by taking into account the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary under the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes.

(a) Incurrence of Indebtedness. The Parent, the Operating Partnership and their respective Subsidiaries will not “incur” any additional Indebtedness in violation of Section 4.9 of the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

(b) Unencumbered Assets. The Parent, the Operating Partnership and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets in compliance with Section 4.18 of the Senior Note Indenture - $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

Section 7.09 Availability Covenant. The Maximum Availability will be calculated on a quarterly basis. Borrower shall at all times maintain Maximum Availability equal to or greater than the amount of the outstanding Obligations (the “Availability Covenant”).

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Principal Payment. The Borrower shall fail to pay any principal of any Note when the same becomes due and payable as set forth in this Agreement;

(b) Interest or Other Obligation Payment. The Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement, provided however that the Borrower will have a grace period of five (5) days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults of such Persons collectively under this Section 8.01(b) in every calendar year;

(c) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, IDOT Guarantor, any other Loan Party, the Operating Partnership or Parent in this Agreement or in any other Credit Document, (ii) by the Borrower, IDOT Guarantor, any other Loan Party, Operating Partnership or Parent (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to have been made;

(d) Covenant Breaches. (i) The Borrower, IDOT Guarantor, any other Loan Party, the Parent or Operating Partnership shall fail to perform or observe any covenant contained in Section 5.02, Section 5.15, Article VI or Article VII of this Agreement or the Borrower, IDOT Guarantor, any other Loan Party, the Parent or Operating Partnership shall fail to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower, IDOT Guarantor, any other Loan Party, Parent or Operating Partnership shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for thirty (30) days after the earlier of the date written notice of such default shall have been given to the Borrower, IDOT Guarantor, any other Loan Party, Parent or Operating Partnership by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower, IDOT Guarantor, any other Loan Party, Parent or Operating Partnership has actual knowledge of such default, unless such default in this clause (ii) cannot be cured in such thirty (30) day period and the Borrower, IDOT Guarantor, any other Loan Party, Parent or Operating Partnership is diligently proceeding to cure such default, in which event the cure period shall be extended to ninety (90) days;

(e) Cross-Defaults.

(i) with respect to (A) (provided, however, the provisions of this Section 8.01(e)(i)(A) shall not apply to such Secured Non-Recourse Indebtedness while any of the Indentures shall remain outstanding and unpaid) any Secured Non-Recourse Indebtedness (but excluding Indebtedness evidenced by the Notes) which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Indebtedness of the Operating Partnership, the Parent or any of their respective Subsidiaries any of the following; (B) any Indebtedness other than Secured Non-Recourse Indebtedness (but excluding Indebtedness evidenced by the Notes) which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of the Operating Partnership, the Parent or any of their respective Subsidiaries any of the following:

(1) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,

(2) the Operating Partnership, the Parent or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

(3) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;

(ii) any default beyond any grace period, if any, of any term or condition set forth in any of the Indentures.

(f) Insolvency. The Borrower, IDOT Guarantor, any other Loan Party, the Parent, the Operating Partnership or any of their respective Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, IDOT Guarantor, any other Loan Party, the Operating Partnership, the Parent or any of their respective Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, IDOT Guarantor, any other Loan Party, the Parent, the Operating Partnership or any of their respective Material Subsidiaries, either such proceeding shall remain undismissed for a period of ninety (90) days or any of the actions sought in such proceeding shall occur; or the Borrower, IDOT Guarantor, any other Loan Party, the Parent, the Operating Partnership or any of their respective Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

(g) Judgments. Any judgment or order for the payment of money in excess of $5,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, IDOT Guarantor, any other Loan Party, the Parent, the Operating Partnership or any of their respective Subsidiaries which, within sixty (60) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Parent, the Borrower, any other Loan Party, or the Operating Partnership in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, the Borrower, IDOT Guarantor, any other Loan Party, the Operating Partnership or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Parent, the Borrower, IDOT Guarantor, any other Loan Party or the Operating Partnership in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower, IDOT Guarantor, any other Loan Party or the Operating Partnership to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;

(i) Security Instruments. Any Event of Default (as defined in the Security Instruments) shall occur;

(j) First Priority Lien. The Security Instruments and the other Credit Documents after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on the Collateral (subject to the Permitted Liens) purported to be covered, hereby or thereby;

(k) Parent’s REIT Status. There shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Parent’s tax status as a REIT has been lost;

(l) Parent Common Stock; Repayment Event. The Parent at any time hereafter fails to (i) cause the Parent Common Stock to be duly listed on the New York Stock Exchange, Inc. or (ii) file timely all reports required to be filed by the Parent with the New York Stock Exchange, Inc. and the Securities and Exchange Commission and, with respect to a failure under clause (ii), such failure remains uncured on the date which is the earlier of (A) the date thirty (30) days following the date Parent shall receive notice, or otherwise have actual knowledge of such failure and (B) the date specified by the New York Stock Exchange, Inc. or the Securities and Exchange Commission as the date such failure needs to be cured by; or

(m) Change in Control. Any of the following occur without the written consent of the Required Lenders: (a) a Change of Control occurs for either the Parent or the Operating Partnership; (b) the Parent owns less than 100% of the legal or beneficial interest in MeriStar LP, Inc.; (c) the Parent, MeriStar LP, Inc. and any wholly-owned Subsidiary of the Parent collectively owns less than 70% of the legal or beneficial interest in the Operating Partnership;

(d) the Operating Partnership owns less than 99% of the direct or indirect legal and beneficial ownership in Borrower, the IDOT Guarantor and any other Loan Party, respectively; or (e) the Parent owns less than .01% of the direct or indirect legal and beneficial ownership in Borrower, the IDOT Guarantor and any other Loan Party, respectively.

(n) Intentionally Omitted.

Section 8.02 Optional Acceleration of Maturity; Other Actions. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower to the extent permitted by Applicable Law, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.

Section 8.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 8.01 shall occur, the obligation of each Lender to make Advances shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower to the extent permitted by Applicable Law.

Section 8.04 Intentionally Omitted.

Section 8.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 8.06 Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default pursuant to paragraph (f) of Section 8.01 or (ii) the making of the request or the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of

Section 8.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.03, each Lender and Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Notes, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower in writing after any such set-off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) To the extent permitted by Applicable Law, the Borrower waives any right of set-off, defense or counterclaim the Borrower has or may have against any Lender to apply any amounts owed the Borrower by such Lender or any Affiliate thereof against the Obligations hereunder.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law. The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Credit Document. Within five (5) Business Days of the Administrative Agent receiving actual knowledge (without any duty to investigate) of a Default, the Administrative Agent will provide written notice of such Default to the Lenders.

Section 9.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower, the Parent, Operating Partnership or their respective Subsidiaries or to inspect the property (including the books and records) of the Borrower, the Parent, the Operating Partnership or their respective Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document other than with respect to the Administrative Agent’s execution of the documents to which the Administrative Agent is a party; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03 Each Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as a Lender. The Administrative Agent, the Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an Administrative Agent hereunder or the Lenders were not Lenders hereunder and without any duty to account therefor to the Lenders.

Section 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the other agents hereunder (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement or any other Credit Document (including such Person’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 9.06 Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be a bank meeting the financial requirements of an Eligible Assignee and, to the extent that a Lender is willing to act in such capacity, a Lender. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent under this Agreement and the other Credit Documents.

Section 9.07 Arranger, Book Runner, and Other Agents. Under the Credit Documents Lehman Brothers Inc. shall be named Sole Arranger and Sole Book Runner; but such Person in such capacity shall have no right or duty to act as agent on behalf of the Lenders.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, as specified in the particular provisions of the Credit Documents, and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the prior written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders whose Commitments or Advances are directly modified thereby, do any of the following: (i) increase the aggregate Commitments of the Lenders, (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (iv) amend this Section 10.01, (v) amend the definition of “Required Lenders”, (vi) release all or substantially all of the Collateral, except as provided in Section 2.13 hereof; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, as the case may be, under this Agreement or any other Credit Document. In addition, the definition of “Required Lenders” cannot be amended without the unanimous written consent of all Lenders holding Commitments.

(b) Intentionally Omitted.

(c) In addition, none of the following decisions shall be made without the prior written consent of the Required Lenders:

(i) Intentionally Omitted;

(ii) release any material Collateral from its Lien securing the Obligations except as contemplated by the provisions of Section 2.13;

(iii) any determination (A) to make a Borrowing after the occurrence and during the continuance of an Event of Default or (B) to waive or modify a material condition precedent to the funding of an Advance;

(iv) any (A) determination to send notice to the Borrower of, or otherwise declare, an Event of Default pursuant to Section 8.01 of this Agreement, (B) determination to accelerate the Obligations pursuant to Section 8.02 of this Agreement, (C) exercise of remedies under any Credit Document, (D) material decision regarding the operation, maintenance, sale or other disposition of any Property after the foreclosure upon such Property, provided that Administrative Agent shall be able to take any action it determines necessary to preserve or maintain any such Property and provided further that if the Required Lenders cannot agree on the sale or disposition of such Property, the Administrative Agent shall not sell or dispose of such Property, but shall continue to hold such Property for the benefit of the Lenders;

(v) any waiver or any amendment to the financial covenants contained in Article VII of this Agreement or any definitions used therein;

(vi) any other material waiver or modification of the Credit Documents not referred to in this Section 10.01; and

(vii) any amendment of any other provision of a Credit Document which expressly requires the consent of the Required Lenders.

(d) Any amendment to a covenant of the Parent, the Operating Partnership or any of its Subsidiaries or amendment to a definition shall require the Borrower’s written consent.

(e) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement which requires unanimous consent of the Lenders, the consent of fifty one percent (51%) or more of the Non-Defaulting Lenders entitled to vote on such proposed change, waiver, discharge or termination is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Eligible Assignees pursuant to Section 2.15, provided that (i) at the time of such replacement, each such Eligible Assignee consents to the proposed change, waiver, discharge or termination, (ii) the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) to increase any of such Lender’s Commitments and (iii) the Borrower shall have consummated any such replacement of Lenders within thirty (30) days of the occurrence of the event giving the Borrower the right to cause such replacement.

Notwithstanding the foregoing, the Administrative Agent and the Borrower (without the consent of any other Lender) may enter into amendments of any Credit Document solely with respect to corrections of formal defects not having any economic impact.

Section 10.02 Notices, Etc. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) five (5) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	[Name of Borrower] c/o MeriStar Hospitality Corporation 4501 N. Fairfax Drive Suite 500 Arlington, VA 22203 Attn: Jerome J. Kraisinger, Esq. General Counsel Facsimile No.: (703) 812-7235

With a copy to:	Latham & Watkins, LLP 885 Third Avenue Suite 1000 New York, New York 10022-4802 Attn: James I. Hisiger, Esq. Facsimile No.: (212) 751-4864

If to Administrative Agent or any Lender:	Lehman Commercial Paper, Inc. c/o Lehman Brothers 745 7th Avenue, 16th Floor New York, New York 10019 Attention: Ms. Michelle Rosolinsky Facsimile No.: (646) 758-5130

With a copy to:	Trimont Real Estate Advisors Marquis Tower, Suite 2200 3424 Peachtree Road NE Atlanta, GA 30326 Attention: John Schwartz Facsimile No.: (404) 582-8918

With a copy to:	c/o Lehman Brothers 399 Park Avenue, 8th Floor New York, New York 10022 Attention: Thomas Buffa Facsimile No.: (646) 758-4672

With a copy to:	Thacher Proffitt & Wood LLP Two World Financial Center New York, New York 10281 Attention: Mitchell G. Williams, Esq. Facsimile No.: (212) 912-7751

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.03 No Waiver; Remedies. No failure on the part of any Lender, or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.04 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents and syndication of the Obligations including, without limitation, (a) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents, and (c) to the extent not included in the foregoing, the reasonable costs of any local counsel, travel expenses, Intralink’s charges, Engineering Reports, Appraisals, Environmental Reports, mortgage and intangible taxes (if any), and any title or Uniform Commercial Code search costs, any insurance consultant costs and other costs usual and customary in connection with a credit facility of this type.

Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 10.06 Lender Assignments and Participations.

(a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and the Notes held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement and shall involve a ratable assignment of such Lender’s Commitment and Advances;

(ii) the amount of the resulting Commitments and Advances of the assigning Lender (unless it is assigning all its Commitments and Advances) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $2,500,000 in total and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall be to an Eligible Assignee;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment;

(v) the Administrative Agent (and in the case of assignments of all or a portion of a Lender’s Commitments after the date of this Agreement) shall consent to such assignment, which consent shall not be unreasonably withheld or delayed; and

(vi) each Eligible Assignee (other than an Eligible Assignee which is an Affiliate of the assigning Lender) shall pay to the Administrative Agent a $3,500 administrative fee; provided that, in the case of contemporaneous assignments by a

Lender to more than one Related Fund (which Related Funds are not then Lenders hereunder), only a single $3,500 such fee shall be payable for all such contemporaneous assignments.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the execution thereof or such earlier date as agreed to by the Administrative Agent, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, (i) any Lender may assign or pledge, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank and (ii) any Lender that is an Approved Fund or Related Fund may, without the consent of the Administrative Agent or the Borrower, pledge all or any portion of its Advances and Notes to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such Approved Fund or Related Fund, as security for such obligations or securities; provided that (A) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.06(a) concerning assignments, including without limitation the requirement that any assignee of such Notes and Advances must qualify as an Eligible Assignee and (B) such Lender shall not require such trustee’s or representative’s consent to any matter under this Agreement, except (1) for a change in the principal amount of any Note which has been so pledged, reductions in fees or interest, or extending the Term Maturity Date or Revolving Maturity Date or (2) as otherwise consented to by the Administrative Agent.

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Register. The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such Eligible Assignee in amount equal to, respectively, the Commitments and the outstanding Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitments hereunder, a new Note or Notes payable to the order of such Lender in an amount equal to, respectively, the Commitments and the outstanding Advances retained by it hereunder. Such new Note or Notes shall be dated the date of the original Notes executed pursuant to this Agreement and shall otherwise be in substantially the form of the attached Exhibit A.

(e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Term Maturity Date or the Revolving Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 10.07 hereof as the Lender to the extent of their respective participations.

(f) Confidentiality. Each Lender agrees to preserve the confidentiality of any confidential information relating to the Borrower, the Parent, the Operating Partnership and their respective Subsidiaries received by Lender; provided that each Lender may furnish any such confidential information in the possession of such Lender from time to time to (i) assignees and participants (including prospective assignees and participants), (ii) its regulators, the National Association of Insurance Commissioners, governmental authorities and any self-governing organization to which is a member, (iii) any direct or indirect contractual counterparty to such Lender in swap agreements or such contractual counterparty’s professional advisor and (iv) the Related Funds, Affiliates, directors, partners, officers, employees of such Person or its Affiliates or Related Funds; provided that, prior to any such disclosure, such Person shall agree to preserve the confidentiality of any confidential information relating to the Borrower, the Parent, the Operating Partnership and its Subsidiaries received by it from or on behalf of such Lender.

(g) Cooperation in Syndication.

(i) Borrower agrees to assist Lenders in completing a sale with novation of all or any part of Lenders, right, title and interest in and to the Loan (a “Syndication”) satisfactory to the Lenders. Such assistance shall include (A) direct contact between senior management and advisors of Borrower and the proposed Lenders during reasonable business hours, (B) review and provide information to prepare a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (C) the hosting, with Lenders, of one or more meetings of prospective Lenders, and (D) the delivery of appraisals satisfactory to Lenders if required.

(ii) Lenders shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their Commitments will be accepted, which institutions will participate, the allocations of the Commitments among the Lenders and the amount and distribution of Fees among the Lenders. To assist Lenders in their Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Participating Lessees, Approved Operator, Approved Franchisor and the Real Property Assets, including all financial information and projections with respect thereto (the “Projections”), as Lenders may reasonably request in connection with the Syndication of the Loan. Borrower hereby represents and covenants that (A) all information other than the Projections (the “Information”) that has been or will be made available to Lenders by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (B) the Projections that have been or will be made available to Lenders by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Borrower understands that in arranging and syndicating the Loan, the Lenders may use and rely on the Information and Projections without independent verification thereof.

(iii) If required in connection with the Syndication, Borrower hereby agrees to:

(A) deliver updated financial and operating statements and other information reasonably required by Lenders to facilitate the Syndication;

(B) deliver reliance letters reasonably satisfactory to Lenders with respect to the environmental assessments and reports delivered to Lenders prior to the Closing Date, which will run to Lenders and its successors and assigns;

(C) execute modifications to the Credit Documents reasonably required by the Lenders, provided that such modification will not change any material or economic terms of the Credit Documents, or otherwise materially increase the obligations or materially decrease the rights of Borrower pursuant to the Credit Documents; and

(D) deliver an opinion letter from Richards Layton & Finger, PA with respect to each Borrower or other Loan Party which is a Delaware single member limited liability company regarding, among other matters: (1) whether the provisions in the operating agreement of such Person requiring the unanimous consent of the directors of such Person before a voluntary bankruptcy petition can be filed is enforceable, (2) whether a judgment creditor of the single member of such Person may directly attach the assets of such Person, (3) whether the bankruptcy of the single member of such Person will cause such Person to be dissolved, or its affairs wound up and (4) whether such Person is a separate legal entity which shall continue to be a separate legal entity until the cancellation of its certificate of formation.

Section 10.07 Indemnification. The Borrower shall indemnify the Administrative Agent, the other agents hereunder, the Lenders (including any lender which was a Lender hereunder prior to any full assignment of its Commitment), and each affiliate thereof and their respective directors, officers, employees, trustees, advisors, and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower, the Parent, the Operating Partnership of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower, the Parent, the Operating Partnership or any of their Subsidiaries, and the Borrower shall reimburse the Administrative Agent, the other agents hereunder, and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of such Person’s own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09 Survival of Representations, Indemnifications, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), 9.05 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11 Intentionally Omitted.

Section 10.12 Intentionally Omitted.

Section 10.13 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 10.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED, AND ANY DISPUTE BETWEEN THE BORROWER, ANY LOAN PARTY, ANY AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK; PROVIDED THAT THE PERFECTION OF THE LIENS OF THE ADMINISTRATIVE AGENT ON THE COLLATERAL AND THE EXERCISE OF REMEDIES AGAINST THE COLLATERAL SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE APPLICABLE JURISDICTION.

Section 10.15 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT ANY AGENT, ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR ANY OTHER LOAN PARTY OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER

ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AND ANY OTHER LOAN PARTY AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND ANY OTHER LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C) SERVICE OF PROCESS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND ANY OTHER LOAN PARTY WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY ANY AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AND ANY OTHER PARTY, AS APPLICABLE, ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND ANY OTHER LOAN PARTY IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E) WAIVER OF BOND. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND ANY OTHER LOAN PARTY WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN

CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

(F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.15 AND SECTION 10.21, WITH ITS COUNSEL.

Section 10.16 Intentionally Omitted.

Section 10.17 Knowledge of Borrower. For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent, the Operating Partnership, the IDOT Guarantor or any other Loan Party.

Section 10.18 Lenders Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, the Parent or the Operating Partnership, any of its Subsidiaries, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Lender becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, such Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

Section 10.19 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.20 Intentionally Omitted.

Section 10.21 No Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH PERSON PARTY HERETO FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AGREES THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PERSON OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO ANY NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE

DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT.

Section 10.22 Exculpation. The Lenders and the Administrative Agent on behalf of the Lenders shall not enforce the liability and obligation of Borrower, the IDOT Guarantor and any other Loan Party (Borrower, IDOT Guarantor and such other Loan Party for the purposes of this Subsection 10.22 shall be referred to collectively in this Section 10.22 as “Borrower”) to perform and observe the obligations contained in this Agreement, the Notes, the Security Instruments or the other Credit Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that the Lenders and the Administrative Agent on behalf of the Lenders may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable the Lenders and the Administrative Agent on behalf of the Lenders to enforce and realize upon this Agreement, the Notes, the Security Instruments, the other Credit Documents, and the interest in the Real Property Assets, the Personal Property thereon, the Rents and any other Collateral given to the Lenders and the Administrative Agent on behalf of the Lenders under this Agreement, the Notes, the Security Instruments and the other Credit Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Real Property Assets, the Personal Property thereon, in the Rents and in any other Collateral given to the Lenders and the Administrative Agent on behalf of the Lenders. The Lenders and the Administrative Agent on behalf of the Lenders, by accepting this Agreement, the Notes and the Security Instruments, agrees that they shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Notes, the Security Instruments or the other Credit Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by this Agreement, the Notes, the Security Instruments or the other Credit Documents; (ii) impair the right of Lenders and the Administrative Agent on behalf of the Lenders to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instruments; (iii) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Security Instruments, or the other Credit Documents; (iv) impair the right of the Lenders and the Administrative Agent on behalf of the Lenders to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) impair the right of Lender to enforce the provisions of Sections 10.1 of the Security Instruments or Sections 2.11, 4.11, 4.12 and 5.03 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against any Real Property Asset, the Personal Property thereon or any other Collateral or (B) obtain any casualty insurance proceeds or condemnation awards to which the Lenders and the Administrative Agent on behalf of the Lenders would otherwise be entitled under the terms of this Agreement or the Security Instruments; provided however, the Lenders and the Administrative Agent on behalf of the Lenders shall only enforce such judgment to the extent of the casualty insurance proceeds and/or condemnation awards.

Section 10.23 Contributions and Waivers.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Obligations and perform its other obligations under this Agreement and the other Credit Documents and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 10.23 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Administrative Agent or the Lenders (such payment being referred to herein as a “Contribution,” and for purposes of this Section 10.23, includes any exercise of recourse by Administrative Agent against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s Obligations).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Credit Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among each Borrower in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from each other Borrower for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 10.23.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lenders to (a) such Borrower and (b) to each other Borrower hereunder and the Credit Documents to the extent such other Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Borrower to Administrative Agent.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from each other Borrower pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of each other Borrower by each such Funding Borrower pursuant to the Applicable

Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.23 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from each other Borrower in accordance with the provisions of this Section 10.23.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 10.23 shall be paid until all amounts then due and payable by all of Borrowers to Administrative Agent or the Lenders, pursuant to the terms of the Credit Documents, are paid in full in readily available funds. Nothing contained in this Section 10.23 shall limit or affect in any way the Obligations of any Borrower to Lenders under this Agreement or any other Credit Documents.

(i) Each Borrower waives to the extent permitted by Applicable Law:

(i) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii) the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(iii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under this Agreement and any of the other Credit Documents;

(iv) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(vi) any defense based upon any failure by Administrative Agent or the Lenders to obtain collateral for the indebtedness or failure by Administrative Agent or Lenders to perfect a Lien on any collateral;

(vii) presentment, demand, protest and notice of any kind;

(viii) Intentionally Omitted;

(ix) Intentionally Omitted;

(x) any defense based upon any election by Administrative Agent or the Lenders, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(xi) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(xii) any defense based upon any agreement or stipulation entered into by Administrative Agent or the Lenders with respect to the provision of adequate protection in any bankruptcy proceeding;

(xiii) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xiv) any defense based upon the avoidance of any security interest in favor of Administrative Agent or the Lenders for any reason;

(xv) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the Obligations; and

(xvi) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party.

(j) Each Borrower waives to the extent permitted by Applicable Law:

(i) all rights and defenses arising out of an election of remedies by Administrative Agent or Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Credit Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(ii) all rights and defenses that Borrower may have because any of the Obligations are secured by real property. This means, among other things: (A) the Administrative Agent may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (B) if Administrative Agent forecloses on any real property collateral pledged by any other Borrower, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Administrative Agent may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(iii) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Notes, this Agreement, the Security Instruments or the other Credit Documents, including, without limitation, any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Administrative Agent or the Lenders against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE OF SENIOR CREDIT AGREEMENT]

EXECUTED as of the date first referenced above.

2780 ATLANTA LIMITED PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 4J, LLC, a Delaware limited liability company (f/k/a Capstar Oklahoma City Company, L.L.C.)

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 3C, LLC, a Delaware limited liability company, (f/k/a Capstar Tucson Company, L.L.C.)

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 8E, LLC, a Delaware limited liability company, (f/k/a Capstar Windsor Locks Company, L.L.C.)

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE OF SENIOR CREDIT AGREEMENT]

MERISTAR KEY LARGO SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR ANNAPOLIS SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR MAHWAH SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR ALEXANDRIA SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR ALBUQUERQUE SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

MERISTAR SUB 1B, LLC (f/k/a EQUISTAR BELLEVUE COMPANY, L.L.C.), a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 1D, LP (f/k/a CAPSTAR LAJV, L.P.), a Delaware limited partnership

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 7D, LLC (f/k/a CAPSTAR CHICAGO COMPANY, L.L.C.), a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

MERISTAR SUB 7F, LLC (f/k/a CAPSTAR INDIANAPOLIS COMPANY, L.L.C), a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LEHMAN COMMERCIAL PAPER, INC., a New York Corporation

By:	/s/ Francis X. Gilhool
Name:	Francis X. Gilhool
Title:	Authorized Signatory

LEHMAN BROTHERS BANK, FSB, a federal stock savings bank

By:	/s/ Gary Taylor
Name:	Gary Taylor
Title:	Authorized Signatory

[SIGNATURE PAGE OF SENIOR CREDIT AGREEMENT]

The undersigned acknowledges the receipt and approval of this Agreement and the other Credit Documents, and to the extent terms, conditions and/or covenants of this Agreement shall apply to the IDOT Guarantor and/or the Maryland Property, the undersigned agrees to such terms, conditions and/or covenants.

MERISTAR ANNAPOLIS OWNER SPE, LLC, a Delaware limited liability company

By:	/s/ Donald D. Olinger
Name:	Donald D. Olinger
Title:	Authorized Person